                                AMENDMENT NO. 1


                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/

    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-11(c) or 240.14a-12

                                       DATALOGIX INTERNATIONAL INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

    1)   Title of each class of securities to which transaction applies:
                                      Common Stock
         -----------------------------------------------------------------------
    2)   Aggregate number of securities to which transaction applies:
                                       11,183,527
         -----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                         Merger Consideration of $8.00 per share
         -----------------------------------------------------------------------
    4)   Proposed maximum aggregate value of transaction:
                                       $89,468,216
         -----------------------------------------------------------------------
    5)   Total fee paid:
                                         $17,894
         -----------------------------------------------------------------------


/X/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.



    1)   Amount Previously Paid:
         -----------------------------------------------------------------------
    2)   Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
    3)   Filing Party:
         -----------------------------------------------------------------------
    4)   Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                             100 SUMMIT LAKE DRIVE
                            VALHALLA, NEW YORK 10595

                                                               November   , 1996

Dear Shareholder:

    You are cordially invited to attend a Special Meeting of Shareholders of Datalogix International Inc. (the "Special Meeting") to be held at the
                          , on          , [December]   , 1996, at [10:00 a.m.],
local time.

    At the Special Meeting you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of September 24, 1996 (as amended as of October 8, 1996, the "Merger Agreement"), pursuant to which Delphi Acquisition Corporation ("Acquisition Sub"), a Delaware corporation and a wholly-owned subsidiary of Oracle Corporation ("Oracle"), will be merged (the "Merger") with and into Datalogix International Inc. (the "Company"). The Company will be the surviving corporation in the Merger and the entire equity interest in the Company will be owned by Oracle. If the Merger is consummated, each outstanding common share, par value $0.01 per share, of the Company (together with the associated Preferred Share Purchase Rights issued pursuant to a Rights Agreement dated as of August 27, 1996, between the Company and The First National Bank of Boston, as Rights Agent, as amended as of September 24, 1996, referred to as the "Common Shares"), except those shares owned by Oracle or the Company (the "Public Shares," and the holders thereof, the "Public Shareholders") or by shareholders who perfect their dissenters' rights in accordance with the New York Business Corporation Law, will be converted into the right to receive $8.00 per Common Share in cash, without interest.

    Enclosed with this letter is a Notice of Special Meeting, Proxy Statement, Proxy Card and return envelope. I urge you to read the enclosed material carefully.

    YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER, AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.


    In arriving at its recommendation, your Board of Directors gave careful consideration to a number of factors described in the accompanying Proxy Statement, including, among other things, the opinion of Robertson, Stephens & Company LLC, the financial advisor to the Board of Directors in connection with the Merger, that the consideration to be paid in the proposed Merger is fair, from a financial point of view, to the Company and its shareholders. THE FULL TEXT OF SUCH OPINION IS ATTACHED AS ANNEX B TO THE PROXY STATEMENT AND SHAREHOLDERS ARE URGED TO READ IT IN ITS ENTIRETY.


    Pursuant to the New York Business Corporation Law, the affirmative vote of holders of at least 66 2/3% of all of the outstanding Common Shares is required to approve the Merger. Oracle, which as of the date hereof, owns approximately 13.4% of the outstanding Common Shares, has agreed to vote for the Merger.

    YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying Proxy Card and return it in the enclosed prepaid envelope as soon as possible. If you attend the Special Meeting, you may vote your shares in person, even if you have previously submitted a Proxy Card.

    If the Merger becomes effective, a Letter of Transmittal with instructions will be mailed to all shareholders of record to use in surrendering their certificates representing Common Shares. PLEASE DO NOT SEND YOUR CERTIFICATES UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL.

    Your continued support of and interest in Datalogix International Inc. is greatly appreciated.

                                          Sincerely,

                                          Raymond V. Sozzi
                                          President, Chief Operating Officer
                                          and Acting Chief Executive Officer

                                     [LOGO]

                             100 SUMMIT LAKE DRIVE
                            VALHALLA, NEW YORK 10595
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER   , 1996

To the Shareholders of Datalogix International Inc.:

    Notice is hereby given that a Special Meeting of Shareholders of Datalogix International Inc. (the "Company") will be held at the
                          , on          , [December]   , 1996 at [10:00] a.m.,
local time (the "Special Meeting"), for the following purposes:

        1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of September 24, 1996 (as amended as of October 8, 1996, the "Merger Agreement"), pursuant to which Delphi Acquisition Corporation ("Acquisition Sub"), a Delaware corporation and a wholly owned subsidiary of Oracle Corporation, a Delaware corporation ("Oracle"), will be merged with and into the Company (the "Merger"). The Company will be the surviving corporation in the Merger and the entire equity interest in the Company will be owned by Oracle. As a result of the Merger, each outstanding common share, par value $0.01 per share, of the Company (together with the associated Preferred Share Purchase Rights issued pursuant to a Rights Agreement dated as of August 27, 1996, between the Company and The First National Bank of Boston, as Rights Agent, as amended as of September 24, 1996, referred to as the "Common Shares"), except those shares owned by Oracle or the Company and by shareholders who perfect their dissenters' rights in accordance with the New York Business Corporation Law (the "NYBCL"), would be converted into the right to receive $8.00 in cash, without interest, all as more fully described in the accompanying Proxy Statement.

        2. To transact such other business as may properly be brought before the Special Meeting or any adjournments or postponements thereof.

    Only holders of the Common Shares of record at the close of business on
October   , 1996 are entitled to notice of and to vote at the Special Meeting.
Each Common Share outstanding on such date is entitled to one vote at the Special Meeting.

    If the Merger is consummated, the shareholders of the Company who dissent from the proposed Merger and comply with the requirements of Section 623 of the NYBCL will have the right to receive payment in cash of the fair value of their Common Shares. See "The Merger--Dissenters' Rights" in the accompanying Proxy Statement and Annex C thereto for a statement of the rights of dissenting shareholders and a description of the procedures required to be followed to obtain the fair value of the Common Shares.

    Pursuant to the NYBCL, the affirmative vote of holders of at least 66 2/3% of all of the outstanding Common Shares is required to approve the Merger. Oracle, which as of the date hereof, owns approximately 13.4% of the outstanding Common Shares, has agreed to vote for the Merger.

                                          By Order of the Board of Directors,

                                          Barbara Arnold
                                          Assistant Secretary

Valhalla, New York
November   , 1996

    YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF COMMON SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE WITHOUT DELAY. ANY SHAREHOLDER PRESENT AT THE SPECIAL MEETING MAY VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE SPECIAL MEETING AND ANY PROXY GIVEN BY A SHAREHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED.

    PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

                                     [LOGO]

                             100 SUMMIT LAKE DRIVE
                            VALHALLA, NEW YORK 10595

                            ------------------------

              PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON DECEMBER       , 1996

                            ------------------------

                                  INTRODUCTION

    This Proxy Statement is being furnished to the shareholders of Datalogix International Inc., a New York corporation ("Datalogix" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") from holders of outstanding common shares, par value $0.01 per share, of the Company (together with the associated Preferred Share Purchase Rights (the "Rights") issued pursuant to a Rights Agreement dated as of August 27, 1996, between the Company and The First National Bank of Boston, as Rights Agent, as amended as of September 24, 1996, referred to as the "Common Shares"), for use at a Special Meeting of
Shareholders of the Company to be held on          , December   , 1996 at 10:00
a.m., local time, at the
                                                , and at any adjournments or
postponements thereof (the "Special Meeting"). This Proxy Statement and the related proxy card are first being mailed to shareholders on or about November
  , 1996.

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


THE SPECIAL MEETING


    At the Special Meeting, holders of Common Shares will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of September 24, 1996 (as amended as of October 8, 1996, the "Merger Agreement"), pursuant to which: (a) Delphi Acquisition Corporation ("Acquisition Sub"), a Delaware corporation and a wholly owned subsidiary of Oracle Corporation, a Delaware corporation ("Oracle"), will be merged with and into the Company (the "Merger"), and the entire equity interest in the Company, as the surviving corporation in the Merger, will be owned by Oracle; and (b) each Common Share that is outstanding at the effective time of the Merger (the "Effective Time"), other than Common Shares held by Oracle or the Company (the "Public Shares," and the holders thereof, the "Public Shareholders") or Public Shares in respect of which dissenters' rights have been perfected, will be converted into the right to receive $8.00 per share in cash, without interest (the "Merger Consideration"). Common Shares held by Oracle will be cancelled without consideration. The Board of Directors has unanimously approved and adopted the Merger Agreement. The Board of Directors unanimously recommends that shareholders vote FOR approval and adoption of the Merger Agreement.


RECORD DATE; QUORUM; REQUIRED VOTE



    The close of business on November 11, 1996 (the "Record Date") has been fixed as the record date for determining holders of Common Shares entitled to vote at the Special Meeting. Each Common Share outstanding on such date is entitled to one vote at the Special Meeting. As of
the Record Date,       Common Shares were outstanding and held of record by
approximately       holders. The presence, in person or by proxy, of the holders of a majority of the outstanding Common Shares entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at the Special Meeting. Abstentions and broker non-votes (where a broker or other holder submits a proxy but does not have authority to vote a customer's Common Shares) will be considered present for purposes of establishing a quorum.

    Pursuant to the New York Business Corporation law (the "NYBCL"), the affirmative vote of holders of at least 66 2/3% of all of the outstanding Common Shares is required to approve and adopt the Merger Agreement. Oracle, which as of the date of this Proxy Statement, owns approximately 13.4% of the outstanding Common Shares, has agreed to vote for the Merger. Although there is no agreement to do so, the Company believes that each of the directors and executive officers of the Company will vote his Common Shares or Common Shares over which he controls the voting power, representing in the aggregate less than 1% of the Common Shares entitled to vote at the Special Meeting, in favor of approval and adoption of the Merger Agreement. Although the Merger has not been structured to require the approval of at least a majority of the unaffiliated shareholders of the Company, the effect of the 66 2/3% vote required under the NYBCL is to require the vote of holders of in excess of a majority of the Public Shares to approve and adopt the Merger Agreement.

    Any holder of Common Shares on the Record Date who objects to the Merger may dissent from the Merger and demand in writing that the Company pay to such shareholder in cash the fair value of all of his Common Shares as of the day prior to the voting by the shareholders of the Company on the Merger, in lieu of receiving the Merger Consideration under the Merger Agreement. This right to dissent and to receive payment is available pursuant to Section 910 of the NYBCL, provided that the shareholder strictly complies with Section 623 of the NYBCL. All references to, and summaries of, Sections 623 and 910 of the NYBCL in this Proxy Statement are qualified in their entirety by reference to the texts thereof which are annexed to this Proxy Statement as Annex C hereto. See "The Merger--Dissenters' Rights."


PROXIES


    Common Shares represented by properly executed proxies received at or prior to the Special Meeting and which have not been revoked will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed proxy, such proxies will be voted FOR approval and adoption of the Merger Agreement.

    A shareholder who has given a proxy may revoke such proxy at any time prior to its exercise at the Special Meeting by (i) giving written notice of revocation to the Assistant Secretary of the Company, (ii) properly submitting to the Company a duly executed proxy bearing a later date, or (iii) attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in and of itself revoke a proxy. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Datalogix International Inc., 100 Summit Lake Drive, Valhalla, NY 10595, Attention: Barbara Arnold, Assistant Secretary.

    If the Special Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

    SHAREHOLDERS SHOULD NOT SEND ANY SHARE CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS CONSUMMATED, THE PROCEDURE FOR THE EXCHANGE OF CERTIFICATES REPRESENTING COMMON SHARES WILL BE AS SET FORTH IN THIS PROXY STATEMENT. SEE "THE MERGER--GENERAL--SURRENDER OF SHARE CERTIFICATES."

    The cost of solicitation of the shareholders of the Company will be paid by the Company. Such cost will include the reimbursement of banks, brokerage firms, nominees, fiduciaries and custodians for the expenses of forwarding solicitation materials to beneficial owners of shares. In addition to the solicitation of proxies by use of mail, the directors, officers and employees of the Company may solicit proxies personally or by telephone, telegraph or facsimile transmission. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. In addition, the Company has retained Corporate Investor Communications, Inc. to assist in soliciting proxies and to provide materials to banks, brokerage firms, nominees, fiduciaries and other custodians. For such services the Company will pay to Corporate Investor Communications, Inc. a fee of approximately $3,500, plus expenses.


    NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON.

    All information contained in this Proxy Statement relating to Oracle, Acquisition Sub and their affiliates (other than the Company) has been supplied by Oracle for inclusion herein and has not been independently verified by the Company.

    The Board of Directors knows of no additional matters that will be presented for consideration at the Special Meeting. Execution of the accompanying proxy, however, confers on the designated proxyholders discretionary authority to vote the Common Shares covered thereby in accordance with their best judgment on such other business, if any, that may properly come before, and all matters incident to the conduct of, the Special Meeting or any adjournments or postponements thereof.
                            ------------------------

    The date of this Proxy Statement is November   , 1996 and the approximate
date it will first be mailed to shareholders is November   , 1996.

                               TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                             ---------
INTRODUCTION...............................................................................................          i
  The Special Meeting......................................................................................          i
  Record Date; Quorum; Required Vote.......................................................................          i
  Proxies..................................................................................................         ii
SUMMARY....................................................................................................          1
  The Special Meeting......................................................................................          1
  Special Factors..........................................................................................          1
  The Merger...............................................................................................          3
  Market Prices Of And Dividends On The Common Shares......................................................          5
  Selected Consolidated Financial Data Of The Company......................................................          6
  The Parties..............................................................................................          8
SPECIAL FACTORS............................................................................................         10
  Background Of The Merger.................................................................................         10
  Purpose And Structure Of The Merger......................................................................         13
  Recommendation Of The Board Of Directors Of The Company; Fairness Of The Merger..........................         14
  Opinion Of Financial Advisor; Summary of Financial Analyses..............................................         16
  Perspective of Oracle on the Merger......................................................................         19
  Plans For The Company After The Merger...................................................................         19
  Certain Effects Of The Merger............................................................................         20
  Interest Of Certain Persons In The Merger................................................................         21
  Certain U.S. Federal Income Tax Consequences.............................................................         25
  Sources and Uses of Funds................................................................................         25
  Initial Public Offering of Common Stock..................................................................         26
  Regulatory Approvals.....................................................................................         26
THE MERGER.................................................................................................         27
  General..................................................................................................         27
  Conditions to the Merger, Waiver.........................................................................         29
  Termination..............................................................................................         30
  Fees and Expenses........................................................................................         30
  Representations and Warranties...........................................................................         30
  Conduct of Business Pending the Merger...................................................................         32
  No Solicitation..........................................................................................         33
  Access to Information....................................................................................         34
  Legal Compliance.........................................................................................         34
  Indemnification of Directors and Officers................................................................         34
  Accounting Treatment.....................................................................................         35
  Payment for Public Shares; Sources Of Funds..............................................................         35
  Dissenters' Rights.......................................................................................         35
DESCRIPTION OF CAPITAL STOCK OF DATALOGIX..................................................................         37
  Common Stock.............................................................................................         37
  Preferred Stock..........................................................................................         37
  Registration Rights of Certain Holders...................................................................         37
MARKET PRICES AND DIVIDENDS................................................................................         39
SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY........................................................         40
OWNERSHIP OF COMMON SHARES.................................................................................         42
  Security Ownership of Certain Beneficial Owners..........................................................         42
TRANSACTIONS BY CERTAIN PERSONS IN COMMON SHARES...........................................................         43

                                                                                                               PAGE
                                                                                                             ---------
MANAGEMENT OF ORACLE, ACQUISITION SUB AND THE COMPANY......................................................         44
  Directors and Executive Officers of Oracle...............................................................         44
  Directors and Executive Officers of Acquisition Sub......................................................         47
  Directors and Executive Officers of The Company..........................................................         47
  Certain Proceedings......................................................................................         50
INDEPENDENT PUBLIC ACCOUNTANTS.............................................................................         51
MISCELLANEOUS..............................................................................................         51
PROXY SOLICITATION.........................................................................................         51
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................................         51
AVAILABLE INFORMATION......................................................................................         52
ADDITIONAL INFORMATION.....................................................................................         52
SHAREHOLDER PROPOSALS......................................................................................         53

FINANCIAL STATEMENTS.......................................................................................        F-1
ANNEX A--Agreement and Plan of Merger......................................................................        A-1
ANNEX B--Opinion of Financial Advisor......................................................................        B-1
ANNEX C--Sections of the New York Business Corporation Law.................................................        C-1

                                    SUMMARY

    THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT. THIS SUMMARY IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF THE MATTERS COVERED IN THIS PROXY STATEMENT AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT, INCLUDING THE ANNEXES HERETO AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. CAPITALIZED TERMS USED BUT NOT DEFINED IN THIS SUMMARY SHALL HAVE THE MEANINGS ASCRIBED TO THEM ELSEWHERE IN THIS PROXY STATEMENT. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE ENTIRE PROXY STATEMENT, INCLUDING THE ANNEXES.

THE SPECIAL MEETING

    TIME, DATE AND PLACE.  A Special Meeting of shareholders of the Company will
be held on       , [December]   , 1996 at [10:00 a.m.], local time, at the
            (the "Special Meeting").

    PURPOSE OF THE SPECIAL MEETING. The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement, a copy of which is attached to this Proxy Statement as Annex A. See
"Introduction--The Special Meeting."


    RECORD DATE; QUORUM. The close of business on November 11, 1996 (the "Record Date") has been fixed as the record date for determining holders of Common Shares entitled to vote at the Special Meeting. Each Common Share outstanding on such date is entitled to one vote at the Special Meeting. As of
the Record Date,       Common Shares were outstanding and held of record by
      holders. The presence, in person or by proxy, of the holders of a majority of the Common Shares entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at the Special Meeting. Abstentions and broker non-votes (where a broker or other holder submits a proxy but does not have authority to vote a customer's Common Shares) will be considered present for purposes of establishing a quorum. See "Introduction--Record Date; Quorum; Required Vote."


    REQUIRED VOTE. Pursuant to the New York Business Corporation Law (the "NYBCL"), the affirmative vote of holders of at least 66 2/3% of all of the Common Shares is required to approve and adopt the Merger Agreement. Oracle, which as of the date of this Proxy Statement, owns approximately 13.4% of the outstanding Common Shares, has agreed to vote for the Merger. Although there is no agreement to do so, the Company believes that each of the directors and executive officers of the Company will vote his Common Shares or Common Shares over which he controls the voting power, representing in the aggregate less than 1% of the Common Shares entitled to vote at the Special Meeting, in favor of approval and adoption of the Merger Agreement. Although the Merger has not been structured to require the approval of at least a majority of the unaffiliated shareholders of the Company, the effect of the 66 2/3% vote required under the NYBCL is to require the vote of holders of in excess of a majority of the Public Shares to approve and adopt the Merger Agreement. See "Introduction--Record Date; Quorum; Required Vote."

    PROXIES. A proxy card is enclosed for use at the Special Meeting. A proxy may be revoked at any time prior to its exercise at the Special Meeting. Common Shares represented by properly executed proxies received at or prior to the Special Meeting and which have not been revoked will be voted in accordance with the instructions indicated therein. If no instructions are indicated on a properly executed proxy, such proxy will be voted FOR approval and adoption of the Merger Agreement. See "Introduction--Proxies."

SPECIAL FACTORS

    BACKGROUND OF THE MERGER. For a description of the events leading to the approval and adoption of the Merger Agreement by the Company's Board of Directors, see "Special Factors--Background of the Merger."

    PURPOSE AND STRUCTURE OF THE MERGER. Oracle's purpose for the Merger is to acquire all of the remaining equity interest in the Company not currently owned by it for the reasons described in "Special Factors--Purpose and Structure of the Merger." The acquisition of the equity interest represented by the Common Shares outstanding as of the Effective Time (as hereinafter defined) and not currently owned by Oracle or the Company (the "Public Shares") from the holders of such shares (the "Public Shareholders") is structured as a cash merger in order to transfer ownership of that equity interest to Oracle in a single transaction and provides the Public Shareholders with prompt payment in cash in exchange for the Public Shares. See "Special Factors--Purpose and Structure of the Merger."

    RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE MERGER. The Board of Directors of the Company (the "Board of Directors") concluded that the terms of the Merger are fair to, and in the best interests of, the Public Shareholders. Accordingly, the Board of Directors has unanimously approved and adopted the Merger Agreement. The Board of Directors recommends a vote FOR approval and adoption of the Merger Agreement. For a discussion of the factors considered by the Board of Directors in making its recommendation, see "Special Factors--Recommendation of the Board of Directors of the Company; Fairness of the Merger."

    OPINION OF FINANCIAL ADVISOR. Robertson Stephens & Company LLC ("Robertson Stephens") delivered its oral opinion to the Board of Directors on September 19, 1996, confirmed in writing by a written opinion dated September 23, 1996, to the effect that, as of such dates, the consideration payable in the Merger is fair, from a financial point of view, to Datalogix and its shareholders. The full text of the written opinion of Robertson Stephens, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex B and is incorporated herein by reference. Holders of Public Shares are urged to, and should, read such opinion in its entirety. See "Special Factors--Opinion of Financial Advisor; Summary of Financial Analyses."

    INTEREST OF CERTAIN PERSONS IN THE MERGER. In considering the recommendation of the Board of Directors with respect to the Merger, the Public Shareholders should be aware that certain officers and directors have certain interests summarized below that present actual or potential conflicts of interest in connection with the Merger. For a more detailed discussion of such interests, see "Special Factors-- Interest of Certain Persons in the Merger." The Board of Directors was aware of potential or actual conflicts of interest and considered them along with other matters described under "Special Factors-- Recommendation of the Board of Directors of the Company; Fairness of the Merger."

    As of the date of this Proxy Statement, Oracle owned an aggregate of 1,566,287 Common Shares, representing approximately 13.4% of the outstanding Common Shares on that date. As of September 30, 1996, the current directors and executive officers of the Company beneficially owned an aggregate of 439,541 Public Shares (including options to acquire Common Shares), constituting less than 4% of all Common Shares beneficially owned. See "Ownership of Common Shares--Security Ownership of Certain Beneficial Owners."

    For a description of current relationships and certain transactions between Oracle and the Company, see "Special Factors--Interest of Certain Persons in the Merger." For a discussion of certain agreements by Oracle with respect to indemnification of directors and officers of the Company, see "The Merger-- Indemnification of Directors and Officers."

    CERTAIN EFFECTS OF THE MERGER. Upon consummation of the Merger, each Public Share, other than shares as to which dissenters' rights have been perfected under the NYBCL ("Dissenting Shares"), will be converted into the right to receive $8.00 in cash, without interest. The Public Shareholders will cease to have any ownership interest in the Company or rights as shareholders of the Company. The Public Shareholders will no longer benefit from any increases in the value of the Company and will no longer bear the risk of any decreases in value of the Company. See "Special Factors--Certain Effects of the Merger."

    Following the Merger, Oracle, which currently owns approximately 13.4% of the outstanding Common Shares, will own 100% of the surviving corporation's outstanding Common Shares. Oracle will have complete control over the management and conduct of the Company's business, all income generated by the Company and any future increase in the Company's value. Similarly, Oracle will also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

    As a result of the Merger, the Company will be privately held and there will be no public market for the Common Shares. Upon consummation of the Merger, the Common Shares will cease to be quoted on the Nasdaq National Market System, the registration of the Common Shares under the Exchange Act will be terminated and the Company will cease filing reports with the Commission. Moreover, the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act and its officers, directors and 10% shareholders will be relieved of the reporting requirements and restrictions on insider trading under Section 16 of the Exchange Act. Accordingly, less information will be required to be made publicly available than presently is the case. See "Special Factors--Certain Effects of the Merger."

    CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Public Shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction for foreign, state and local income tax purposes as well. Public Shareholders should consult their own tax advisors regarding the U.S. federal income tax consequences of the Merger, as well as any tax consequences under the laws of any state or other jurisdiction. The Company will not recognize any gain or loss as a result of the Merger for U.S. federal income tax purposes. See "Special Factors--Certain Federal Income Tax Consequences."

THE MERGER

    GENERAL. Upon consummation of the Merger, Acquisition Sub will be merged with and into the Company and the Company will be the surviving corporation (the "Surviving Corporation"). The Surviving Corporation will succeed to all the rights and obligations of the Company and Acquisition Sub. See "The Merger--General."

    EFFECTIVE TIME OF MERGER. Pursuant to the Merger Agreement, the Effective Time will occur upon the filing of a certificate of merger with the Delaware Secretary of State and by the New York Department of State. See "The Merger--General--Effective Time of Merger."

    TREATMENT OF SHARES IN THE MERGER. At the Effective Time: (a) each Common Share outstanding immediately prior to the Effective Time, except for (i) Common Shares then owned by Oracle, (ii) Common Shares then owned by the Company and
(iii) Dissenting Shares, shall be converted into the right to receive $8.00 in cash, payable to the holder thereof, without interest thereon, upon surrender of the certificate representing such Common Share and (b) each Common Share outstanding immediately prior to the Effective Time which is then owned by Oracle shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist, without any conversion thereof.

    Each Acquisition Sub common share outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one fully paid and non-assessable common share of the Surviving Corporation. See "The Merger--General--Treatment of Shares in the Merger" and "--Dissenters' Rights."

    SURRENDER OF SHARE CERTIFICATES. Promptly after the Effective Time, the Surviving Corporation shall cause The First National Bank of Boston , as Paying Agent (the "Paying Agent"), to mail to each holder of record as of the Effective Time (other than Oracle) of an outstanding certificate or certificates for Common Shares, a letter of transmittal and instructions for use in effecting the surrender of such certificates for payment in accordance with the Merger Agreement. Upon surrender to the Paying Agent of a certificate, together with a duly executed letter of transmittal, the holder thereof shall be entitled to receive cash in an amount equal to the product of the number of Common Shares represented by such certificate and $8.00 in cash, without interest thereon (the "Merger Consideration"), less any applicable withholding tax, and such certificate shall then be canceled.

    Until surrendered pursuant to the procedures described above, each certificate (other than certificates representing Common Shares owned by Oracle and certificates representing Dissenting Shares), shall represent for all purposes solely the right to receive the Merger Consideration multiplied by the number of Common Shares evidenced by such certificate. See "The
Merger--General--Exchange of Share Certificates."

    SHAREHOLDERS OF THE COMPANY SHOULD NOT SEND ANY SHARE CERTIFICATES WITH THEIR PROXY CARDS. TRANSMITTAL MATERIALS AND INSTRUCTIONS RELATING TO STOCK CERTIFICATES WILL BE MAILED TO SHAREHOLDERS AS SOON AS PRACTICABLE AFTER THE EFFECTIVE TIME. SEE "THE MERGER."

    CONDITIONS TO THE MERGER. The obligations of the parties to consummate the Merger are subject to the approval of the Merger Agreement by the shareholders of the Company, and compliance with other covenants and conditions. See "The Merger--Conditions to the Merger, Waiver."


    SOURCES OF FUNDS. It is currently expected that approximately $81 million will be required to pay the Merger Consideration to the Public Shareholders (assuming no such holder exercises dissenters' rights) and approximately $665,000 will be required to pay the expenses of Oracle and Acquisition Sub in connection with the Merger, and that such funds will be furnished from available
general funds of Oracle. It is currently expected that approximately       will
be required to pay the expenses of the Company and that such funds will be furnished from available general funds of the Company. See "The Merger-- Payment of Public Shares; Sources of Funds" and "Special Factors--Sources and Uses of Funds." If the Merger Agreement is terminated prior to the Effective Time, under certain circumstances, the Company will be required to pay to Oracle the sum of
(a) the lesser of the amount of Oracle's Expenses (as defined in the Merger Agreement) or $1,000,000 and (b) a "Termination Fee" in the amount of $3,000,000. See "The Merger--Fees and Expenses."


    ACCOUNTING TREATMENT. The Merger will be accounted for as a "purchase" as such term is used under generally accepted accounting principles for accounting and financial reporting purposes. See "The Merger--Accounting Treatment."

    DISSENTERS' RIGHTS. In connection with the Merger, the Public Shareholders will be entitled to seek payment in cash of the fair value of their Common Shares under Sections 623 and 910 of the NYBCL, subject to their satisfaction of the conditions for dissenters' rights established by Sections 623. Sections 623 and 910 are set forth in full in Annex C hereto. Any deviation from the requirements of Section 623 may result in a forfeiture of appraisal rights. See "The Merger--Dissenters' Rights."

MARKET PRICES OF AND DIVIDENDS ON THE COMMON SHARES

    The Common Shares are traded on the Nasdaq National Market System under the symbol "DLGX."

    The following table sets forth, for the fiscal periods indicated, the high and low closing sales prices per Common Share, as quoted on the Nasdaq National Market System:


  FISCAL PERIOD                                                                     HIGH         LOW
-----------------------------------------------------------------------------        ---         ---
1995:
  Fourth Quarter (commencing June 15, 1995)..................................  $      251/4 $      235/8
1996:
  First Quarter..............................................................  $      26   $      141/4
  Second Quarter.............................................................         16           85/8
  Third Quarter..............................................................         16          10
  Fourth Quarter.............................................................          93/4         67/8
1997:
  First Quarter..............................................................  $       8   $       43/8
  Second Quarter (through November   , 1996).................................


    On September 23, 1996, the day before the Merger Agreement was publicly announced, the closing sales price of the Common Shares on the Nasdaq National
Market System was $6.25 per share. On November   , 1996, the closing price of
the Common Shares on the Nasdaq National Market System was $         per share.
HOLDERS OF COMMON SHARES ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THEIR SHARES.

    The Company has never paid a cash dividend on the Common Shares and does not anticipate paying one in the foreseeable future.

              SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY

    Certain selected consolidated historical financial data of the Company is set forth below and under "Selected Consolidated Financial Data of the Company." The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company and related Notes included elsewhere in this Proxy Statement, and with other financial information incorporated by reference into this Proxy Statement.

                                       THREE MONTHS ENDED                FOR THE FISCAL YEARS ENDED JUNE 30,
                                  ----------------------------  -----------------------------------------------------
                                  SEPTEMBER 30,  SEPTEMBER 30,
                                      1996           1995         1996       1995       1994       1993       1992
                                  -------------  -------------  ---------  ---------  ---------  ---------  ---------

                                                 (IN THOUSANDS, EXCEPT FOR PER SHARE DATA AND RATIOS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  License fees..................                                $  23,515  $  26,852  $  14,189  $   8,106  $   6,035
  Services......................                                   25,668     16,326     10,559      9,978      9,384
                                                                ---------  ---------  ---------  ---------  ---------
    Total revenues..............                                   49,183     43,178     24,748     18,084     15,419
                                                                ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Cost of license fees..........                                    7,862      5,618      2,077      1,975        950
  Cost of services..............                                   18,109     10,334      6,024      6,543      6,251
  Sales and marketing...........                                   16,418     13,670      8,589      8,551      9,563
  Research and development......                                    9,386      6,271      4,554      7,308      4,342
  General and administrative....                                    7,218      4,433      2,097      2,498      2,718
  Nonrecurring item (1).........                                   --         --         --         --          5,291
                                                                ---------  ---------  ---------  ---------  ---------
    Total operating expenses....                                   58,993     40,326     23,341     26,875     29,115
                                                                ---------  ---------  ---------  ---------  ---------
Income (loss) from operations...                                   (9,810)     2,852      1,407     (8,791)   (13,696)
Interest income (expense), net..                                    1,828         73        (92)      (177)       (54)
                                                                ---------  ---------  ---------  ---------  ---------
Income (loss) before taxes......                                   (7,982)     2,925      1,315     (8,968)   (13,750)
Provision (benefit) for income
  taxes (2).....................                                       50     (2,405)    --         --         --
                                                                ---------  ---------  ---------  ---------  ---------
Net income (loss)...............                                $  (8,032) $   5,330  $   1,315  $  (8,968) $ (13,750)
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
Earnings (loss) per share.......                                $   (0.70) $    0.59  $    0.16
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------
Weighted average number of
  common and common equivalent
  shares outstanding (3)........                                   11,426      9,048      8,313
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------
Ratio of earnings to fixed
  charges.......................                                       (A)      6.9x
                                                                ---------  ---------  ---------
Book value per share............                                $    3.70


                                     THREE MONTHS ENDED                          AS OF JUNE 30,
                                ----------------------------  -----------------------------------------------------
                                SEPTEMBER 30,  SEPTEMBER 30,
                                    1996           1995         1996       1995       1994       1993       1992
                                -------------  -------------  ---------  ---------  ---------  ---------  ---------

                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.....                                $  34,019  $  43,762  $   4,050  $   4,981  $     609
Working capital (deficiency)..                                   32,336     44,795        312         42    (10,969)
Total assets..................                                   57,904     65,051     17,596     15,715     12,626
Total assets less deferred
  research and development
  charges.....................                                   55,021     62,769     15,746     14,166      6,001
Long-term liabilities.........                                      269        551      1,865      2,815      1,289
Redeemable convertible
  preferred stock.............                                   --         --         28,477     28,477      5,014
Shareholders' equity
  (deficit)...................                                   41,275     49,291    (26,882)   (28,145)   (13,107)

    The above selected historical consolidated financial information of the Company is qualified by reference to and should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere herein and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's Annual Report on Form 10-K for the year ended June 30, 1996, which is incorporated herein by reference. In fiscal 1996, the Company restated its first and second quarters and made certain adjustments of approximately $5,900 in the fourth quarter. See Note 12 of notes to consolidated financial statements.

------------------------

(1) In fiscal 1992, the Company recorded a charge which related to costs associated with a reduction in the Company's workforce, costs related to redundancies in certain management positions and certain nonrecurring costs attendant to the development and introduction of GEMMS. The charge includes $1,224 of severance and related costs for workforce reductions, $3,100 in estimated settlement costs with customers and $967 in other product related costs. All costs but the settlement costs resulted in cash outlays in fiscal 1993. The matters for which settlement costs were estimated and provided for in fiscal 1992 were substantially settled in fiscal 1993 and 1994. Payment terms associated with settlement costs varied, extending as long as three years. As of June 30, 1996 there were no obligations outstanding for settlement of these costs.

(2) See Note 10 of notes to consolidated financial statements.

(3) See Note 2 of notes to consolidated financial statements.

(A) As a result of the loss incurred for the fiscal year ended June 30, 1996, earnings were insufficient to cover fixed charges in the amount of $545 during such period.

THE PARTIES

    DATALOGIX.

    Incorporated in New York in 1981, Datalogix provides open, client/server software for managing the manufacturing, logistics, and financial operations of process manufacturing companies worldwide. The Company provides two comprehensive software solutions, GEMMS and CIMPRO, which perform mission-critical functions for process manufacturing companies. GEMMS (Global Enterprise Manufacturing Management System) and CIMPRO (Computer Integrated Manufacturing for PROcess) each consists of a series of integrated applications modules that can be combined to meet customer-specific needs. These modules include, among others, Formula Management, Production Management, Production Scheduling, Inventory Management, Product Costing, Laboratory Management, Regulatory Management and financial management applications. The Company also provides a broad range of client services including implementation and consulting services, education, training and customer support. The Company's products are used by over 350 customers worldwide that manufacture consumer packaged goods (food, beverage, health and beauty aids) and industrial products (chemical, pharmaceutical and petroleum), including many of the world's most successful process manufacturing companies.

    ORACLE.

    Oracle is the world's leading independent supplier of software for information management. In 1979, Oracle introduced the first commercially available relational database management system for the storing, manipulating and sharing of information. Oracle's primary information management products can be categorized in three primary product families: Server Technologies (distributed database servers, connectivity products and gateways), Application Development and Business Intelligence Tools (application design, application development, and data access tools) and Client Server Business Applications (modules for finance and administration, discrete manufacturing, distribution and human resources). Oracle's principal product is a multimedia, relational database management system ("DBMS") that runs on a broad range of computers, including massively parallel, clustered, symmetrical multi-processing, minicomputers, workstations, personal computers and laptop computers and over 85 different operating systems, primarily UNIX, Digital, VAX, Windows NT and Netware. Oracle7-Registered Trademark- relational DBMS is a key component of Oracle-Registered Trademark- Universal Server-Registered Trademark-, a database server for relational video, audio, text, messaging, spatial and other types of data. Oracle's Application Development and Business Intelligence Tools and Client Server Business Applications also run on a broad range of operating systems including UNIX, Windows and Windows NT. Oracle also offers consulting, education, support and systems integration services in support of its customers' use of Oracle's software products.

    Oracle was incorporated on October 29, 1986 in connection with a reincorporation of Oracle's predecessor in Delaware, which was completed on March 12, 1987. Oracle's primary operating subsidiary, Oracle Corporation, a California corporation, was incorporated in June 1977. In May 1995, Oracle Corporation was merged into Oracle Systems Corporation, a Delaware corporation, whose name was changed to Oracle Corporation. Unless the context otherwise requires, "Oracle" refers to Oracle Corporation, its predecessor and its subsidiaries. Oracle maintains its executive offices and principal facilities at 500 Oracle Parkway, Redwood Shores, California 94065. Its telephone number is
(415) 506-7000.

    DELPHI ACQUISITION CORPORATION.

    Acquisition Sub is a Delaware corporation organized on September 20, 1996 in connection with the Merger. Acquisition Sub's principal executive offices are located at 500 Oracle Parkway, Redwood Shores, California 94065. Oracle is the sole stockholder of Acquisition Sub. The sole director of Acquisition Sub is David J. Roux. The executive officers of Acquisition Sub are David J. Roux and Thomas Theodores. Mr. Roux's principal occupation is to serve as the Executive Vice President, Corporate Development of Oracle. Mr. Theodores' principal occupation is to serve as Vice President, Corporate Legal, and Assistant

Secretary of Oracle. For additional information regarding Mr. Roux and Mr. Theodores, see the section entitled "Management of Oracle, Acquisition Sub and the Company--Directors and Executive Officers of Oracle"; and "--Directors and Officers of Acquisition Sub."

    Prior to the Merger, Acquisition Sub will not have any significant assets or liabilities (other than its rights and obligations in connection with the Merger Agreement) and will not engage in any activities other than those incident to its formation and the transactions contemplated by the Merger Agreement. Pursuant to the terms of the Merger Agreement, at the consummation of the Merger, Acquisition Sub will be merged with and into the Company, and Acquisition Sub will cease to exist.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

    The first contacts between the Company and Oracle arose in the context of exploring a relationship between the Company and Oracle for purposes of marketing and distributing the Company's products. Discussions in respect thereof took place between representatives of both companies commencing in May 1994. On September 6, 1994, the Company entered into formal contractual arrangements with Oracle pursuant to which Oracle became authorized to market the Company's GEMMS product under the name "Oracle GEMMS" as Oracle's preferred solution for process manufacturing software. Oracle believed that the Company's GEMMS product complemented Oracle's discrete manufacturing software products to provide a more complete offering to Oracle's customers. Concurrently therewith, the Company sold Oracle shares of its Preferred Stock which were convertible into 1,200,640 shares (as adjusted to reflect a 1-for-2 reverse stock split in April 1995 (the "Stock Split")) of Common Stock at $3.75 per share of Common Stock. On the same date, the Company sold to Oracle for $1,000 a warrant to purchase 890,426 shares (as adjusted to reflect the Stock Split) of Common Stock with an exercise price equal to $5.62 per share.

    On June 15, 1995, the Preferred Stock of the Company held by Oracle was automatically converted into Common Stock, and Oracle exercised its warrant and sold 230,415 shares of Common Stock as a selling shareholder in the Company's initial public offering of Common Stock.

    In the fall of 1995, representatives of Robertson Stephens had a number of conversations with senior management concerning strategic alternatives Datalogix might consider pursuing, including potential acquisitions. Such discussions were general in nature and did not result in any formal actions or consideration by Datalogix's Board of Directors.

    On March 27, 1996, representatives of Robertson Stephens met with Richard Giordanella, the Company's then President, Chief Executive Officer and Chairman of the Board, to discuss strategic alternatives to the Company's business operations. At this meeting, the participants explored potential acquisitions, either of or by the Company, as well as business combinations and strategic alliances. These discussions focused on the advantages to the Company that would exist if the Company could offer a total software solution rather than software that addressed only a part of a customer's software needs.

    On May 20, 1996, Mr. Giordanella signed a letter on behalf of Datalogix engaging Robertson Stephens to provide financial advisory and investment banking services to the Company in connection with a possible sale of, or business combination or arrangement involving, the Company or some portion of its assets. In light of the termination of Mr. Giordanella's employment in July 1996, Raymond Sozzi, the Company's current President, Chief Operating Officer and Acting Chief Executive Officer, signed a similar letter of engagement dated August 23, 1996.


    On May 30, 1996, Robertson Stephens presented to the Company's Board of Directors an assessment of potential partners and an overview of tactical considerations in pursuing the sale of the Company. At the request of the Board of Directors, Robertson Stephens began to contact a select group of potential partners to ascertain their interest in a strategic combination. Robertson Stephens, after consulting with the Board of Directors, contacted other potential partners before approaching Oracle. This approach was deliberate and intended to provide the Board of Directors with detailed information in respect of market interest prior to pursuing discussions with Oracle which, at the time, the Board of Directors and Robertson Stephens believed was the most viable and likely candidate for a strategic combination with the Company given the nature of their existing contractual relationships with each other as well as with their mutual customers. None of the discussions during the ensuing several weeks between the Company and those potential strategic business partners resulted in any acquisition proposal. Neither the Company nor Robertson Stephens had as yet contacted Oracle about a potential strategic combination.


    On August 22, 1996, David Roux, Oracle's Executive Vice President of Corporate Development, contacted David Hathaway, a member of the Company's Board of Directors, and indicated that there was interest on the part of Oracle in discussing a potential acquisition of the Company. Mr. Hathaway suggested that Mr. Roux contact Mr. Sozzi, and on August 23, 1996, Mr. Roux contacted Mr. Sozzi to discuss a potential acquisition of the Company.

    On August 28, 1996, a representative of Robertson Stephens contacted Mr. Roux to inform him that Robertson Stephens had been retained by the Company and that the Company wanted to continue to pursue discussions with Oracle regarding a potential acquisition even though the Company had adopted a shareholders rights plan on August 27, 1996. The representative of Robertson Stephens proposed that the parties meet.


    On September 5, 1996, a meeting was held at Robertson Stephens' offices in New York City, among representatives of Robertson Stephens, Mr. Roux, Mr. Sozzi and Mr. Hathaway, during which meeting Mr. Roux indicated that Oracle would be interested in acquiring the Company at a price of between $7.00 and $7.50 per share. At this meeting, Robertson Stephens made a brief presentation regarding the Company, Oracle and the potential acquisition using a written outline and distributed a preliminary report containing analysts' estimates prepared by Robertson Stephens and historical financial information.


    Immediately following the meeting with Mr. Roux, the other members of the Board of Directors were apprised by Mr. Sozzi and representatives of Robertson Stephens of the discussions with Oracle. On September 6, 1996, the Board of Directors authorized representatives of Robertson Stephens to respond to Mr. Roux's offer with a $9.50 per share counteroffer.

    On September 6, 1996, Mr. Sozzi and representatives of Robertson Stephens met with the Chairman of a potential partner and its financial advisor to discuss the merits of a potential combination. This conversation was general in nature and no specific proposals were made. Subsequently, a representative of this financial advisor contacted Thomas Eddy of Robertson Stephens and indicated that they were not prepared to make any specific proposals at that time. Robertson Stephens and the Board of Directors believed it was significantly more likely that the Company could negotiate a more advantageous transaction with Oracle as compared with this potential partner and, therefore, decided not to continue negotiations with this potential partner. As a result, these discussions were terminated by the Company.

    On September 9, 1996, representatives of Robertson Stephens conveyed to Mr. Roux the counteroffer of $9.50 per share. On September 12, 1996, Mr. Roux responded that Oracle was not willing to offer more than $8.00 per share.

    On September 12, 1996, the Company's Board of Directors held a meeting by telephone conference. At the meeting, representatives of Robertson Stephens informed the Board that they had received an offer from Mr. Roux of $8.00 per share. Based upon this offer, the Board of Directors authorized the Company to continue to explore the proposed terms of a potential acquisition of the Company by Oracle and to arrange for Oracle to conduct a due diligence examination of the Company. Robertson Stephens was also instructed to continue to determine whether any other potential acquirors would be interested in pursuing discussions relating to an acquisition of, or other business combination with, the Company.

    On September 13, 1996, representatives from the Company, its legal advisors, Robertson Stephens, Oracle and its legal advisors held a telephone conference at which possible structures of a business combination, form of consideration, due diligence and general scheduling were discussed.

    On September 14, 1996, the Board of Directors held a meeting by telephone conference at which the Board discussed at length the relative merits of a sale of the Company for cash as opposed to receiving the equivalent value in shares of Oracle's common stock as of the closing of the transaction. Based upon a number of factors, including the relatively high tax basis in the Company's shares held by a large number of its shareholders, as well as the desire to structure the sale of the Company in a manner that would be the most expedient, the Board of Directors determined to pursue discussions with Oracle that would result in a cash tender offer being made by Oracle.

    On September 14, 1996, after the September 14, 1996 Board meeting, Oracle informed Robertson Stephens and the Company's legal advisors that if it were to make a cash tender offer it would require as a condition to that offer that at least 90% of the Company's shareholders tender in the offer.

    On September 16, 1996, a meeting was held at Oracle's offices which was attended by Mr. Roux and Thomas Theodores, Vice President, Corporate Legal, of Oracle, Oracle's legal advisors, Mr. Sozzi, the Company's legal advisors and Mr. Eddy. At this meeting, Oracle reiterated its requirement that its offer to structure the transaction as a cash tender offer be conditioned upon a 90% tender by the Company's shareholders. Thereafter, on that same day the Board of Directors held a meeting by telephone conference, at which Mr. Sozzi, Robertson Stephens and the Company's legal advisors were present, and determined that this condition would create too much uncertainty and, therefore, a cash merger, which would require the affirmative vote of 66 2/3% of the Company's shareholders, should be pursued. Immediately thereafter a cash merger was proposed to Oracle and its legal advisors by the Company and, after discussion among those parties, Mr. Sozzi, Robertson Stephens and the Company's legal advisors, Oracle agreed to pursue the negotiations in respect of a cash merger.

    During the week of September 16, 1996, Oracle representatives commenced an examination of the business and affairs of the Company. A draft merger agreement, together with related documents, was prepared, circulated and revised.


    On September 19, 1996, the Board of Directors held a meeting at which the proposed terms of the Merger were fully discussed. Robertson Stephens then presented its detailed financial analysis of the Merger and rendered its oral opinion to the effect that the Merger Consideration, as of September 19, 1996, was fair, from a financial point of view, to the Company and its shareholders. The Board of Directors next discussed at length the viability of the Company continuing to operate in its present stand-alone capacity and concluded for a number of reasons that the sale of the Company was the best alternative. See "Recommendation of the Board of Directors of the Company; Fairness of the Merger." At this point, the Board of Directors instructed its representatives to continue negotiating with Oracle to obtain the best possible terms and conditions for definitive documentation.


    On September 21, 1996, the Board of Directors held a meeting by telephone conference at which the Company's lawyers presented in great detail a list of legal and business issues in respect of the proposed definitive documentation. The Board of Directors instructed its representatives to continue negotiations on a number of outstanding points.


    On September 22, 1996, the Board of Directors held a meeting by telephone conference at which the negotiated terms of the transaction were presented and fully discussed. Presentations were made by Robertson Stephens, which also distributed an updated written report of its financial analyses, and by the Company's legal representatives, and contractual issues were fully reviewed. At the end of these presentations, and following detailed discussions among the Board members and their financial and legal representatives, the Board of Directors unanimously approved the Merger and the Merger Agreement subject to confirmation on the next day that the terms finally agreed with Oracle were substantially similar to those presented to the Board of Directors. The Board appointed a committee of Messrs. Barris, Hathaway and Weiler to receive a report from Mr. Sozzi and the Company's lawyers in respect of the final terms as agreed during the course of negotiations on September 23.


    On September 23, 1996, Robertson Stephens delivered its written opinion to the Board of Directors that the Merger Consideration, as of September 23, 1996, was fair from a financial point of view to the Company and its shareholders. Upon receiving confirmation from Mr. Sozzi that the terms as finally agreed with Oracle were substantially the same as those presented to the full Board of Directors at its meeting on September 22, the committee designated by the Board of Directors on that day approved execution of definitive agreements.

    On September 24, 1996, the Amendment to the Company's Rights Agreement was executed by the Company and the Rights Agent thereunder, and the Merger Agreement was executed by the Company, Oracle and Acquisition Sub. On October 8, 1996, Amendment No. 1 to the Merger Agreement clarifying certain technical matters was executed by the Company, Oracle and Acquisition Sub.

PURPOSE AND STRUCTURE OF THE MERGER


    Oracle determined to enter into discussions with the Company regarding the acquisition of the Company in August 1996 as a result of Oracle's belief that Oracle would benefit from its ability to control and advance the development of the Company's products. Oracle would have sufficient financial and technical resources to support the enhancement and development of the Company's products and would not be subject to the Company's financial and technical constraints. Oracle would also benefit from the integration of such products into Oracle's own product line in order to provide a more complete and integrated manufacturing process application software solution for Oracle's customers. For example, the Company's GEMMS products, when integrated with Oracle's products, would provide Oracle with an immediate solution for the process segment of the manufacturing market; the Company's employees would have the expertise necessary for Oracle to merge the GEMMS product functionality with Oracle's manufacturing applications, as well as to sell and support such products; and Oracle would benefit from the sales and profit potential that GEMMS products would have when combined with Oracle's products. The detriments of the Merger to Oracle are that Oracle will bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.



    The primary benefit to the Company's Public Shareholders is the opportunity to sell all of their Common Shares at a price which represents a substantial premium over trading prices in effect immediately prior to the announcement of the Merger. The structure of the transaction as a cash merger provides a cash payment at a premium price to all holders of outstanding Public Shares and an orderly transfer of ownership of the equity interest represented by Public Shares to Oracle. The structure of the Merger also ensures the acquisition by Oracle and its affiliates of all the outstanding Public Shares. In addition, given the uncertainty as to the future revenue growth and operating performance of the Company, the Board of Directors believed, and based upon the factors discussed below under "--Recommendation of the Board of Directors of the Company; Fairness of the Merger" and under "--Opinion of Financial Advisor, Summary Financial Analyses," that an internal restructuring of the Company's operations in order to enhance its profitability would not yield as favorable a result to the Company's Public Shareholders as the proposed transaction with Oracle.



    Although the Company's stock had historically traded at levels near the $8.00 per share offered by Oracle, following a series of disappointing quarterly results, the shares had consistently traded below $10.00 per share since early April 1996. The average closing prices for the Company's stock for the 30, 60, 90 and 120-calendar-day periods prior to the announcement of the Merger were $5.636, $5.654, $6.168 and $6.831 and reflected a decline in the market price of the Common Stock which was considered by the Company. The $8.00 per share price to be received by the Public Shareholders represents a premium of approximately 42.0% over the reported average closing price of the Shares during the 30-trading-day period prior to the announcement of the Merger. The primary detriment of the Merger to the Company's Public Shareholders is that, due to the lack of prospective candidates for a purchase, merger or other business combination that would be likely to result in as favorable an outcome for the Company's Public Shareholders as the proposed transaction with Oracle, the Company was unable to negotiate a higher premium over trading prices in effect prior to the announcement of the Merger for the Common Shares than that offered by Oracle. After considering the factors described below in "--Recommendation of the Board of Directors of the Company; Fairness of the Merger" and the analyses undertaken by Robertson Stephens described in "--Opinion of Financial Advisor; Summary of Financial Analyses," the Board of Directors believes that the market price of the Company's stock during recent months reflects fairly the value of the stock during that period.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY; FAIRNESS OF THE MERGER

    At a meeting held on September 22, 1996, the Board of Directors unanimously determined to approve and adopt the Merger Agreement and to recommend to the Public Shareholders that such shareholders vote to approve and adopt the Merger Agreement and unanimously determined that the terms of the Merger are fair to, and in the best interests of, the Public Shareholders. See "--Background of the Merger."

    In determining to approve and adopt the Merger Agreement, and in determining the fairness of the terms of the Merger, the Board of Directors considered the following factors, each of which, in the Board of Directors' view, supported the determination to recommend the Merger:


        (i) the financial condition, assets, results of operations, business and prospects of the Company, and the risks inherent in achieving those prospects, including the belief of management of the Company, as expressed to the Board of Directors and which the Board of Directors found to be reasonable, that the future revenue growth and operating performance of the Company would be subject to numerous uncertainties due to, among other things:



            (1) the fact that the Company's target market of process manufacturing companies was shifting away from focused manufacturing "point" solutions (such as GEMMS) to broader, fully integrated "supply chain management" solutions provided by vendors such as Oracle, that are able to manage information with vendors, customers and partners along the entire supply chain, often on a global basis;



            (2) the increased complexity and breadth of the new generation of information products favored larger systems vendors, including Oracle, with fully integrated software solutions and worldwide services and support. Manufacturers now seek an integration of systems along the entire supply chain, including not only the manufacturing process but also accounting systems, forecasting, customer order entry, warehousing and distributions;



            (3) the fact that there were functionality and performance gaps in earlier, less mature versions of GEMMS and delays in product releases which in some cases were critical factors in securing new sales. While the Company has worked aggressively to provide satisfactory solutions to affected customers and product improvements in subsequent releases of GEMMS address many of these issues, restoring customer confidence and regaining positive references in these cases is a slow process;



            (4) the difficulties in managing and executing an optimal international expansion strategy. Selling to and supporting customers across numerous countries with different languages, time zones, and manufacturing conventions created a difficult challenge for a relatively small company with minimal physical presence outside the United States. The Company employed only approximately thirty people at its facilities in Europe and in Asia/Pacific, making it largely dependent on distribution agreements with various third parties, including Oracle. While software revenues from international sources during the past three years increased ($1,508,000 in fiscal 1994, $2,367,000 in 1995 and
       $4,873,000 in fiscal 1996), the Company believes that it lacks the resources to adequately exploit the much greater potential that exists internationally; (5) the increasing difficulty in attracting and retaining qualified key personnel, particularly in the sales department. With the Company's difficulties in the marketplace becoming increasingly apparent and sales prospects diminishing, several key sales personnel left the Company during the recent months.

           In connection with items (1), (2) and (3) above, sales of GEMMS software, having increased substantially during fiscal 1994 and fiscal 1995, began to decline during fiscal 1996, as shown in the following table.



                                      GEMMS SOFTWARE REVENUES
                                          (IN THOUSANDS)                                    TOTAL
                                                 Q1         Q2         Q3         Q4        YEAR
FY 1994                                       $     970  $   1,451  $   3,084  $   4,267  $   9,722
FY 1995                                           3,238      5,253      6,265      7,321     22,077
FY 1996                                           1,894      8,078      3,156      5,800     18,928
FY 1997                                             948        N/A        N/A        N/A        N/A



           The recent losses reported in fiscal 1996 and during the first quarter of fiscal 1997 were largely attributable to the above factors, and the Board believed that there could be no assurance that the Company could reverse this trend and regain and sustain an acceptable level of profitability in the near term;


        (ii) the terms and conditions of the Merger Agreement, including the amount and form of consideration and the nature of the parties' representations, warranties, covenants and agreements;

       (iii) the history of the negotiations with respect to the Merger Consideration that, among other things, led to an increase in Oracle's offer from between $7.00 and $7.50 to $8.00 per Share, and the belief of the members of the Board of Directors that $8.00 per Share was the best price that could be obtained from Oracle;


        (iv) the fact that the $8.00 per share price to be received by the Public Shareholders in the Merger represented a premium of approximately 42.0% over the reported average closing price of the Shares during the 30-trading-day period ending on September 23, 1996, the last full trading day before the public announcement of the proposed Merger, as well as the historical average closing prices of $5.654, $6.168 and $6.831 for the 60, 90 and 120-calendar-day periods prior to the announcement of the Merger;


        (v) the opinion of Robertson Stephens as to the fairness of the $8.00 per share price to be received by the Public Shareholders and the analyses presented to the Board of Directors by Robertson Stephens (see "--Opinion of Financial Advisor; Summary of Financial Analyses");

        (vi) the stock price of the Common Shares;

       (vii) the lack of other prospective candidates for a purchase, merger or other business combination that could reasonably be expected to result in as favorable an outcome for the Company's Shareholders as the proposed transaction with Oracle; and

      (viii) the availability of dissenters' rights under the NYBCL to dissenting shareholders in the Merger.


    In light of the number and variety of factors the Board of Directors considered in connection with its evaluation of the Merger, the Board of Directors did not find it practicable to assign relative weights to the foregoing factors and, accordingly, the Board of Directors did not do so. The Board of Directors considered the fact that book value of shareholders' equity at June 30, 1996 was $41.3 million, or $3.70 per share, which is significantly less than the $8.00 per share offered by Oracle. Since the Company's assets are primarily cash and other assets possessing no unique sale value over book value, the Board did not believe that a liquidation of the Company, as opposed to a sale of all or part of the Company as a going concern, would result in shareholder value being maximized, and believed that a liquidation of the Company would have resulted in shareholders receiving less than $8.00 per share. In light of the considerations described under clause (i) above, the Company believed its going concern value to have been less than the $8.00 per share offered by Oracle.

    The Board of Directors necessarily consulted with Robertson Stephens during the course of its work and analysis of the financial evaluation of the Company and of the Merger. The Board of Directors believed that Robertson Stephens' analysis was reasonable.

    The Board of Directors believes that the Merger is procedurally fair because
(i) the Board of Directors consisted of disinterested directors able to represent the interests of, and to negotiate on an arm's length basis with Oracle on behalf of, the Public Shareholders, (ii) the Board of Directors retained and was advised by independent legal counsel, and (iii) the Board of Directors retained Robertson Stephens as independent financial advisor to assist it in evaluating the Merger.

OPINION OF FINANCIAL ADVISOR; SUMMARY OF FINANCIAL ANALYSES

    Datalogix retained Robertson Stephens to act as its financial advisor in connection with the Merger and to render an opinion as to the fairness, from a financial point of view, to Datalogix and its shareholders of the consideration to be paid in the proposed merger. At the September 19, 1996 meeting of Datalogix's Board of Directors, Robertson Stephens delivered an oral opinion, which was subsequently confirmed in writing by a written opinion, dated September 23, 1996, that as of such date and based on the matters described therein, the Merger Consideration was fair, from a financial point of view, to Datalogix and its shareholders.

    THE COMPLETE TEXT OF THE WRITTEN OPINION OF ROBERTSON STEPHENS, DATED SEPTEMBER 23, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND SCOPE OF THE REVIEW UNDERTAKEN BY ROBERTSON STEPHENS IN RENDERING ITS OPINION, IS ATTACHED HERETO AS ANNEX B. DATALOGIX SHAREHOLDERS ARE URGED TO READ ROBERTSON STEPHENS' OPINION IN ITS ENTIRETY.

    Robertson Stephens did not recommend to the Datalogix Board of Directors that any specific amount of consideration constituted the appropriate consideration for the Merger. No limitations were imposed by the Datalogix Board of Directors on Robertson Stephens with respect to the investigations made or procedures followed by it in rendering its opinion. Robertson Stephens' opinion to the Datalogix Board addresses only the fairness from a financial point of view of the consideration to be paid in the merger, and does not constitute a recommendation to any Datalogix shareholder as to how such shareholder should vote at the Special Meeting. Robertson Stephens expressed no opinion as to the tax consequences of the Merger, and Robertson Stephens' opinion as to the fairness of the consideration to be paid does not take into account the particular tax status or position of any Datalogix shareholder. In rendering its opinion, Robertson Stephens was not engaged as an agent or fiduciary of Datalogix shareholders or any other third party. The summary of the opinion of Robertson Stephens set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

    In connection with the preparation of its opinion dated September 23, 1996, Robertson Stephens, among other things: (i) reviewed certain financial information of Datalogix furnished to Robertson Stephens by Datalogix, including certain internal financial analyses and forecasts prepared by the management of Datalogix; (ii) reviewed certain publicly available information; (iii) held discussions with the management of Datalogix concerning the past and current business operations, financial condition and future prospects of Datalogix, independently and combined; (iv) reviewed the Merger Agreement; (v) reviewed the stock price and trading history of Datalogix; (vi) reviewed the valuations of publicly traded companies which Robertson Stephens deemed comparable to Datalogix; (vii) compared the financial terms of the Merger with other transactions which Robertson Stephens deemed relevant; (viii) prepared a discounted cash flow analysis of Datalogix; (ix) made such other studies and inquiries, and reviewed such other data, as Robertson Stephens deemed relevant.

    The following paragraphs summarize the material quantitative and qualitative analyses performed by Robertson Stephens in arriving at its opinion and all such analyses reviewed with the Datalogix Board of Directors but does not purport to be a complete description of the analyses performed by Robertson

Stephens. Robertson Stephens provided the Board of Directors with a preliminary written report of its financial analyses on September 5, 1996 and with an updated written report of its financial analyses on September 22, 1996. Robertson Stephens used information on the financial condition of Datalogix as of a date or dates shortly before the Merger Agreement was executed on September 24, 1996 and stock price information through the close of the market on September 20, 1996.


    STOCK PRICE AND TRADING ANALYSIS. Robertson Stephens reviewed the trading activity, including share price and trading volume, of Datalogix Common Stock for the period September 21, 1995 to September 20, 1996. Robertson Stephens noted that, since September 21, 1995, the daily closing prices of Datalogix Common Stock ranged from a high of $20.50 on September 22, 1995 to a low of $4.375 on August 5, 1996. Robertson Stephens also noted that the average closing price for the 30 calendar days, 60 calendar days, 90 calendar days and 120 calendar days up to and including September 20, 1996 was $5.636, $5.654, $6.168 and $6.831, respectively.

    COMPARABLE COMPANY ANALYSIS. Robertson Stephens compared certain financial data and multiples of historical and projected income statement parameters for the twelve months ended June 30, 1996 and the projected 1996 and 1997 calendar years accorded to companies Robertson Stephens deemed comparable to Datalogix. These companies included: Marcam Corporation, Ross Systems, Inc. and System Software Associates, Inc. (the "Comparable Companies"). Financial data compared included equity value, aggregate value (equity value less cash and equivalents plus debt), revenues, operating income, net income, earnings per share, operating margin, net margin and projected earnings per share growth rate as reported by Robertson, Stephens & Company Institutional Research and third party sources. Multiples compared included aggregate value to revenue.

    Based on aggregate value to revenue multiples of approximately 0.7 to 1.4x for the twelve months ended June 30, 1996, approximately 1.0 to 1.6x for projected calendar 1996 and approximately 0.9 to 1.3x for projected calendar 1997 for the Comparable Companies and after adjusting for Datalogix's net cash and equivalents, Datalogix's public market implied equity valuation ranged from $67 million to $102 million, or $5.50 to $8.39 per share.

    Robertson Stephens also valued Datalogix by applying a 0% and 30% acquisition premium to the above noted two public market valuations derived from the Comparable Companies. Based on those premiums, the public market implied equity valuation based on aggregate value to revenue multiples ranged from $67 million to $132 million, or $5.50 to $10.91 per share.

    PRECEDENT TRANSACTION ANALYSIS. Robertson Stephens analyzed publicly available information for selected pending or completed acquisitions and mergers Robertson Stephens deemed comparable to the Merger. In examining these transactions, Robertson Stephens analyzed certain financial parameters of the acquired company relative to the consideration offered. Financial indicators compared included the equity consideration plus net debt assumed ("aggregate consideration") to latest twelve months revenue, equity consideration to latest twelve months net income, premiums implied by the offer price per share compared to one day and one week prior to announcement, latest twelve months revenue growth and latest twelve months operating margin. The acquisitions reviewed were: Open Environment Corporation/Borland International, Inc.; Cray Research, Inc./Silicon Graphics, Inc.; Hogan Systems, Inc./The Continuum Company, Inc.; Convex Computer Corporation/Hewlett-Packard Company; Saber Software Corporation/ McAfee Associates, Inc.; KnowledgeWare, Inc./Sterling Software, Inc.; Aldus Corporation/Adobe Systems; ChipSoft, Inc./Intuit, Inc.; and MIPS Computer Systems/Silicon Graphics, Inc. (the "Precedent Transactions").

    Based on aggregate consideration offered to latest twelve months revenue multiples of approximately 1.1 to 1.8x for the Precedent Transactions, Datalogix's implied equity value ranged from $86 million to $118 million, or $7.05 to $9.75 per share.

    DISCOUNTED CASH FLOW ANALYSIS RELATED TO DATALOGIX. Robertson Stephens performed a discounted cash flow analysis to estimate the present value of the stand-alone unlevered (before interest expense) after-tax cash flows of Datalogix financial projections prepared by the management of Datalogix. Robertson Stephens first discounted the projected, unlevered after-tax cash flows through 2001 using a range of discount rates from 15% to 25%. Datalogix's unlevered after-tax cash-flows were calculated as the after-tax operating earnings of Datalogix adjusted for the add-back of non-cash expenses and the deduction of uses of cash not reflected in the income statement. Robertson Stephens then added to the present value of the cash flows the terminal value of Datalogix in the fiscal year 2001, discounted back at the same discount rate. The terminal value was computed by multiplying Datalogix's projected operating income in the fiscal year 2001 by terminal multiples ranging from 15.0 to 25.0x. The discounted cash flow valuation indicated implied equity valuations from $53 million to $85 million, or $4.37 to $6.97 per share.

    The preparation of fairness opinions involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances; therefore, such opinions are not readily susceptible to summary description. In arriving at its opinion, Robertson Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Robertson Stephens believes its analyses must be considered as a whole and that considering any portion of such analyses and current factors could create a misleading or incomplete view of the process underlying the preparation of fairness opinions. In its analyses, Robertson Stephens made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond the control of Datalogix and Oracle. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

    Based on past activities, Robertson Stephens has a substantial degree of familiarity with Datalogix. In addition, in the course of its engagement, Robertson Stephens conducted further investigation of Datalogix. In arriving at its opinion, however, Robertson Stephens did not independently verify any of the foregoing information and relied on all such information being complete and accurate in all material respects. Furthermore, Robertson Stephens did not obtain any independent appraisal of the properties or assets of Datalogix. With respect to the financial and operating forecasts (and the assumptions and bases therefor), estimates and analyses provided to Robertson Stephens by Datalogix, Robertson Stephens assumed that such projections, estimates and analyses were reasonably prepared in good faith and represent the best currently available estimates and judgments of Datalogix management as to the future financial performance of Datalogix. Robertson Stephens noted, among other things, that its opinion is necessarily based upon market, economic and other conditions existing as of the date of the opinion, and information available to Robertson Stephens as of the date thereof.

    Robertson Stephens was retained based on Robertson Stephens' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally as well as Robertson Stephens' investment banking relationship and familiarity with Datalogix. Robertson Stephens has provided financial advisory and investment banking services to Datalogix from time to time, including acting as lead underwriter for the initial public offering of Datalogix. Robertson Stephens was compensated for such services in the form of underwriting discounts and commissions. In addition, Robertson Stephens maintains a market in shares of Datalogix Common Stock.

    Robertson Stephens, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, capital markets activities, private placements, and valuations for estate, corporate and other purposes.

    Datalogix initially engaged Robertson Stephens by means of an engagement letter dated May 20, 1996, and subsequently executed a second engagement letter, dated August 23, 1996. The August 23rd letter provides that, for its services, Robertson Stephens is to be paid a transaction fee equal to $450,000 plus one percent (1.0%) of the aggregate transaction value in excess of $10 million for acting as financial advisor in connection with the Merger, including the rendering of its fairness opinion. Payment of $450,000 was due and payable upon delivery of Robertson Stephens' fairness opinion to the Datalogix Board of Directors and execution of the Merger Agreement. The remainder is due and payable upon the consummation of the Merger. Datalogix has also agreed to indemnify Robertson Stephens for certain liabilities relating to or arising out of services provided by Robertson Stephens as financial advisor to Datalogix. Robertson Stephens received fees of approximately $1.8 million in connection with the initial public offering of the Company's stock in June 1995.


PERSPECTIVE OF ORACLE ON THE MERGER


    The determination of the $8.00 per Common Share Merger Consideration resulted from extensive arms-length negotiation between the Company and Oracle and their respective representatives. See "-- Background of the Merger." At the conclusion of the negotiation process, Oracle offered to acquire the Company at a price of $8.00 per Common Share. In determining such price, Oracle analyzed the potential effect of the Merger on the projected combined consolidated income statement of Oracle and the Company for Oracle's 1997, 1998 and 1999 fiscal years, giving effect to possible synergies in the Merger and potential increases in revenue growth and margins. Based on this analysis Oracle concluded that, except for one-time write-offs in connection with the Merger, the Merger at $8.00 per share would not increase or decrease, in any material respect, Oracle's projected earnings per share for its 1997, 1998 and 1999 fiscal years. Under Oracle's analyses, a purchase price greater than $8.00 per share would have been dilutive to Oracle's earnings per share. Oracle also calculated the average closing price of the Company's Common Stock on the Nasdaq National Market System for the 30 consecutive trading days prior to September 10, 1996 (two days prior to the date Oracle offered to acquire the Company for $8.00 per share) to be equal to $5.41 per share. This average closing price took account for day-to-day fluctuations in the market price and was considered a reasonable estimate of the current market value of the Common Stock. Oracle's $8.00 offer represented what it considered to be a fair premium of approximately 48% over the then-prevailing market price.



    Oracle did not undertake any formal or informal evaluation of its own as to the fairness of the Merger Consideration to the Datalogix shareholders. Based solely upon the opinion of Robertson Stephens, the financial advisor to the Datalogix Board of Directors as to the fairness of the Merger Consideration to Datalogix and its shareholders from a financial point of view, and the determination by the Datalogix Board of Directors that the Merger is fair to, and in the best interests of the Public Shareholders, Oracle believes that the Merger Consideration is fair to the Public Shareholders from a financial point of view and adopts the conclusions of Robertson Stephens contained in its opinion. Oracle did not attach specific weights to any factors in reaching its belief as to fairness.


PLANS FOR THE COMPANY AFTER THE MERGER


    Oracle anticipates that, after the Merger, the development, sales, marketing and certain administrative functions of the Company will be integrated into Oracle's existing corporate structure, which would result in the closing of the Company's existing branch locations. Oracle expects to achieve operating cost savings through the consolidation of such operations and the elimination of duplicative expenses. At this time Oracle does not intend to close the Company's corporate headquarters located in Valhalla, New York. Effective upon consummation of the Merger, the director of Acquisition Sub shall be the initial director of the surviving corporation. Management of Oracle may cause the Company to make additional changes as are deemed appropriate, such as the transfer of assets from the Company to Oracle, the sale of certain assets of the Company to a third party or the merger of the Company into Oracle or a subsidiary of Oracle, and intends to continue to review the Company and its assets, businesses, operations, properties, policies, corporate structure, capitalization and management and consider if any changes would be desirable in light of the circumstances then existing. In addition, Oracle intends to continue to review the business of the Company and identify synergies and cost savings. See "--Interest of Certain Persons in the Merger."

    The employee benefits of the Company's employees will be maintained at levels similar to those provided under Oracle's benefit plans. The Company's stock option plans and purchase plan, will be terminated. All of the outstanding options issued under the Company's stock option plans will be assumed by Oracle. See "The Merger--General--Treatment of Employee Stock Plans" for detail regarding the terms of the assumed options.

CERTAIN EFFECTS OF THE MERGER

    As a result of the Merger, the entire equity interest of the Company will be owned by Oracle. Therefore, following the Merger, the Public Shareholders will no longer benefit from any increases in the value of the Company and will no longer bear the risk of any decreases in the value of the Company. Following the Merger, Oracle and its affiliates will own 100% of the Company and will have complete control over the management and conduct of the Company's business, all income generated by the Company and any future increase in the Company's value. Similarly, Oracle will also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

    The Public Shareholders will have no continuing interest in the Company following the Merger. As a result, the Common Shares will no longer meet the requirements of the Nasdaq National Market System for continued listing and will, therefore, be deleted from the Nasdaq National Market System.

    According to published guidelines, the Common Shares will no longer be eligible for listing on the Nasdaq National Market System when, among other things, the number of record holders of at least 100 Common Shares falls below 1,200, the number of publicly held Common shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more ("Nasdaq National Market Excluded Holdings")) falls below 600,000 or the aggregate market value of publicly held Common Shares (exclusive of Nasdaq National Market Excluded Holdings) falls below $5,000,000.

    The Common Shares currently constitute "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Common Shares. As a result of the Merger, the Common Shares will no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board and therefore will no longer constitute eligible collateral for credit extended by brokers.


    The Common Shares are currently registered as a class of securities under the Exchange Act. Registration of the Common Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Common Shares are not listed on a national securities exchange or quoted on the Nasdaq National Market System and there are fewer than 300 record holders of the Public Shares. Termination of registration of the Public Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of
Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a), and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. If registration of the Common Shares under the Exchange Act is terminated, the Common Shares would no longer be eligible for Nasdaq National Market listing. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. It is the present intention of Oracle to seek to cause the Company to make an application for the termination of the registration of the Common Shares under the Exchange Act as soon as practicable after the Effective Time of the Merger.

INTEREST OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the Board of Directors of the Company, the shareholders of the Company should be aware that certain officers and directors of the Company have certain interests in the Merger, including those referred to below, that present actual or potential conflicts of interest in connection with the Merger. The members of the Board of Directors of the Company were aware of these potential or actual conflicts of interest and considered them along with other matters described under "-- Recommendation of the Board of Directors of the Company; Fairness of the Merger."


    Under the Merger Agreement, executive officers and directors of the Company owning an aggregate of 64,615 Common Shares will be entitled to receive $8.00 per share in cash for each Common Share held by them. In addition, as of September 30, 1996, the executive officers and directors of the Company held options to acquire an aggregate of 671,266 Common Shares, a portion of which were subject to future vesting requirements. Upon consummation of the Merger,
(i) 447,266 of such options ("Converted Options") will be converted into options to acquire shares of common stock of Oracle, (ii) 200,000 of such options held by Mr. Sozzi will be forfeited pursuant to the terms of his employment agreement (see "-- Employment Agreements of Certain Executive Officers" below) and (iii) 24,000 of such options which are held by directors of the Company will, if exercised, be entitled to receive $8.00 per share; however, such directors' options are not expected to be exercised because the cash proceeds payable upon exercise ($8.00 per share) do not exceed the exercise price of such options. See "The Merger--General--Treatment of Company Stock Plans" and "Ownership of Common Shares--Security Ownership of Certain Beneficial Owners."



    Pursuant to the Merger Agreement, the Company has agreed to reprice options held by Company employees and executive officers with an exercise price in excess of $8.00 per share. The exercise price of such options will be reduced to $8.00 per share. As a result, 98,000 Converted Options held by executive officers will be repriced on that basis.



    EMPLOYMENT AGREEMENTS OF CERTAIN EXECUTIVE OFFICERS. Raymond V. Sozzi is currently employed by the Company as President, Chief Operating Officer and Acting Chief Executive Officer. Mr. Sozzi's Employment Agreement with the Company which is dated as of June 28, 1996 and was amended on July 30, 1996 and on September 13, 1996, provides that, in the event that a third party acquires more than 50% of the stock or assets of the Company during the term of Mr. Sozzi's employment with the Company, all of the stock options granted to Mr. Sozzi under his Employment Agreement will be canceled, Mr. Sozzi will receive from the Company a cash bonus equal to 1% of the aggregate value of the consideration paid to the holders of the Company's Common Shares, less $125,000, and the Company will be relieved of any obligation to pay severance to Mr. Sozzi upon termination of his employment for any reason. The aggregate value of consideration paid to holders of the Company's Common Shares will be calculated by multiplying $8.00 by the sum of the number of common shares outstanding at the Effective Date of the Merger, plus the number of common stock equivalents represented by outstanding stock options as calculated using the treasury stock method, less the number of shares owned by Oracle. This aggregate value is expected to approximate $84,000,000, and Mr. Sozzi's cash bonus will equal 1% of that amount less $125,000, or approximately $715,000. In the event that Mr. Sozzi has exercised any of his stock options prior to consummation of such a transaction, the amount of his cash bonus will be reduced by any gain realized by Mr. Sozzi upon such exercise. Mr. Sozzi's Employment Agreement also provides that in the event of a third party acquisition and if requested by the acquiring party, Mr. Sozzi will continue to perform services for the Company or its successor for a period of up to four months following the Effective Time.



    Mr. Sozzi initially entered into an Employment Agreement with the Company on June 28, 1996, pursuant to which he began his employment with the Company on July 8, 1996 as the Company's President and Chief Operating Officer. On July 30, 1996, Mr. Giordanella's employment as the Chief Executive Officer of the Company was terminated and, subsequently, Mr. Sozzi was asked to act as an interim Chief

Executive Officer. Mr. Sozzi's employment agreement was amended on July 30th in order to reflect his position with the Company as Acting Chief Executive Officer. The understanding at that time was that if ultimately Mr. Sozzi became the Company's Chief Executive Officer, he would become entitled to additional stock options. Due primarily to disagreements between Mr. Sozzi and the Company's Board of Directors as to Mr. Sozzi's autonomy in managing the affairs of the Company, Mr. Sozzi resigned on September 3, 1996. However, discussions transpired the next day between Mr. Sozzi and members of the Board of Directors and Mr. Sozzi rescinded his resignation. On September 13, 1996, Mr. Sozzi signed an amendment to his employment agreement in order to formalize such recission and to document the agreement described below that was reached between the Company and Mr. Sozzi regarding compensation. By that time, it had become apparent that an acquisition of the Company was more likely than had been previously anticipated. Therefore, in lieu of receiving only additional stock options, as had earlier been agreed, the Board of Directors and Mr. Sozzi agreed that Mr. Sozzi would receive stock options subject to forfeiture upon a change of control and, in lieu thereof, would receive a cash bonus upon completion of a change of control transaction.



    Richard J. Willemin is currently employed by the Company as Chief Financial Officer. Mr. Willemin was retained on consulting basis from August 30, 1996 through September 26, 1996 based on an oral agreement. During this period, the Company offered Mr. Willemin a full time position as the Company's Chief Financial Officer, but negotiating the terms of such employment was delayed, as management's attention was focused on negotiating the Merger Agreement with Oracle until September 23, 1996, and Mr. Willemin's Employment Agreement was not signed until September 26, 1996. Pursuant to this Employment Agreement, in the event the Merger is consummated during the term of Mr. Willemin's employment with the Company, Mr. Willemin will receive a cash bonus of $100,000 upon consummation of the Merger. Mr. Willemin's Employment Agreement also provides that if requested by Oracle, Mr. Willemin will continue to perform services for the Company or its successor for a period of up to three months following the Effective Time.


    DIRECTORS AND OFFICERS. Pursuant to the Merger Agreement, the directors and officers of Acquisition Sub will become the directors and officers, respectively, of the Surviving Corporation.

    INDEMNIFICATION OF DIRECTORS AND OFFICERS. Oracle has also agreed in the Merger Agreement, subject to certain limitations, that all rights to indemnification with respect to matters occurring through the Effective Time, existing in favor of directors, officers or employees of the Company as provided in the Company's Certificate of Incorporation, By-Laws or certain existing indemnification agreements between the Company and such parties, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time. Effective upon the Effective Time, to the fullest extent permitted by law, Oracle will guarantee the Company's and Acquisition Sub's performance of the foregoing obligations of the Company and Acquisition Sub for a period of six years after the Effective Time. The Company's Certificate of Incorporation, Bylaws and such existing indemnification agreements provide for indemnification of the Company's directors and officers under certain circumstances for actions taken on behalf of the Company. See "The Merger--General--Indemnification of Directors and Officers."

    CERTAIN AGREEMENTS. Oracle and certain of its affiliates are parties to various contractual arrangements with the Company and certain of the Company's affiliates. These agreements were the result of arm's length negotiations among independent parties. Set forth below are summaries of these arrangements.

    SERIES F PREFERRED STOCK PURCHASE AGREEMENT

    On September 6, 1994, Oracle entered into a Purchase Agreement (the "Purchase Agreement") with the Company pursuant to which the Company issued 2,401,280 shares of Series F Preferred Stock (the

"Series F Stock") to Oracle, which shares were convertible into 1,200,640 shares (as adjusted to reflect a 1-for-2 reverse stock split in April 1995 (the "Stock Split")) of the Company's Common Stock, at an aggregate purchase price of $4,500,000 (or approximately $3.75 (as adjusted to reflect the Stock Split) per share of Common Stock). Pursuant to the Purchase Agreement, the Company also sold Oracle a warrant for $1,000 (the "Oracle Warrant") to purchase 890,426 (as adjusted to reflect the Stock Split) shares of Common Stock with an exercise price of $5.62 per share. In connection with the purchase of the Series F Stock and the Oracle Warrant, Oracle became a party to a Registration Rights Agreement dated October 29, 1992, as amended and restated as of June 30, 1993 and as of September 6, 1994, pursuant to which Oracle was granted certain registration rights with respect to the shares of Common Stock of the Company issuable upon conversion or exercise of the Series F Stock and the Oracle Warrant. No other shares of Preferred Stock of the Company were purchased in the first quarter of fiscal year ended June 30, 1995.

    Upon the closing of the Company's initial public offering ("IPO") on June 15, 1995, the Series F Stock was converted into 1,200,640 shares of Common Stock and the Oracle Warrant was exercised into 596,062 shares of Common Stock. The exercise of the Oracle Warrant was effected through a cashless exercise as a result of Oracle's election to receive Common Stock equal in value to the difference between the aggregate exercise price for all the shares subject to the Oracle Warrant and the aggregate fair market value for all of the shares subject to the Oracle Warrant (which was assumed to have been the June 15, 1995 initial public offering price of $17.00 per share). In connection with the IPO, Oracle also sold 230,415 shares of Common Stock as a selling shareholder.

    JOINT MARKETING AGREEMENT AND INTERNATIONAL DISTRIBUTION AGREEMENT

    On September 6, 1994, the Company and Oracle entered into a Joint Marketing Agreement (the "Marketing Agreement") and an International Distribution Agreement (the "International Agreement"). Under these arrangements, Oracle markets the Company's products known as the Global Enterprise Manufacturing Management System (the "Products") as Oracle's preferred solution for process manufacturing software.


    Pursuant to the Marketing Agreement, Oracle was appointed by the Company as an authorized representative and distributor to promote, market, reproduce and sublicense the Company's Products in the United States. In exchange for Oracle's sales and marketing support, the Company pays Oracle a commission equal to (i) thirty percent (30%) of the Net Revenues (as defined in the Marketing Agreement) received by the Company from sales of the Products in the United States for use on Oracle's database platform and (ii) thirty percent (30%) of the first-year maintenance fees received by the Company for the Products if the customer purchases such maintenance services within 45 days of the sale of the Products. The commission percentages are subject to adjustment under certain specified circumstances. In exchange for Oracle's sublicensing rights, Oracle pays the Company a fee of seventy percent (70%) of the fees received by Oracle in connection with any sublicense of the Products granted by Oracle or Oracle's distributors. The Marketing Agreement has a term of four years, and thereafter will continue for one-year terms unless terminated by either party upon ninety
(90) days prior written notice. The Marketing Agreement is also subject to termination (i) upon termination of the International Agreement or (ii) by the Company if Net Revenues generated from the distribution or marketing by Oracle and the Company under the Marketing Agreement and International Agreement have not met certain specified minimum annual revenue levels. Since commencement of the Marketing Agreement in September 1994, through June 1996, the Company paid Oracle an aggregate of approximately $6.3 million in commissions in connection with the Marketing Agreement, and Oracle paid the Company approximately $2.0 million in fees in connection with its sublicensing rights under the Marketing Agreement.


    Pursuant to the International Agreement, the Company granted Oracle (i) a nonexclusive license to reproduce and grant sublicenses of the Products anywhere in the world outside the United States and

(ii) the right to appoint distributors (provided such distributor has a license to distribute Oracle's application products) and to sublicense such distributors the right to reproduce and grant sublicenses of the Products anywhere in the world outside the United States. In addition, Oracle has agreed to train and maintain sales and technical staff as agreed upon by Oracle and the Company (but in no event less than ten people). In exchange for Oracle's international distribution rights, Oracle pays the Company a royalty equal to the lesser of
(i) forty percent (40%) of the Company's then current U. S. list price for the Products and (ii) forty percent (40%) of Oracle's Net Revenues from the sale of the Products; provided, however, that the Company will not receive less than twenty percent (20%) of the U.S. list price for the Products. Such royalty fee percentages may be increased under certain specified circumstances. For each customer that obtains maintenance and support services from Oracle or Oracle's distributor, Oracle pays the Company an annual maintenance fee equal to the lesser of (i) forty percent (40%) of the Company's then current U. S. list price for such service and (ii) forty percent (40%) of the Net Revenues received by Oracle for such service. The International Agreement also provides that, under certain circumstances, the Company will pay Oracle a commission between fifteen percent (15%) and thirty percent (30%) of the Company's Net Revenues related to certain Product sales. The International Agreement has a term of four years, and thereafter will continue for one-year terms unless terminated by either party upon ninety (90) days prior written notice. The International Agreement is also subject to termination upon termination of the Marketing Agreement. Since commencement of the International Agreement in September 1994, through June 1996, Oracle paid the Company an aggregate of approximately $2.7 million in royalty fees and approximately $0.9 million in service revenue under the International Agreement, and the Company has paid Oracle no commissions under the International Agreement.


    VAR AGREEMENT


    On May 31, 1991, the Company and Oracle entered into a VAR Agreement (as amended through October 16, 1996, the "VAR Agreement"), pursuant to which Oracle granted the Company certain nonexclusive, worldwide development, marketing, distribution and sublicensing rights in connection with the bundling of certain Oracle products with certain specified products of the Company. Pursuant to the VAR Agreement, the Company pays Oracle a development license fee for each subsequent development license ordered by the Company. In addition, the Company pays Oracle (i) a sublicense fee equal to a specified percentage of the then-current Oracle standard full use initial level license fee and (ii) a technical support fee based upon a percentage of the sublicense fee and, under certain circumstances, the then-current standard initial level license fee. Oracle pays the Company a commission based on Oracle's revenues from full use programs licensed to the Company's customers located in the United States resulting directly from the Company's marketing efforts. The VAR Agreement expires on January 1, 1997. Since commencement of the VAR Agreement in May 1991, through June 1996, the Company paid Oracle an aggregate of approximately $8.9 million in development license fees, sublicense fees and technical support fees under the VAR Agreement. For accounting purposes, these payments are directly offset by corresponding amounts received from end-user customers utilizing the Oracle modules. The receipts and payments are recorded on a "passthrough" basis with no impact on the Company's income statement.


    DEVELOPMENT AGREEMENT

    On June 28, 1996, the Company and Oracle entered into a letter agreement (the "Letter Agreement") with respect to certain development activities. The Letter Agreement provides for the payment by Oracle to the Company of up to $1,400,000 for such development. Oracle has paid an initial installment of $200,000 to the Company and subsequent payments will be paid upon the completion of additional development by the Company.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following is a general summary of the material federal income tax consequences of the Merger to the holders of the Public Shares and to the Company under the law in effect as of the date hereof. The following discussion is for general information only, and may not apply to particular categories of holders, such as financial institutions, broker-dealers and tax-exempt entities foreign persons or shareholders who acquired their shares upon exercise of stock options or in other compensatory transactions. Furthermore, no foreign, state or local tax considerations are addressed, nor are federal tax considerations other than income tax considerations. The discussion is based on current federal income tax law, which is subject to change at any time (possibly with retroactive effect). ALL HOLDERS OF THE PUBLIC SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER TO THEM WITH SPECIFIC REFERENCE TO THEIR PARTICULAR TAX SITUATIONS, INCLUDING SUCH TAX CONSEQUENCES UNDER STATE, LOCAL AND FOREIGN TAX LAWS.

    The exchange of Public Shares for cash in connection with the Merger will be a taxable transaction to the holders of such Public Shares for federal income tax purposes. In general, such Public Shareholders will recognize gain or loss in an amount equal to the difference between the cash received and such Public Shareholder's tax basis in such Public Shares. Such gain or loss will be a capital gain or loss if such Public Shareholder has held such Public Shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. Such capital gain or loss will be a long-term capital gain or loss if such Public Shareholder has held such Public Shares for more than one year as of the date of exchange. There are certain limitations on the deductibility of capital losses.

    Cash received in exchange for Public Shares in the Merger may be subject to a backup withholding tax at a rate of 31%, unless the relevant Public Shareholder is an exempt recipient or complies with certain identification procedures.

    The Company will not recognize gain or loss as a result of the Merger for federal income tax purposes.

SOURCES AND USES OF FUNDS

    The sources and uses of the funds constituting the financing and the estimated fees and expenses incurred or to be incurred by the Company in connection with the Merger are approximately as follows:

SOURCES OF FUNDS
------------------------------------------------------------------------------
Oracle cash...................................................................  $  [81,000,000]
Datalogix cash................................................................               []
                                                                                --------------
      Total sources...........................................................  $
                                                                                --------------
                                                                                --------------


USES OF FUNDS
------------------------------------------------------------------------------
Purchase of Common Shares.....................................................  $  [81,000,000]
Investment banking fees and expenses..........................................       1,300,000
Legal fees and expenses.......................................................         750,000
Accounting fees and expenses..................................................          50,000
Commission filing fee.........................................................         [17,900]
Printing and mailing fees.....................................................
Proxy Solicitation Agent fees.................................................  $        3,500
Paying Agent fees.............................................................
Miscellaneous expenses........................................................          25,000
                                                                                --------------
      Total Uses..............................................................  $
                                                                                --------------
                                                                                --------------

    For information regarding Robertson Stephens' engagement by the Board of Directors, see "--Opinion of Financial Advisor; Summary of Financial Analyses." Certain of the Company's officers will receive certain payments if the Merger is consummated. See "--Interest of Certain Persons in the Merger."

    Estimated fees and expenses incurred or to be incurred by Oracle in connection with the Merger are legal fees and expenses of $500,000 and miscellaneous fees of $165,000.

    Neither Oracle nor the Company will pay any fees or commissions to any broker or dealer or any other person (other than Robertson Stephens, the Proxy Solicitation Agent, and the Paying Agent) for soliciting Public Shares pursuant to the Merger. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Company for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

INITIAL PUBLIC OFFERING OF COMMON STOCK

    On June 15, 1995, the Company completed an underwritten public offering ("IPO") of 3,798,000 shares of its Common Stock, at an initial public offering price to the public of $17.00, which was registered on a Registration Statement on Form S-1 under the Securities Act of 1993, as amended. The offering was comprised of 2,495,000 newly issued shares by the Company and 1,300,000 shares offering by selling shareholders, 230,415 shares of which were offered by Oracle. The Company retained net proceeds of $38,012,000 after deducting underwriting commissions and discounts of $2,969,000 and other costs of $1,434,000. Oracle obtained net proceeds of $3,642,862 after deducting underwriting commissions and discounts of $274,193.

REGULATORY APPROVALS

    No federal or state regulatory approvals are required to be obtained, nor any regulatory requirements complied with, in connection with consummation of the Merger by any party to the Merger Agreement, except for (i) the filing by Oracle and the Company of a Premerger Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the requirements of the NYBCL in connection with stockholder approvals and consummation of the Merger and (iii) the requirements of federal securities law.

                                   THE MERGER

    THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT, ATTACHED TO THIS PROXY STATEMENT AS ANNEX A AND INCORPORATED HEREIN BY REFERENCE. CERTAIN CAPITALIZED TERMS USED IN THIS DESCRIPTION AND NOT ELSEWHERE DEFINED ARE DEFINED IN THE MERGER AGREEMENT AND USED WITH THE MEANING PROVIDED THEREIN.

GENERAL

    THE MERGER. The Merger Agreement provides for the merger of Acquisition Sub with and into the Company. The Company will be the Surviving Corporation and it will continue its corporate existence under the laws of the State of New York. At the Effective Time, the separate corporate existence of Acquisition Sub shall cease. The Surviving Corporation shall possess all the rights, privileges, immunities, powers and purposes of Acquisition Sub and the Surviving Corporation shall assume and become liable for all liabilities, obligations and penalties of the Company and Acquisition Sub. Notwithstanding the foregoing, Oracle, at its sole election, may substitute any direct or indirect wholly owned subsidiary of Oracle for Acquisition Sub. Further, Oracle may elect, at any time prior to the Effective Time, that the Company shall be merged with and into Acquisition Sub.

    EFFECTIVE TIME OF MERGER. The Effective Time will occur upon the filing of the Certificate of Merger with the Delaware Secretary of State and the Department of State of the State of New York. The Certificate of Merger will be filed no later than the second business day after satisfaction or waiver of all the conditions precedent to the Merger including obtaining the requisite approval and adoption of the Merger Agreement and the Merger by the shareholders of the Company at the Special Meeting. See "--Conditions to the Merger, Waiver."

    TREATMENT OF SHARES IN THE MERGER. At the Effective Time: (a) each Common Share outstanding immediately prior to the Effective Time, except for (i) Common Shares then owned by Oracle, (ii) Common Shares then owned by the Company and
(iii) Dissenting Shares, shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $8.00 in cash, without interest, upon surrender of the certificate representing such Common Share; and (b) each Common Share outstanding immediately prior to the Effective Time which is then owned by Oracle shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist, without any conversion thereof.

    Holders of Common Shares who do not vote in favor of the Merger at the Special Meeting and who shall have properly elected to dissent in the manner provided in Section 623 of the NYBCL shall be entitled to payment of the fair value of their Public Shares in accordance with the provisions of Sections 623 and 910 of the NYBCL. See "--Dissenters' Rights."

    Each Acquisition Sub common share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one fully paid and non-assessable common share of the Surviving Corporation.

    SURRENDER OF SHARE CERTIFICATES.  Oracle has designated             to act
as the Paying Agent under the Merger Agreement. Prior to the Effective Time, Oracle shall from time to time make available to the Paying Agent cash in an aggregate amount equal to the product of: (x) the number of Common Shares outstanding immediately prior to the Effective Time (other than Common Shares owned by Oracle, Acquisition Sub or the Company or Dissenting Shares); and (y) the Merger Consideration (such amount being hereinafter referred to as the "Exchange Fund"). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for under the Merger Agreement out of the Exchange Fund.

    Promptly after the Effective Time, the Paying Agent shall mail to each holder of record as of the Effective Time (other than Oracle or Acquisition Sub) of an outstanding certificate or certificates for

Common Shares (the "Certificates"), a letter of transmittal and instructions for use in effecting the surrender of such certificates for payment in accordance with the Merger Agreement. Upon the surrender to the Paying Agent of a Certificate, together with a duly executed letter of transmittal, the holder thereof shall be entitled to receive cash in an amount equal to the product of the number of Common Shares represented by such Certificate and the Merger Consideration, less any applicable withholding tax, and such Certificate shall then be canceled.

    Until surrendered pursuant to the procedures described above, each Certificate (other than Certificates representing Common Shares owned by Oracle and Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration in cash multiplied by the number of Common Shares evidenced by such Certificate, without any interest thereon, subject to any applicable withholding obligation.

    After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for an amount in cash equal to the Merger Consideration multiplied by the number of Common Shares evidenced by such Certificate, without any interest thereon, subject to any withholding obligation.

    Any portion of the Exchange Fund which remains unclaimed by the shareholders of the Company for one year after the Effective Time (including any interest, dividends, earnings or distributions received with respect thereto) shall be repaid to the Surviving Corporation, upon demand. Any shareholders of the Company who have not theretofore complied with the procedures set forth above shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration per Common Share, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under New York law. Notwithstanding the foregoing, neither the Paying Agent nor any party to the Merger Agreement shall be liable to any holder of certificates formerly representing Common Shares for any amount to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    TREATMENT OF COMPANY STOCK PLANS.

    AMENDED AND RESTATED 1992 INCENTIVE STOCK PLAN; 1986 KEY EMPLOYEES STOCK OPTION PLAN. The Merger Agreement provides that each outstanding option to purchase Common Shares issued pursuant to the Company's Amended and Restated 1992 Incentive Stock Plan and the 1986 Key Employees Stock Option Plan of Datalogix Formula Systems, Inc. (collectively, the "Option Plans"), whether vested or unvested, shall be assumed by Oracle. Each such option assumed by Oracle shall be exercisable upon the same terms and conditions as under the applicable Option Plan and option agreement, except that (i) the option shall be exercisable for such number of shares of Common Stock of Oracle equal to the product of the (x) number of Common Shares of the Company for which such option was exercisable and (y) the Merger Consideration divided by the average closing price of the Oracle's Common Stock on the Nasdaq National Market System for the five consecutive trading days prior to the Effective Time (the "Conversion Number"), rounded down to the nearest whole share and (ii) the exercise price of such option shall be equal to the exercise price of such option divided by the Conversion Number.


    Pursuant to the Merger Agreement, the Company has agreed to reprice options granted to Company employees and executive officers with an exercise price in excess of $8.00 per share. The exercise price of such options will be reduced to $8.00 per share.


    1995 DIRECTOR OPTION PLAN. The Merger Agreement provides that each outstanding option to purchase Common Shares issued pursuant to the Company's 1995 Director Option Plan (the "Directors Plan"), whether vested or unvested, shall be assumed by Oracle. Each such option assumed by Oracle shall be exercisable upon the same terms and conditions as under the Directors Plan and the applicable option agreement, except that the consideration payable upon exercise in respect of each Share covered by such option shall be the Merger Consideration.

    1995 EMPLOYEE STOCK PURCHASE PLAN. Pursuant to the Merger Agreement the Company has agreed to take all actions reasonably necessary to cause the last day of the "Offering Period" (as such term is used in the Company's 1995 Employee Stock Purchase Plan ("ESPP")), to be the date immediately prior to the closing date of the Merger (the "Final Purchase Date"), and apply the funds within each participant's withholdings account on the Final Purchase Date to the purchase of whole Shares in accordance with the terms of the ESPP.

CONDITIONS TO THE MERGER, WAIVER

    CONDITIONS TO EACH PARTY'S OBLIGATIONS. Pursuant to the Merger Agreement, the respective obligations of each party to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by law), on or prior to the Closing Date of the following conditions: (i) the adoption and approval of the Merger Agreement by the requisite vote of the shareholders of the Company; (ii) no statute, rule, order, decree or regulation shall have been enacted or promulgated that prohibits the consummation of the Merger; (iii) no order or injunction shall preclude, restrain, enjoin or prohibit the consummation of the Merger; and (iv) any applicable waiting period required under the HSR Act shall have expired or been terminated.

    ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. Pursuant to the Merger Agreement, the obligation of the Company to effect the Merger is also subject to the satisfaction or waiver of the following conditions: (i) the representations and warranties of Oracle and Acquisition Sub shall be true and correct as of the Effective Time, unless the failure to be true and correct could not reasonably be expected to cause a Material Adverse Effect (as such term is defined below) on Oracle and its subsidiaries taken as a whole; and (ii) Oracle and Acquisition Sub shall have performed or complied in all material respects with all agreements and covenants required by the Agreement to be performed or complied with by them prior to the Effective Time.

    ADDITIONAL CONDITIONS TO OBLIGATIONS OF ORACLE AND ACQUISITION
SUB. Pursuant to the Merger Agreement, the obligation of Oracle and Acquisition Sub to effect the Merger is also subject to the satisfaction or waiver of the following conditions: (i) the representations and warranties of the Company shall be true and correct as of the Effective Time, unless the failure to be true and correct could not reasonably be expected to cause a Material Adverse Effect on the Company and its subsidiaries taken as a whole; (ii) the Company shall have performed or complied in all material respects with all agreements, conditions and covenants required by the Agreement to be performed or complied with prior to the Effective Time; (iii) after the date of the Merger Agreement there shall not be threatened or instituted and continuing, any action, suit or proceeding against the Company, Oracle or Acquisition Sub or any Indemnified Person by a governmental agency or any other person (x) related to the Merger or the transactions contemplated by the Merger Agreement, (y) who is or was a shareholder of the Company whether on behalf of such shareholder or in a derivative action on behalf of the Company or (z) which, individually, or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries taken as a whole; (iv) Oracle shall have received an opinion as to certain matters from the Company's counsel, and in the event that such counsel is unable to provide an opinion to the effect that certain contracts to which the Company is a party do not require the consent of the respective counterparties thereto in order for such counterparties to be bound thereby after the Merger has been consummated, then the written consent of such third parties will have been obtained; (v) no event shall have occurred which could reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole; and (vi) the aggregate number of Dissenting Shares shall not be equal to or exceed 10% of the Common Shares outstanding immediately prior to the Effective Time.

TERMINATION

    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after shareholder approval of the terms of the Merger Agreement by the shareholders of the Company: (i) by mutual written consent of Oracle and the Company; (ii) by either Oracle or the Company if any Governmental Entity shall have issued an order, decree or ruling prohibiting the Merger and such ruling shall have become final and nonappealable; (iii) by Oracle or the Company if the Merger shall not have been consummated by January 31, 1997 or if the sole condition that the Company shall not have satisfied is the existence of certain litigation that has been threatened or instituted after the date of the Merger Agreement, February 28, 1997 (provided that such party's failure to perform its obligations under the Merger Agreement has not caused the failure of the Merger to occur); (iv) by Oracle or Acquisition Sub in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement, which has not been cured within 15 days of notice thereof and which could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole; (v) by Oracle or Acquisition Sub if the Company's Board of Directors (x) has withdrawn, modified or amended its recommendation of the Merger Agreement or the Merger,(y) has approved or recommended a Takeover Proposal (as described under "--No Solicitation" below), or (z) has entered into an agreement with a third party with respect to any Takeover Proposal, or the Company's Board of Directors shall have resolved to take any of such actions; (vi) by the Company in connection with entering into a Takeover Proposal, provided it has complied with all of its obligations provided thereunder, including the notice provisions therein, and that it makes simultaneous payment of the Expenses and the Termination Fee; or
(vii) by the Company, if Acquisition Sub or Oracle shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which has not been cured within 15 days of notice thereof. The Merger Agreement provides that in the event of its termination, no party thereto will have any liability or further obligation to any other party to the Merger Agreement, provided that any termination shall be without prejudice to the rights of any party to the Merger Agreement arising out of breach by any other party of any representation, covenant or agreement contained in the Merger Agreement, and provided further, that certain obligations under the Merger Agreement shall survive any termination, including the obligation to pay the Termination Fee as described under "--Fees and Expenses."

FEES AND EXPENSES

    Each party to the Merger Agreement has agreed to pay its own fees and expenses, except as stated below. The Company has agreed to pay the sum of (a) the lesser of the amount of Oracle's Expenses (as defined in the Merger Agreement) or $1,000,000 and (b) $3,000,000 (the "Termination Fee"), upon demand if (i) Oracle or Acquisition Sub terminates the Merger Agreement as a result of actions described in clause (v) under "--Termination" above; (ii) the Company terminates the Merger Agreement as a result of actions described in clause (vi) under "--Termination" above; or (iii) prior to any termination of this Merger Agreement (other than pursuant to clauses (i), (ii) or (vii) under "--Termination" above, or by the Company pursuant to clause (iii) under "--Termination" above), the Company breaches its obligations to Oracle under the Merger Agreement with respect to Takeover Proposals or a Takeover Proposal shall have been made and within 12 months of such termination, a transaction constituting a Takeover Proposal is consummated or the Company enters into an agreement with respect to, approves or recommends or takes any action to facilitate such Takeover Proposal.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various representations and warranties of the Company to Oracle and Acquisition Sub, including with respect to the following matters: (i) the due organization and valid existence of the Company and its subsidiaries and similar corporate matters; (ii) the capitalization of the Company and its subsidiaries; (iii) the due authorization, execution and delivery of the Merger Agreement, its binding effect on the Company, and the Board of Directors' recommendation of the Merger to the Public Shareholders; (iv) regulatory filings and approvals, and the lack of conflicts between the Merger Agreement and the transactions contemplated thereby with the Company's Certificate of Incorporation or By-Laws, any contract to which it or its subsidiaries are parties, or any law, rule, regulation, order, writ, injunction or decree binding upon the Company or its subsidiaries; (v) the accuracy of the Company's Commission filings, its financial statements and the absence of undisclosed liabilities; (vi) the vote required to approve the Merger under the NYBCL; (vii) the absence of pending or threatened litigation; (viii) the absence of defaults or violations of the Company's Certificate of Incorporation or By-laws, certain agreements, laws, rules, regulations, orders, judgments or decrees; (ix) the status of the Company's intellectual property; (x) certain tax matters; (xi) the Company's title to its properties; (xii) the status of the Company's employee benefit plans; (xiii) labor matters; (xiv) environmental matters; (xv) specified Company contracts; (xvi) the accuracy of the information provided by the Company for inclusion in this Proxy Statement; (xvii) the opinion of Robertson Stephens; (xviii) the absence of any brokers or finders (other than Robertson Stephens); and (xix) various other matters. Such representations and warranties are subject, in certain cases, to specified exceptions and qualifications, including without limitation, those exceptions that are disclosed to Oracle in the written disclosure schedule delivered by the Company to Oracle pursuant to the Merger Agreement (the "Company Disclosure Schedule"). In many instances the representations and warranties given by the Company are subject to the qualification that the applicable representation or warranty would not fail to be true and correct unless it would have a Material Adverse Effect. For purposes of the Merger Agreement, "Material Adverse Effect" means any individual material adverse effect, or adverse effect in the aggregate (whether or not related and whether or not any individual effect is material) which are material, on the business, operations, properties (including intangible properties), condition (financial or otherwise), prospects, assets or liabilities of the Company and its subsidiaries taken as a whole. Such term includes without limitation (i) any individual adverse effect, or adverse effects in the aggregate (whether or not related and whether or not any individual effect is material) which result in liability to the Company or its subsidiaries, or could reasonably be expected to result in liability to the Company or its subsidiaries, of in excess of $1,500,000 individually, or $2,500,000 in the aggregate, except that for certain purposes including whether or not for purposes of determining whether the Company's representations and warranties are true as if made as of the Effective Time, such amounts will be $3,000,000, individually, and $5,000,000, in the aggregate, (ii) any judgment, injunction, order or decree that is binding upon the Company or any of its subsidiaries which obligates the Company or any of its subsidiaries to take or refrain from taking any action and which was issued in connection with litigation instituted after the date of the Merger Agreement that either (x) relates to the transactions contemplated by the Merger Agreement or (y) was brought by a shareholder or former shareholder of the Company whether individually or in a derivative action on behalf of the Company.

    The Merger Agreement also contains representations and warranties of Oracle and Acquisition Sub to the Company, including with respect to the following matters: (i) the due organization and valid existence of each of Oracle and Acquisition Sub and similar corporate matters; (ii) the due authorization, execution and delivery of the Merger Agreement by Oracle and Acquisition Sub, and its binding effect on such parties; (iii) regulatory filings and approvals, and the absence of conflicts of the Merger Agreement and the transactions contemplated thereby with the certificate of incorporation or by-laws (or equivalent documents) of each of Oracle and Acquisition Sub, or with any contract binding upon Oracle or Acquisition Sub, or with any law, rule, regulation, order, writ, injunction or decree binding upon any of such parties;
(v) Oracle's and Acquisition Sub's access to cash funds sufficient to consummate the transactions contemplated by the Merger Agreement; (vi) the formation and absence of prior activities of Acquisition Sub; (vii) the accuracy of the information provided by Oracle or Acquisition Sub for inclusion in this Proxy Statement; (viii) the absence of brokers and finders and (ix) the absence of litigation that would prohibit the Merger. Such representations and warranties are subject, in certain cases, to specified exceptions and qualifications.

CONDUCT OF BUSINESS PENDING THE MERGER

    The Company has agreed that, except as expressly contemplated in the Merger Agreement, as set forth in the Company Disclosure Schedule, or as agreed to by Oracle, during the period from the date of the Merger Agreement and continuing until the earlier of termination of the Merger Agreement or the Effective Time, the business of the Company and its subsidiaries will be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its subsidiaries will use its reasonable commercial efforts to preserve intact its business organizations and maintain its existing relationships with customers, suppliers, employees, creditors, and business partners. The Company has further agreed that during such period, and subject to the same exceptions, the Company will not, and will not permit its subsidiaries to, among other things: (i) amend its or its subsidiaries' certificate of incorporation or bylaws or similar organizational documents; (ii) declare, set aside, or pay any dividend or other distribution in respect of any of its capital stock or that of its subsidiaries; (iii) redeem, purchase or otherwise acquire any shares of capital stock of the Company or its subsidiaries; (iv) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries (other than the issuance of Shares upon the exercise of outstanding Company stock options; (v) split, combine, or reclassify the outstanding capital stock of the Company or its subsidiaries;
(vi) acquire or agree to acquire any material assets either by purchase, merger, consolidation, sale of shares in its subsidiaries or otherwise; (vii) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any intellectual property or any material assets other than pursuant to grants of nonexclusive end-user licenses in the ordinary course of business consistent with past practice; (viii) grant any increase in the compensation payable by the Company or its subsidiaries to any of its executive officers or key employees (other than regularly scheduled pay increases of not more than 10% per annum); (ix) adopt, amend or accelerate the payment or vesting of the amounts payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan except as expressly contemplated by the Merger Agreement; (x) enter into or modify any employment or severance agreement with or, except in accordance with the existing Company policies or as required by applicable law, grant any severance or termination pay to any officer, director, or employee of the Company or its subsidiaries, or enter into any collective bargaining agreement; (xi) materially modify, amend or, without Oracle's prior written consent (which consent shall not be unreasonably withheld), terminate any of its material contracts or waive, release or assign any material rights or claims; (xii) incur or assume any indebtedness in amounts not consistent with past practice, or materially modify any indebtedness or other liability; (xiii) assume, guarantee, endorse or otherwise become liable for the obligations of any other person, other than immaterial amounts in the ordinary course of business consistent with past practice and other than for any subsidiary; (xiv) make any loans, advances or capital contributions to, or investments in, any other person; (xv) enter into any material commitment or transaction; (xvi) change any of the accounting methods used by it unless required by GAAP; (xvii) make or agree to make any new capital expenditures in excess of $100,000 in the aggregate; (xviii) make any material tax election (unless required by law) or settle or compromise any material income tax liability; (xix) pay, discharge or satisfy any actions, suits, proceedings or, other than the payment, discharge or satisfaction in each case in complete satisfaction, and with a complete release, of such matter with respect to all parties, of actions, suits, proceedings or claims that do not result in, individually or in the aggregate, a Material Adverse Effect; provided, however, if the Company determines to make such payment or satisfaction, the Company will give Oracle advance written notice of such determination prior to making any such payment, and if Oracle instructs the Company within 15 days of such notice not to make or commit to make such payment or satisfaction, then the Company will not make such payment; provided, further, that if Oracle provides such instruction, and the proposed resolution of such matter does not or would not result in a Material Adverse Effect, and is in complete satisfaction, and includes full release with respect to all parties to such matter without any payment or obligation of Oracle, (A) for purposes of the condition to the Merger regarding litigation, such matter will not be considered a threatened, or instituted and continuing, action, suit or proceeding and (B) for purposes of the conditions to the Merger regarding representations and warranties and adverse changes, any adverse effect against the Company in any such matter will not be considered or aggregated in determining whether a Material Adverse Effect has occurred; provided, further, that any such proposed payment or satisfaction will be considered or aggregated in determining whether a Material Adverse Effect has occurred; (xx) waive the benefits of, or agree to modify in any material manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party; (xxi) commence a lawsuit except as provided for in the Merger Agreement; (xxii) make any payment or incur any liability or obligation to obtain any third party consent to the transactions contemplated under the Merger Agreement, except as provided in the Merger Agreement; (xxiii) take, or agree to take, any action that would make any representation or warranty of the Company contained in the Merger Agreement inaccurate in any respect; or (xxiv) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing.

NO SOLICITATION

    Pursuant to the Merger Agreement, the Company has agreed that the Company and its officers, directors, employees, representatives and agents will terminate any ongoing discussions or negotiations with respect to a Takeover Proposal (as hereinafter defined). The Company has agreed that it will not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or its subsidiaries to (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal. For purposes of the Merger Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company or any of its subsidiaries or of over 20% of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement.

    Notwithstanding the foregoing, if at any time prior to the Effective Time, the Board of Directors of the Company determines in good faith, based on the written opinion of its legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Company may, in response to an unsolicited Takeover Proposal, and subject to compliance with the Merger Agreement, (i) furnish information with respect to the Company to any person pursuant to a confidentiality agreement and
(ii) participate in negotiations regarding such Takeover Proposal. The Company has agreed that neither the Board of Directors of the Company nor any committee thereof shall (a) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Oracle, the approval or recommendation by such Board of Directors or such committee of the Merger Agreement or the Merger, (b) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (c) cause the Company to enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Effective Time the Board of Directors of the Company determines in good faith, based on the written opinion of its legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Board of Directors may withdraw or modify its approval or recommendation of the Merger Agreement, or the Merger, approve or recommend any Superior Proposal (as defined below) or cause the Company to enter into an agreement with respect to a Superior Proposal, but in each case only at a time that is after the second business day following Oracle's receipt of written notice advising Oracle that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making the Superior Proposal. In addition, if the Company enters into an agreement with respect to any Superior Proposal, it shall concurrently with entering into such an agreement pay, or cause to be paid, to Oracle the Expenses and the Termination Fee (as defined hereinafter). For purposes of the Merger Agreement, a "Superior Proposal" means any bona fide Takeover Proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Merger.

    Pursuant to the Merger Agreement, the Company, Oracle and Acquisition Sub will together prepare and file the Schedule 13E-3 under the Exchange Act. Oracle, Acquisition Sub and the Company will each furnish all information concerning it, its affiliates and certain other persons required to be included in the Proxy Statement and the Schedule 13E-3 and respond promptly to any comments made by the Commission with respect thereto.

ACCESS TO INFORMATION

    The Company has agreed to afford Oracle and its representatives access during normal business hours prior to the Effective Time to the properties, books, contracts, insurance policies, commitments and records of the Company and its subsidiaries, and during such period promptly to furnish Oracle with such other information concerning its business, properties and personnel as Oracle may reasonably request.

LEGAL COMPLIANCE

    Subject to the terms and conditions in the Merger Agreement, each of the parties to the Merger Agreement has agreed to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, each of the Company, Oracle and Acquisition Sub has agreed to take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it with respect to the Merger Agreement and the transactions contemplated thereby and to cooperate with, and furnish information to, each other in connection with any such requirements imposed upon any of them or any of the subsidiaries in connection with the Merger Agreement and the transactions contemplated thereby.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Oracle has agreed in the Merger Agreement, subject to certain limitations, that all rights to indemnification with respect to matters occurring through the Effective Time, existing in favor of directors, officers or employees of the Company as provided in the Company's Certificate of Incorporation, By-Laws or certain existing indemnification agreements between the Company and such parties, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time. Effective upon the Effective Time, to the fullest extent permitted by law, Oracle will guarantee the Company's and Acquisition Sub's performance of the foregoing obligations of the Company and Acquisition Sub for a period of six years after the Effective Time. The Company's Certificate of Incorporation, Bylaws and such existing indemnification agreements provide for indemnification of the Company's directors and officers under certain circumstances for actions taken on behalf of the Company.

ACCOUNTING TREATMENT

    The Merger will be accounted for under the "purchase" method of accounting whereby the purchase price will be allocated among the Company's assets and liabilities based on the fair market value of the assets acquired and liabilities assumed.

PAYMENT FOR PUBLIC SHARES; SOURCES OF FUNDS

    Approximately $81 million will be required to pay the Merger Consideration to the holders of all Public Shares outstanding at the Effective Time (assuming no such holder perfects its dissenters' rights) and it is expected that approximately $665,000 million will be required to pay the expenses of Oracle and Acquisition Sub in connection with the Merger. Such funds will be furnished from available general funds of Oracle. It is currently expected that
approximately $         million will be required to pay the expenses of the
Company. Such funds will be furnished from available general funds of the Company. See "Special Factors--Fees and Expenses."

DISSENTERS' RIGHTS

    Shareholders who do not vote in favor of approval and adoption of the Merger Agreement may in accordance with Section 910 have the right to seek payment in cash of the fair value of their Common Shares by complying with the requirements of Sections 623 and 910 of the NYBCL. Failure of a shareholder to strictly adhere to the requirements of Sections 623 and 910 of the NYBCL will result in the loss of such shareholder's dissenter's rights.


    A dissenting shareholder must, before the taking of the vote on the Merger Agreement, file with the Company a written objection. The objection must include: a notice of the dissenting shareholder's election to dissent; the shareholder's name and residence address; the number of shares as to which the shareholder dissents; and a demand for payment of the fair value of such shares if the Merger is effected. The written objection should be delivered to Datalogix International Inc., 100 Summit Lake Drive, Valhalla, NY 10595,
Attention: Barbara Arnold, Assistant Secretary, prior to the Special Meeting and mailing of such written objection shall constitute delivery thereof. To effectively exercise dissenters' rights, such shareholder may not vote any of his, her or its shares for the Merger Agreement. Within 10 days after the vote of shareholders authorizing the Merger Agreement and the Merger, the Company must give written notice of such authorization to each dissenting shareholder. Within 20 days after the giving of such notice, any shareholder who elects to dissent must file with the Company a written notice of such election, stating such shareholder's name and residence address, the number of Common Shares as to which dissent is made and a demand for payment of the fair value of such shares. Such dissenting shareholder may not dissent as to less than all Common Shares beneficially owned by the shareholder. Upon consummation of the Merger, a dissenting shareholder shall cease to have any of the rights of a shareholder, except the right to be paid the fair value of the dissenting shareholder's shares, and any other rights under Section 623. At the time of filing the notice of election to dissent or within one month thereafter, such shareholder must submit certificates representing all such Common Shares to the Company or its transfer agent. Failure to submit the certificates may result in the loss of such shareholder's dissenter's rights. Within 15 days after the expiration of the period within which shareholders may file their notices of election to dissent, or within 15 days after consummation of the Merger, whichever is later (but not later than 90 days after the shareholders' vote authorizing the Merger), the Company must make a written offer (which, if the Merger has not been consummated within such 90 day period, may be conditioned upon such consummation) to each such dissenting shareholder who has filed such notice of election to pay for the Common Shares at a specified price which the Company considers to be their fair value. If the Company and the dissenting shareholder are unable to agree as to such fair value, Section 623 provides for judicial determination of fair value. A vote AGAINST approval and adoption of the Merger Agreement does not constitute the written objection required to be filed by a dissenting shareholder. Failure by a shareholder to vote AGAINST approval and adoption of the Merger Agreement, however, will not constitute a waiver of rights under

Section 623 provided that a written objection has been properly filed and such shareholder has not voted any of his, her or its shares FOR the approval and adoption of the Merger Agreement.

    The foregoing does not purport to be a complete statement of the provisions of Section 623 and is qualified in its entirety by reference to such section, which is reproduced in full as Annex C to this Proxy Statement.

    THE PROVISIONS OF SECTION 623 ARE COMPLEX AND TECHNICAL IN NATURE. SHAREHOLDERS DESIRING TO EXERCISE DISSENTERS' RIGHTS MAY WISH TO CONSULT COUNSEL, SINCE THE FAILURE TO COMPLY STRICTLY WITH THESE PROVISIONS WILL RESULT IN THE LOSS OF THEIR DISSENTERS' RIGHTS.

                   DESCRIPTION OF CAPITAL STOCK OF DATALOGIX

    The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, $0.01 par value, and 5,000,000 shares of Preferred Stock, no par value.

COMMON STOCK

    The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and non-assessable.

    At September 19, 1996, 11,711,776 shares of Common Stock were outstanding and held of record by approximately 191 shareholders, and options and warrants to purchase an aggregate of 1,021,288 shares of Common Stock were also outstanding.

    On August 27, 1996, the Company distributed a dividend of one Right for each outstanding share of Common Stock. The Rights are not exercisable until(i) ten days after a person or group acquires, or has the right to acquire, beneficial ownership of 20% or more of the Company's Common Stock or (ii) ten business days (or such later date as the Board shall determine) after a person or group commences a tender or exchange offer for 20% or more of the Company's Common Stock. Each Right entitles the holder to purchase a unit consisting initially of one one-thousandth of a share of Series A Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), for $30. The Rights Plan pursuant to which such Rights were issued was amended on September 24, 1996, so that the transaction contemplated by the Merger Agreement would not trigger the exercisability of the Rights. The Rights will expire, unless previously redeemed or exercised, on August 27, 2006. The Rights are automatically attached to, and trade with, each share of Common Stock.

PREFERRED STOCK

    The Company is authorized to issue up to 5,000,000 shares of Preferred Stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. The Company has no present intention to issue any shares of its authorized Preferred Stock.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

    The holders of approximately 3 million shares of Common Stock (the "Registrable Securities"), including Oracle, or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between the Company and the holders of Registrable Securities. Subject to certain limitations in the agreement, the Company is required to use its best efforts to register the Registrable Securities for resale, upon the request of
(i) the holders of at least 25% of the Registrable Securities or (ii) either J.P. Morgan Investment Corporation ("Morgan") or Oracle, on up to five occasions. If the Company registers any of its Common

Stock either for its own account or for the account of other security holders, the holders of Registrable Securities are entitled to include their shares of Common Stock in the registration. A holder's right to include shares in an underwritten registration is subject to the right of the underwriters to limit to a certain extent the number of shares included in the offering. The holders of Registrable Securities may also require the Company to register all or a portion of their Registrable Securities on Form S-3. All expenses other than underwriting discounts and commission incurred in connection with up to two such Form S-3 registrations must be borne by the Company.

                          MARKET PRICES AND DIVIDENDS

    The Common Shares are traded on the Nasdaq National Market System under the symbol "DLGX."

    Although there can be no assurance as to whether the proposed transaction will be effected, it is currently anticipated that the Merger will be completed in the second half of December 1996.

    The following table sets forth, for the calendar periods indicated, the high and low closing sales prices per Common Share, as quoted on the Nasdaq National Market System.

                                                                                    SALES PRICES
                                                                                     PER COMMON
                                                                                       SHARE
                                                                               ----------------------
  FISCAL PERIODS                                                                  HIGH        LOW
-----------------------------------------------------------------------------  ----------  ----------
1995
  Fourth Quarter (commencing June 15, 1995)..................................  $      251/4 $      235/8
1996
  First Quarter..............................................................  $      26   $      141/4
  Second Quarter.............................................................         16           85/8
  Third Quarter..............................................................         16          10
  Fourth Quarter.............................................................          93/4         67/8
1997
  First Quarter..............................................................  $       8   $       43/8
  Second Quarter (through November   , 1996).................................

    On September 23, 1996, the last full trading day prior to the public announcement that the parties had entered into the Merger Agreement providing for the Merger Consideration of $8.00 per Public Share, the last reported sale price per Common Share on the Nasdaq National Market System was $6.25. On
November   , 1996, the last reported sale price per Common Shares on the Nasdaq
National Market System was $         . HOLDERS OF COMMON SHARES ARE URGED TO
OBTAIN A CURRENT MARKET QUOTATION FOR THE COMMON SHARES.

    The Company has never paid a cash dividend on the Common Shares and does not anticipate paying one in the foreseeable future.

              SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY

    Certain selected consolidated historical financial data of the Company is set forth below and under "Selected Consolidated Financial Data of the Company." The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company and related Notes included elsewhere in this Proxy Statement, and with other financial information incorporated by reference into this Proxy Statement.

                                                                     FOR THE FISCAL YEARS ENDED JUNE 30,
                                                            ------------------------------------------------------
                                                              1996       1995       1994       1993        1992
                                                            ---------  ---------  ---------  ---------  ----------

                                                             (IN THOUSANDS, EXCEPT FOR PER SHARE DATA AND RATIOS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  License fees............................................  $  23,515  $  26,852  $  14,189  $   8,106  $    6,035
  Services................................................     25,668     16,326     10,559      9,978       9,384
                                                            ---------  ---------  ---------  ---------  ----------
        Total revenues....................................     49,183     43,178     24,748     18,084      15,419
                                                            ---------  ---------  ---------  ---------  ----------
Operating expenses:
  Cost of license fees....................................      7,862      5,618      2,077      1,975         950
  Cost of services........................................     18,109     10,334      6,024      6,543       6,251
  Sales and marketing.....................................     16,418     13,670      8,589      8,551       9,563
  Research and development................................      9,386      6,271      4,554      7,308       4,342
  General and administrative..............................      7,218      4,433      2,097      2,498       2,718
  Nonrecurring item(1)....................................     --         --         --         --           5,291
                                                            ---------  ---------  ---------  ---------  ----------
        Total operating expenses..........................     58,993     40,326     23,341     26,875      29,115
                                                            ---------  ---------  ---------  ---------  ----------
Income (loss) from operations.............................     (9,810)     2,852      1,407     (8,791)    (13,696)
Interest income (expense), net............................      1,828         73        (92)      (177)        (54)
                                                            ---------  ---------  ---------  ---------  ----------
Income (loss) before taxes................................     (7,982)     2,925      1,315     (8,968)    (13,750)
Provision (benefit) for income taxes(2)...................         50     (2,405)    --         --          --
                                                            ---------  ---------  ---------  ---------  ----------
Net income (loss).........................................  $  (8,032) $   5,330  $   1,315  $  (8,968) $  (13,750)
                                                            ---------  ---------  ---------  ---------  ----------
                                                            ---------  ---------  ---------  ---------  ----------
Earnings (loss) per share.................................  $   (0.70) $    0.59  $    0.16
                                                            ---------  ---------  ---------
                                                            ---------  ---------  ---------
Weighted average number of common and common equivalent
  shares outstanding(3)...................................     11,426      9,048      8,313
                                                            ---------  ---------  ---------
                                                            ---------  ---------  ---------
Ratio of earnings to fixed charges........................         (A)      6.9x
                                                            ---------  ---------
Book value per share......................................  $    3.70
                                                            ---------

                                                                                 AS OF JUNE 30,
                                                              -----------------------------------------------------
                                                                1996       1995       1994       1993       1992
                                                              ---------  ---------  ---------  ---------  ---------

                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  34,019  $  43,762  $   4,050  $   4,981  $     609
Working capital (deficiency)................................     32,336     44,795        312         42    (10,969)
Total assets................................................     57,904     65,051     17,596     15,715     12,626
Total assets less deferred research and development
  charges...................................................     55,021     62,769     15,746     14,166      6,001
Long-term liabilities.......................................        269        551      1,865      2,815      1,289
Redeemable convertible preferred stock......................     --         --         28,477     28,477      5,014
Shareholders' equity (deficit)..............................     41,275     49,291    (26,882)   (28,145)   (13,107)

    The above selected historical consolidated financial information of the Company is qualified by reference to and should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere herein and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's Annual Report on Form 10-K for the year ended June 30, 1996, which is incorporated herein by reference. In fiscal 1996, the Company restated its first and second quarters and made certain adjustments of approximately $5,900 in the fourth quarter. See Note 12 of notes to consolidated financial statements.

------------------------

(1) In fiscal 1992, the Company recorded a charge which related to costs associated with a reduction in the Company's workforce, costs related to redundancies in certain management positions and certain nonrecurring costs attendant to the development and introduction of GEMMS. The charge includes $1,224 of severance and related costs for workforce reductions, $3,100 in estimated settlement costs with customers and $967 in other product related costs. All costs but the settlement costs resulted in cash outlays in fiscal 1993. The matters for which settlement costs were estimated and provided for in fiscal 1992 were substantially settled in fiscal 1993 and 1994. Payment terms associated with settlement costs varied, extending as long as three years. As of June 30, 1996 there were no obligations outstanding for settlement of these costs.

(2) See Note 10 of notes to consolidated financial statements.

(3) See Note 2 of notes to consolidated financial statements.

(A) As a result of the loss incurred for the fiscal year ended June 30, 1996, earnings were insufficient to cover fixed charges in the amount of $545 during such period.

                           OWNERSHIP OF COMMON SHARES


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the Record Date by (i) each shareholder known to the Company to be a beneficial owner of more than 5% of the Company's Common Stock, (ii) each director, (iii) the former Chief Executive Officer and the four other most highly paid executive officers ("Named Executive Officers"), and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, officers and directors can be reached at the Company's principal executive offices.

                                                                                 AMOUNT OF
NAME AND ADDRESS OF                                                             BENEFICIAL        PERCENT OF
BENEFICIAL OWNER                                                               OWNERSHIP(1)          CLASS
--------------------------------------------------------------------------  -------------------  -------------
Oracle Corporation
  500 Oracle Parkway
  Redwood Shores, CA 94065................................................        1,566,287             13.4%
J.P. Morgan Investment Corporation
  60 Wall Street
  New York, NY 10260-0060.................................................        1,100,587              9.4%
Entities affiliated with Putnam Investments, Inc.(2)
  One Post Office Square
  Boston, MA 02109........................................................          658,000              5.6%
Richard C. Giordanella(3).................................................          475,709(4)           4.1%
Peter B. Soboloff.........................................................          105,125(5)         *
Joseph Grispo.............................................................           66,019(6)         *
George Beitzel............................................................           65,294(7)         *
John F. Cingari...........................................................           52,000(8)         *
David R. Hathaway.........................................................           44,863(9)         *
Ronald D. Nall............................................................           18,560(10)        *
Robert Weiler.............................................................           11,000(11)        *
Peter J. Barris...........................................................            8,580(12)        *
Rick L. Smith(13).........................................................                0            *
All directors and executive officers as a group (11 persons)..............          865,250(14)          7.2%(15)

------------------------

  (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Each individual has sole power to vote and sole power to dispose of his common shares, unless otherwise indicated.

  (2) Consists of shares owned by Putnam Investments, Inc. ("PI"), Putnam Investment Management, Inc. ("PIM") and The Putnam Advisory Company, Inc. ("PAC"). PIM and PAC are registered investment advisors and wholly owned subsidiaries of PI. In reports filed with the Commission, PI disclaims beneficial ownership of shares owned by PIM and PAC and reports that it has no power to vote or dispose of these shares.

  (3) Mr. Giordanella was the Chief Executive Officer of the Company until July 29, 1996, when his employment was terminated.

  (4) Based on the most recent publicly available information.

  (5) Consists of 129,911 shares issuable upon the exercise of options exercisable within sixty days after the Record Date.

  (6) Includes 60,019 shares issuable upon the exercise of options exercisable within sixty days after the Record Date.

  (7) Includes 10,986 shares held by family trusts of which Mr. Beitzel is the voting trustee, 24,661 shares issuable upon the exercise of options exercisable within sixty days after the Record Date and 18,661 shares issuable upon the exercise of options held by family trusts of which Mr. Beitzel is the voting trustee exercisable within sixty days after the Record Date.

  (8) Consists of 52,000 shares issuable upon the exercise of options exercisable within sixty days after the Record Date.

  (9) Includes 8,400 shares issuable upon the exercise of options exercisable within sixty days after the Record Date.

 (10) Consists of 18,560 shares issuable upon the exercise of options exercisable within sixty days after the Record Date.

 (11) Consists of 11,000 shares issuable upon the exercise of options exercisable within sixty days after the Record Date.

 (12) Includes 8,400 shares issuable upon the exercise of options exercisable within sixty days after the Record Date. Mr. Barris disclaims beneficial ownership of 412,025 shares held by New Enterprise Associates V, except for his pecuniary interest therein. Mr. Barris is a limited partner of New Enterprise Associates V.

 (13) Mr. Smith was an executive officer of the Company until April 29, 1996, when he resigned from the Company.


 (14) Includes the 475,709 Common Shares owned by Mr. Giordanella. Does not include 40,000 shares issuable to Raymond V. Sozzi upon the exercise of options exercisable within sixty days after the Record Date. Mr. Sozzi was hired by the Company as President and Chief Operating Officer in July, 1996 and currently serves as the Company's President, Chief Operating Officer and Acting Chief Executive Officer. In the event the Company is acquired by Oracle Corporation, Mr. Sozzi forfeits all outstanding stock options, vested and unvested, and receives a percentage of the proceeds of the sale in accordance with his Employment Agreement. See "Special Factors--Interest of Certain Persons in the Merger--Employment Agreements of Certain Executive Officers".



 (15) If the 40,000 shares referred to in footnote 14 were included in this percentage, the percentage of Common Shares held by directors and officers would be approximately 7.6%.


    * Less than 1%.


    An aggregate of 2,005,828 Common Shares are beneficially owned by Oracle and the current executive officers and directors of the Company (representing 16.6% of the outstanding Common Shares calculated in accordance with the Commission's rules). Of this amount, executive officers and directors beneficially held 439,541 Common Shares, consisting of (i) 64,615 Common Shares, (ii) options to acquire 374,926 Common Shares (exercisable within 60 days), of which 40,000 of such options held by Mr. Sozzi, will be forfeited upon consummation of the Merger. See "Special Factors--Interest of Certain Persons in the Merger--Employment Agreements of Certain Executive Officers."


                TRANSACTIONS BY CERTAIN PERSONS IN COMMON SHARES

    During the past 60 days, no transactions in Common Shares were effected by the persons named in the table set forth above.

    The only purchases of Common Shares made by Oracle or any affiliate of Oracle since June 30, 1994 are those made pursuant to the Purchase Agreement described in "Special Factors--Interest of Certain Persons in the Merger--Certain Agreements."

             MANAGEMENT OF ORACLE, ACQUISITION SUB AND THE COMPANY

DIRECTORS AND EXECUTIVE OFFICERS OF ORACLE

    Set forth below is the name of each person who is a director or executive officer of Oracle, the present principal occupation or employment of each such person and the name, of the corporation or other organization in which such occupation or employment of each such person is conducted and the material occupations, positions, offices and employment and the name and address of any corporation or other organization in which any material occupation, position, office or employment of each such person was held during the last five years. Unless otherwise indicated, each occupation set forth under an individual's name refers to employment with Oracle. All of the directors and executive officers of Oracle are United States citizens. Unless otherwise indicated, the address of each such person is that of Oracle at 500 Oracle Parkway, Redwood Shores, CA 94065.

                                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                                                    FIVE-YEAR EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------

Lawrence J. Ellison.....................................  Mr. Ellison has been Chief Executive Officer and a
  Chief Executive Officer and Chairman of the Board       director of Oracle since he founded Oracle in May 1977,
                                                          and was President until June 1996. Mr. Ellison has been
                                                          Chairman of the Board since June 1995 and was Chairman
                                                          of the Board from April 1990 until September 1992. He
                                                          has been a member of the Executive Committee since 1986.
                                                          Mr. Ellison is also a director of NeXT Computer, Inc.,
                                                          is Co-Chairman of California's Council on Information
                                                          Technology and is a member of President Clinton's Export
                                                          Council.

Raymond J. Lane.........................................  Mr. Lane has been President and Chief Operating Officer
  President, Chief Operating Officer and Director         since July 1996. Mr. Lane served as Executive Vice
                                                          President of Oracle and President of Worldwide
                                                          Operations from October 1993 to June 1996, and has been
                                                          a director since June 1995. He served as a Senior Vice
                                                          President of Oracle and President of Oracle USA from
                                                          June 1992 to September 1993. Before joining Oracle, Mr.
                                                          Lane was a Senior Vice President and Managing Partner of
                                                          the Worldwide Information Services Group at Booz-Allen &
                                                          Hamilton from July 1986 to May 1992. He served on the
                                                          Booz-Allen & Hamilton Executive Committee from April
                                                          1987 to May 1992, and on its Board of Directors from
                                                          April 1991 to May 1992. Mr. Lane is also a member of the
                                                          Board of Trustees of Carnegie-Mellon University.

                                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                                                    FIVE-YEAR EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------
Jeffrey O. Henley.......................................  Mr. Henley has been Executive Vice President and Chief
  Executive Vice President, Chief Financial Officer and   Financial Officer of Oracle since March 1991 and has
  Director                                                been a Director since June 1995. Prior to joining
                                                          Oracle, he served as Executive Vice President and Chief
                                                          Financial Officer of Pacific Holding Company, a
                                                          privately held company with diversified interests in
                                                          manufacturing and real estate, from August 1986 to
                                                          February 1991. Mr. Henley is also a director of Tricord
                                                          Systems, Inc., a computer hardware company.

Dirk A. Kabcenell.......................................  Mr. Kabcenell has been Executive Vice President of the
  Executive Vice President, Product Division              Product Division since November 1994. He served as
                                                          Senior Vice President of Server Technologies from
                                                          September 1993 to October 1994. From December 1992 to
                                                          September 1993, he served as a Senior Vice President of
                                                          the Database and Languages Division for Oracle and from
                                                          June 1990 to December 1992, he served as Vice President
                                                          of relational DBMS Development. Mr. Kabcenell is also a
                                                          member of the Board of Managers of Post N Mail, a Texas
                                                          limited liability corporation, doing business as
                                                          E-Stamp.

David J. Roux...........................................  Mr. Roux has been Executive Vice President of Corporate
  Executive Vice President, Corporate Development         Development since March 1996, and Senior Vice President
                                                          of Corporate Development of Oracle since September 1994.
                                                          Before joining Oracle, Mr. Roux served as Senior Vice
                                                          President, Marketing at Central Point Software from
                                                          April 1992 to July 1994. From October 1991 to April
                                                          1992, he served as Senior Vice President of the Portable
                                                          Computing Group at Lotus Development Corporation and
                                                          from June 1990 to October 1991, he served as Vice
                                                          President of Business Development at Lotus Development
                                                          Corporation. Mr. Roux is also a director of Voxware,
                                                          Inc. and the Western NIS Enterprise Fund.

Raymond L. Ocampo Jr....................................  Mr. Ocampo has been Senior Vice President, General
  Senior Vice President, General Counsel and Corporate    Counsel and Corporate Secretary of Oracle since October
  Secretary                                               1992. He was Vice President, General Counsel and
                                                          Corporate Secretary from September 1990 to September
                                                          1992. He served as General Counsel, Legal Operations
                                                          from July 1989 to August 1990, and as Associate General
                                                          Counsel from July 1986 to June 1989.

                                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                                                    FIVE-YEAR EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------
Thomas A. Williams......................................  Mr. Williams has been a Vice President of Oracle since
  Vice President and Corporate Controller                 October 1990 and Corporate Controller since May 1989.
                                                          Prior to joining Oracle, Mr. Williams held various
                                                          positions in the Audit Division of Arthur Andersen LLP,
                                                          an international public accounting firm, including
                                                          Partner from September 1987 to May 1989.

Donald L. Lucas.........................................  Mr. Lucas has been a director of the Company since March
  Director                                                1980. He has been Chairman of the Executive Committee
                                                          since 1986 and Chairman of the Finance and Audit
                                                          Committee since 1987. Mr. Lucas has been a member of the
                                                          Compensation Committee since 1989. He was Chairman of
                                                          the Board from October 1980 through March 1990. He has
                                                          been a venture capitalist since 1960. He is also a
                                                          director of Cadence Design Systems, Inc., Amati
                                                          Communications Corporation, Macromedia, Inc., Racotek,
                                                          Inc., Transcend Services, Inc. and Tricord Systems,
                                                          Incorporated.

Delbert W. Yocam........................................  Mr. Yocam has been a director of the Company and has
  Director                                                been a member of the Finance and Audit Committee since
                                                          March 1992. He has been a member of the Compensation
                                                          Committee since May 1993. Mr. Yocam has been an
                                                          independent consultant from November 1994 to the
                                                          present. Mr. Yocam was President, Chief Operating
                                                          Officer and a director of Tektronix, Inc. from September
                                                          1992 until November 1994. He was an independent
                                                          consultant from November 1989 until September 1992. Mr.
                                                          Yocam was with Apple Computer, Inc. from November 1979
                                                          through November 1989, serving in a variety of executive
                                                          management positions including Chief Operating Officer
                                                          from August 1986 to August 1988 and President of Apple
                                                          Pacific, Inc., a subsidiary of Apple Computer, Inc.,
                                                          from August 1988 to November 1989. Mr. Yocam is also a
                                                          director of Adobe Systems Incorporated, Castelle, Inc.,
                                                          Integrated Measurement Systems, Inc. and Sapiens
                                                          International Corp.

                                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                                                    FIVE-YEAR EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------
Michael J. Boskin.......................................  Dr. Boskin has been a director of the Company since May
  Director                                                1994. He has been a member of the Finance and Audit
                                                          Committee since July 1994 and a member of the
                                                          Compensation Committee since July 1995. Dr. Boskin has
                                                          been a professor of economics at Stanford University
                                                          since 1971 and principal of Boskin & Co., a consulting
                                                          firm, since 1980. He was Chairman of the President's
                                                          Council of Economic Advisers from February 1989 until
                                                          January 1993. Dr. Boskin is also a director of Exxon
                                                          Corporation, HealthCare COMPARE Corp. and Airtouch
                                                          Communications, Inc.

DIRECTORS AND EXECUTIVE OFFICERS OF ACQUISITION SUB

    Set forth below is the name of each person who is a director or executive officer of Acquisition Sub, the present principal occupation or employment of each such person and the material occupations, positions, offices and employment held by each such persons during the last five years and the name of any corporation or other organization in which such occupations and employment was conducted. The address of each such person is that of Oracle at 500 Oracle Parkway, Redwood Shores, CA 94065. All of the directors and executive officers of Acquisition Sub are United States citizens.

                                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                                                    FIVE-YEAR EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------
David J. Roux...........................................  See the information set forth under "--Directors and
  Director; President and Chief Financial Officer         Executive Officers of Oracle" with respect to Mr. Roux.

Thomas Theodores........................................  Mr. Theodores has been Vice President, Corporate Legal
  Vice President and Secretary                            and Assistant Secretary, of Oracle since September,
                                                          1993, and Vice President, Legal, U.S. and
                                                          Intercontinental from June 1991 through September 1993.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

    Set forth below is the name of each person who is a director or executive officer of the Company and, unless disclosed elsewhere herein, the present principal occupation or employment of each such person and the name and principal business of the corporation or other organization in which such occupation or employment of each such person is conducted and the material occupation, positions, offices and employment and the name and principal business of any corporation or other organization in which any material occupational position, office or employment of each such person was held during the last five years. All of the directors and executive officers of the Company are United States citizens. Unless otherwise indicated, the business address of each such person is that of the Company at 100 Summit Lake Drive, Valhalla, NY 10595.

                                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                                                    FIVE-YEAR EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------

Raymond V. Sozzi........................................  Mr. Sozzi has been President and Chief Operating Officer
  President, Chief Operating Officer and Acting Chief     since July 1996 and has been acting Chief Executive
  Executive Officer                                       Officer since July 30, 1996. Prior to joining the
                                                          Company, Mr. Sozzi served as Chief Executive Officer,
                                                          President and director of DataImage, Inc., a software
                                                          company providing integration of imaging systems, from
                                                          November 1993 to April 1996. From November 1992 to
                                                          November 1993, he served as Chief Executive Officer,
                                                          President, a director and consultant of Insci Corp., a
                                                          software company that provides electronic management
                                                          information systems. From November 1991 to November
                                                          1992, he served as Chief Executive Officer and President
                                                          of Northstar Technologies, Inc., a supplier of Loran and
                                                          satellite navigation systems.

Richard J. Willemin.....................................  Mr. Willemin has been Chief Financial Officer since
  Chief Financial Officer                                 September 26, 1996 and was a consultant to the Company
                                                          in that capacity from August 30, 1996 to September 26,
                                                          1996. Prior to joining the Company, Mr. Willemin served
                                                          as Vice President and Chief Financial Officer of NEIC, a
                                                          transaction processing company in the health care
                                                          industry, from June 1994 to August 1996. From March 1992
                                                          to June 1994, he served as interim Chief Financial
                                                          Officer during periods of transition for several
                                                          companies, including Saratoga Spring Water Company, a
                                                          beverage manufacturer and distributor; Canyon Ranch Spa
                                                          Cuisine, a mail order health food company; and Cosmetics
                                                          Plus, a health and beauty aid retailer. From October
                                                          1985 to March 1992, he held various financial positions
                                                          at CitiCorp, including Director, Financial Planning and
                                                          Analysis, at CitiCorp POS, a database marketing
                                                          division.

Ronald D. Nall..........................................  Mr. Nall has been Senior Vice President, Product
  Senior Vice President, Product Research, Marketing and  Research, Marketing and Development since February 1996.
  Development and MIS                                     He served as Vice President, GEMMS Research and
                                                          Development and MIS from July 1995 to February 1996.
                                                          Prior to joining the Company, he served as Vice
                                                          President, Research & Development, of Computer
                                                          Associates, a provider of software, from 1986 to July
                                                          1995.

                                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                                                    FIVE-YEAR EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------
Peter B. Sobiloff.......................................  Mr. Sobiloff has served as President, Field Operations
  President, Worldwide Field Operations                   since February 1996. He served as Vice President of
                                                          Worldwide Field Operations from August 1992 to February
                                                          1996. Prior to joining the Company, from 1981 to 1992,
                                                          he served in various positions at Ross Systems, Inc.,
                                                          including Executive Vice President, Field Operations in
                                                          1992.

Joseph J. Grispo........................................  Mr. Grispo has served as General Manager, CIMPRO
  General Manager, CIMPRO Business Systems                Business Systems since February 1996. He served as Vice
                                                          President, Client Services and CIMPRO Business Unit from
                                                          February 1993 to February 1996. Prior to joining the
                                                          Company, he served as Executive Vice President, Client
                                                          Services, of Ross Systems, Inc., a provider of software,
                                                          from 1990 to February 1993.

John F. Cingari.........................................  Mr. Cingari has served as Vice President, Product
  Vice President, Product Marketing                       Marketing since July 1995. He served as Vice President,
                                                          Marketing from March 1995 to July 1995, as Vice
                                                          President, Marketing and Development from March 1994 to
                                                          March 1995 and as Vice President, Marketing from June
                                                          1993 to March 1994. Prior to joining the Company, he
                                                          served as Director of Marketing of Marcam Corporation, a
                                                          provider of software, from 1989 to June 1993.

Rick A. Marquardt.......................................  Mr. Marquardt has served as Vice President, Oracle
  Vice President, Oracle Relationship                     Relationship since June 1994, when he joined the
                                                          Company. From October 1990 to May 1994, he served as the
                                                          Vice President, Manufacturing Systems of Ross Systems,
                                                          Inc.

Peter J. Barris.........................................  Mr. Barris has served as a director of the Company since
  Director                                                October 1992 and has been a member of the Compensation
                                                          Committee since September 1995. He has been associated
                                                          with the New Enterprise Associates partnerships, venture
                                                          capital funds, since October 1990 and is a general
                                                          partner of New Enterprise Associates VI. From 1989 to
                                                          August 1990, he was President and Chief Executive
                                                          Officer at LEGENT Corporation, a utilities and systems
                                                          software company.

                                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                                                    FIVE-YEAR EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------
George B. Beitzel.......................................  Mr. Beitzel has served as a director of the Company
  Director                                                since 1991 and Chairman of the Compensation Committee
                                                          since 1993. In 1987, he retired from International
                                                          Business Machines Corporation where he had been employed
                                                          since 1955 in various positions, most recently as a
                                                          Senior Vice President, and where he was a member of the
                                                          Board of Directors.

David R. Hathaway.......................................  Mr. Hathaway has served as a director of the Company
  Director                                                since 1986. He has also served as Chairman of the Audit
                                                          Committee since 1993 and has been a member of the
                                                          Compensation Committee since 1992. Mr. Hathaway is a
                                                          general partner of Venrock Associates, a venture capital
                                                          firm with which he has been associated since 1980. From
                                                          February to July 1992, Mr. Hathaway served as acting
                                                          Chief Executive Officer of the Company.

Robert K. Weiler........................................  Mr. Weiler has served as a director of the Company since
  Director                                                March 1995. He has served as President of Software
                                                          Business of Wang Laboratories, Inc. since December 1995.
                                                          From 1991 to 1995, he served as Senior Vice President of
                                                          Worldwide Sales and Marketing at Lotus Development
                                                          Corporation. From 1989 to 1991, he was President and
                                                          Chief Operating Officer of Interleaf, Inc.

CERTAIN PROCEEDINGS

    On September 24, 1993, the Commission concluded a private investigation into disclosure, accounting, and trading issues at Oracle by filing a complaint in the United States District Court, Northern District of California. The complaint alleged violations of Sections 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act, and Rules 12b-20 and 13a-13 promulgated thereunder, which impose certain financial disclosure and internal recordkeeping obligations on Oracle. The Commission alleged that Oracle issued inaccurate financial reports during the period from August 1989 through November 1990 due to inadequate internal accounting controls. The complaint did not allege fraud or intentional wrongdoing.


    Without admitting any wrongdoing, Oracle agreed to conclude the matter by consenting to entry of a final judgment, enjoining future violations of those sections and rules, and imposing a civil penalty of $100,000. The penalty was paid on October 27, 1993. The final judgment was approved and entered by the Court on October 20, 1993.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The consolidated financial statements and schedule included in the Company's Annual Report on Form 10-K, incorporated by reference in this Proxy Statement, have been audited by Price Waterhouse LLP, independent public accountants, as stated in their reports with respect thereto. It is expected that representatives of Price Waterhouse LLP will be present at the Special Meeting, both to respond to appropriate questions of shareholders of the Company and to make a statement if they desire.

                                 MISCELLANEOUS

    Where information contained in this Proxy Statement rests particularly within the knowledge of a person other than the Company, the Company has relied upon information furnished by such person or contained in filings made by such person with the Commission.

                               PROXY SOLICITATION


    Proxies are being solicited by and on behalf of the Board of Directors of the Company. All expenses of this solicitation, including the cost or preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation material to beneficial owners of the Common Shares held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. Corporate Investor Communications, Inc. has been engaged to solicit proxies on behalf of the Company for a fee of $3,500 plus reasonable out-of-pocket expenses.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Securities and Exchange Commission (the "Commission") by the Company (File No. 000-26000) are incorporated by reference in this Proxy Statement:


        1. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996, as amended on Form 10-K/A filed on October 29, 1996;


        2. The Company's Current Reports on Form 8-K filed on August 28, 1996 and on September 26, 1996.

    All documents and reports filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the respective dates of filing of such documents or reports.

    Any statement contained in a document filed with the Commission prior to the date hereof and incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. The modifying or superseding statement may, but need not, state that it has modified or superseded a prior statement or include any other information set forth in the document that is not so modified or superseded. The making of a modifying or superseding statement shall not be deemed an admission that the modified or superseded statement, when made, constituted an untrue statement of a material fact, an omission to state a material fact necessary to make a statement not misleading, or the employment of a manipulative, deceptive or fraudulent device, contrivance, scheme, transaction, act, practice, course of business or artifice to defraud, as those terms are used in the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act or the rules and regulations thereunder. Any statement so modified shall not be deemed in its unmodified form to constitute a part hereof for purposes of the Exchange Act. Any statement so superseded shall not be deemed to constitute a part hereof for purposes of the Exchange Act.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, CitiCorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected at the offices of the Nasdaq National Market, 20 Broad Street, New York, New York 10005.

    The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

    THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE TO SUCH DOCUMENTS) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT IS DELIVERED, ON WRITTEN OR ORAL REQUEST TO DATALOGIX INTERNATIONAL INC., 100 SUMMIT LAKE DRIVE, VALHALLA, NEW YORK 10595, ATTENTION: BARBARA ARNOLD, ASSISTANT SECRETARY, TELEPHONE: (914) 773-8000. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL
MEETING, REQUESTS MUST BE RECEIVED BY DECEMBER       , 1996 .

                             ADDITIONAL INFORMATION


    This Proxy Statement includes information to be disclosed pursuant to Rule 13e-3 under the Exchange Act, which governs so-called "going private" transactions by certain issuers or their affiliates. As of September 24, 1996, Oracle owned 1,566,287 Common Shares, representing approximately 13.4% of the total outstanding capital stock of the Company. Neither the Company nor Oracle believes that Oracle or Acquisition Sub is an affiliate of the Company and both Oracle and Acquisition Sub deny being affiliates of the Company. Accordingly, the Company and Oracle do not believe that Oracle, Acquisition Sub or the Company are subject to the requirements of Rule 13e-3 as a result of the proposed Merger. Oracle, Acquisition Sub and the Company are, however, filing a Rule 13e-3 Transaction Statement (the "Schedule 13E-3") to furnish information with respect to the transactions described herein. This Proxy Statement does not contain all of the information set forth in the Schedule 13E-3, parts of which are omitted in accordance with the regulations of the Commission. The Schedule 13E-3, and any amendments thereto, including exhibits filed as a part thereof, will be available for inspection and copying at the offices of the Commission at set forth above.

                             SHAREHOLDER PROPOSALS

    If the Merger is not consummated, any shareholder who wishes to present a proposal for inclusion in the Proxy Statement for action at future Annual Meetings of Shareholders must comply with the rules and regulations of the Commission then in effect. The date by which such proposals must be received by the Company for inclusion in the Company's Proxy Statement for the 1997 Annual Meeting has not yet been determined. If the Merger is not consummated, the Company will inform holders of the Common Shares of the date by which such proposals must be received by the Company for inclusion in the Company's Proxy Statement for the 1997 Annual Meeting of Shareholders.

                                By Order of the Board of Directors

                                By:             /s/ RAYMOND V. SOZZI
                                     -----------------------------------------
                                                  Raymond V. Sozzi
                                         PRESIDENT, CHIEF OPERATING OFFICER
                                         AND ACTING CHIEF EXECUTIVE OFFICER

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Datalogix International Inc.

    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of cash flows and of shareholders' equity present fairly, in all material respects, the financial position of Datalogix International Inc. and its subsidiaries at June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    As discussed in Note 13, on September 24, 1996 the Company executed an agreement and plan of merger with Oracle in which Oracle will acquire all of the Company's outstanding common stock.

Price Waterhouse LLP
Stamford, Connecticut
September 24, 1996

                          DATALOGIX INTERNATIONAL INC.
                           CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                    JUNE 30,
                                                                                              --------------------
                                                                                                1996       1995
                                                                                              ---------  ---------
                                                      ASSETS
Current assets:
  Cash and cash equivalents.................................................................  $  34,019  $  43,762
  Short-term investments....................................................................     --            165
  Accounts receivable, less allowance for doubtful accounts of $2,025, and $736,
    respectively............................................................................     13,930     13,484
  Deferred income taxes.....................................................................     --          2,017
  Prepaid expenses and other current assets.................................................        747        576
                                                                                              ---------  ---------
      Total current assets..................................................................     48,696     60,004
Fixed assets, net...........................................................................      3,356      2,207
Computer software development costs, less accumulated amortization of $1,890 and $3,080,
  respectively..............................................................................      2,883      2,282
Deferred income taxes.......................................................................      2,732        499
Other assets................................................................................        237         59
                                                                                              ---------  ---------
      Total assets..........................................................................  $  57,904  $  65,051
                                                                                              ---------  ---------
                                                                                              ---------  ---------
                                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................................................  $   2,632  $   5,157
  Accrued liabilities.......................................................................      5,162      3,516
  Customer advances and unearned revenue....................................................      3,900      5,712
  Notes payable and other obligations.......................................................      4,666        824
                                                                                              ---------  ---------
      Total current liabilities.............................................................     16,360     15,209
Unearned revenue............................................................................        269        404
Notes payable and other obligations.........................................................     --            147
Commitments and contingencies (Note 6 and 12)...............................................     --         --
Shareholders' equity (deficit):
  Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued.................     --         --
  Common stock, $.01 par value; authorized--40,000,000 shares; issued and
    outstanding--11,158,231 shares in 1996 and 10,864,130 shares in 1995....................        112        109
  Additional paid-in capital................................................................     72,160     71,631
  Accumulated deficit.......................................................................    (29,903)   (21,871)
  Treasury stock, at cost; 96,116 shares in 1996 and 11,116 shares in 1995..................       (704)       (71)
  Cumulative translation adjustment.........................................................       (293)      (267)
  Deferred compensation.....................................................................        (97)      (240)
                                                                                              ---------  ---------
      Total shareholders' equity............................................................     41,275     49,291
                                                                                              ---------  ---------
      Total liabilities and shareholders' equity............................................  $  57,904  $  65,051
                                                                                              ---------  ---------
                                                                                              ---------  ---------

          See accompanying notes to consolidated financial statements.

                          DATALOGIX INTERNATIONAL INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                         YEAR ENDED JUNE 30,
                                                                                   -------------------------------
                                                                                     1996       1995       1994
                                                                                   ---------  ---------  ---------
Revenues:
    License fees.................................................................  $  23,515  $  26,852  $  14,189
    Services.....................................................................     25,668     16,326     10,559
                                                                                   ---------  ---------  ---------
    Total revenues...............................................................     49,183     43,178     24,748
                                                                                   ---------  ---------  ---------
Operating expenses:
    Cost of license fees.........................................................      7,862      5,618      2,077
    Cost of services.............................................................     18,109     10,334      6,024
    Sales and marketing..........................................................     16,418     13,670      8,589
    Research and development.....................................................      9,386      6,271      4,554
    General and administrative...................................................      7,218      4,433      2,097
                                                                                   ---------  ---------  ---------
    Total operating expenses.....................................................     58,993     40,326     23,341
                                                                                   ---------  ---------  ---------
Income (loss) from operations....................................................     (9,810)     2,852      1,407
    Interest income..............................................................      1,950        186         57
    Interest expense.............................................................       (122)      (113)      (149)
                                                                                   ---------  ---------  ---------
Income (loss) before taxes.......................................................     (7,982)     2,925      1,315
Provision (benefit) for income taxes.............................................         50     (2,405)    --
                                                                                   ---------  ---------  ---------
Net income (loss)................................................................  $  (8,032) $   5,330  $   1,315
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Earnings (loss) per share........................................................  $   (0.70) $    0.59  $    0.16
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Weighted average number of common and common equivalent shares outstanding.......     11,426      9,048      8,313
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

          See accompanying notes to consolidated financial statements.

                          DATALOGIX INTERNATIONAL INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                         YEAR ENDED JUNE 30,
                                                                                   -------------------------------
                                                                                     1996       1995       1994
                                                                                   ---------  ---------  ---------
Cash flows from operating activities:
  Net income (loss)..............................................................  $  (8,032) $   5,330  $   1,315
  Adjustments to reconcile net income (loss) to net cash provided by (used in)
    operating activities:
    Depreciation and amortization................................................      2,821      1,456      1,128
    Provision for bad debt on accounts receivable................................      2,812        307        590
    Loss on disposal of fixed assets.............................................        118     --              6
    Write-off of capitalized software costs......................................        131     --            120
    Deferred income taxes........................................................       (216)    (2,516)    --
    Changes in operating assets and liabilities:
      Accounts receivable........................................................     (3,258)    (4,259)    (3,483)
      Prepaid expenses and other assets..........................................       (239)       347        (35)
      Accounts payable and accrued liabilities...................................      4,576      2,160        410
      Customer advances and unearned revenue.....................................     (1,947)      (352)       286
                                                                                   ---------  ---------  ---------
        Net cash provided by (used in) operating activities......................     (3,234)     2,473        337
                                                                                   ---------  ---------  ---------
Cash flows from investing activities:
  Short-term investments, net....................................................         55        (55)       272
  Capital expenditures...........................................................     (2,676)    (1,884)      (401)
  Capitalized software costs.....................................................     (1,896)    (1,122)    (1,008)
                                                                                   ---------  ---------  ---------
        Net cash (used in) investing activities..................................     (4,517)    (3,061)    (1,137)
                                                                                   ---------  ---------  ---------
Cash flows from financing activities:
  Net repayments on financing arrangements.......................................       (971)    (2,780)       (78)
  Purchase of treasury shares....................................................       (633)    --         --
  Proceeds from sale of redeemable convertible preferred stock, net..............     --          4,147        (38)
  Payment of stock issuance costs................................................       (789)    --         --
  Proceeds from sale of common stock, net........................................     --         38,743     --
  Proceeds from exercise of stock options and warrants and employee stock
    purchase.....................................................................        427        216     --
                                                                                   ---------  ---------  ---------
        Net cash provided by (used in) financing activities......................     (1,966)    40,326       (116)
                                                                                   ---------  ---------  ---------
Effect of exchange rate changes on cash..........................................        (26)       (26)       (15)
                                                                                   ---------  ---------  ---------
        Net increase (decrease) in cash and cash equivalents.....................     (9,743)    39,712       (931)
Cash and cash equivalents at beginning of year...................................     43,762      4,050      4,981
                                                                                   ---------  ---------  ---------
Cash and cash equivalents at end of year.........................................  $  34,019  $  43,762  $   4,050
                                                                                   ---------  ---------  ---------
Supplemental disclosures of cash flow information:
  Interest paid..................................................................  $     122  $     113  $     149
  Interest received..............................................................  $   1,856     --         --
Noncash investing and financing activities:
  Accrual of deferred stock option compensation..................................  $  --      $     257  $  --
  Conversion of redeemable preferred stock to common stock.......................  $  --      $  32,977  $  --
  Accrual of common stock issuance costs.........................................  $  --      $     731  $  --

          See accompanying notes to consolidated financial statements.

                          DATALOGIX INTERNATIONAL INC.
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                               COMMON STOCK        ADDITIONAL                               CUMULATIVE
                                         ------------------------    PAID-IN    ACCUMULATED    TREASURY     TRANSLATION
                                           SHARES       AMOUNT       CAPITAL     (DEFICIT)       STOCK      ADJUSTMENT
                                         -----------  -----------  -----------  ------------  -----------  -------------
Balance, June 30, 1993.................         213    $       2    $     275    $  (28,125)   $     (71)    $    (226)
Exercise of stock options..............           2                         1
Preferred stock issuance costs.........                                                 (38)
Net income.............................                                               1,315
Translation adjustments................                                                 (15)
                                         -----------       -----   -----------  ------------       -----         -----
Balance, June 30, 1994.................         215            2          276       (26,848)         (71)         (241)
Preferred stock issuance costs.........                                  (353)
Initial public offering of common
  stock, net...........................       2,495           25       37,987
Conversion of redeemable preferred
  stock................................       7,259           73       32,904
Cashless exercise of Oracle Warrant
  (Note 7):
    Exercise...........................         890            9        4,995
    Reacquisition......................        (890)          (9)     (15,128)
    Sale...............................         596            6       10,127
Exercise of stock options and
  warrants.............................         299            3          213
Deferred compensation on stock
  options..............................                                   257
Amortization of deferred
  compensation.........................
Net income.............................                                               5,330
Translation adjustments................                                                                            (26)
                                         -----------       -----   -----------  ------------       -----         -----
Balance, June 30, 1995.................      10,864          109       71,631       (21,871)         (71)         (267)
Exercise of stock options and
  warrants.............................         282            3          296
Issuance under Stock Plans.............          12       --              128
Purchase of treasury shares............                                                             (633)
Amortization of deferred
  compensation.........................                                   105
Net loss...............................                                              (8,032)
Translation adjustments................                                                                            (26)
                                         -----------       -----   -----------  ------------       -----         -----
Balance, June 30, 1996.................      11,158    $     112    $  72,160    $  (29,903)   $    (704)    $    (293)
                                         -----------       -----   -----------  ------------       -----         -----
                                         -----------       -----   -----------  ------------       -----         -----


                                           DEFERRED
                                         COMPENSATION
                                         -------------
Balance, June 30, 1993.................    $  --
Exercise of stock options..............
Preferred stock issuance costs.........
Net income.............................
Translation adjustments................
                                         -------------
Balance, June 30, 1994.................       --
Preferred stock issuance costs.........
Initial public offering of common
  stock, net...........................
Conversion of redeemable preferred
  stock................................
Cashless exercise of Oracle Warrant
  (Note 7):
    Exercise...........................
    Reacquisition......................
    Sale...............................
Exercise of stock options and
  warrants.............................
Deferred compensation on stock
  options..............................         (257)
Amortization of deferred
  compensation.........................
Net income.............................           17
Translation adjustments................
                                         -------------
Balance, June 30, 1995.................         (240)
Exercise of stock options and
  warrants.............................
Issuance under Stock Plans.............
Purchase of treasury shares............
Amortization of deferred
  compensation.........................          143
Net loss...............................
Translation adjustments................
                                         -------------
Balance, June 30, 1996.................          (97)
                                         -------------
                                         -------------

          See accompanying notes to consolidated financial statements.

                          DATALOGIX INTERNATIONAL INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 1--THE COMPANY:

    Datalogix International Inc. (the "Company") is a provider of open, client/server software solutions for managing the manufacturing, logistics and financial operations of process manufacturing companies worldwide.

    The financial statements reflect the consolidated activities of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    The following is a summary of significant accounting policies followed by the Company.

ACCOUNTING ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.

REVENUE RECOGNITION:

    Revenues under the Company's noncancellable license agreements are recognized upon delivery of the software and once all significant contractual obligations have been satisfied. Royalty revenues are recognized as they are reported to the Company by the third party licensing the Company's software.

    Revenues from the Company's customer support services (i.e., telephone support and product updates) are recognized on a PRO RATA basis over the life of the service contract, generally one year. Revenues from consulting, programming, training and software installation services are recognized as these services are performed and delivered. Customer advances and unearned revenues include amounts received or billed for customer support services to be rendered in the future.

    Estimated warranty costs of the Company's noncancellable license agreements are recognized upon the recognition of revenue related to these agreements. See
Note 12 for fourth quarter increase to the warranty reserve.

COMPUTER SOFTWARE DEVELOPMENT COSTS:

    The Company's software development costs, which are primarily comprised of salaries and related costs, are expensed until technological feasibility is established and then capitalized until a marketable product is completed. Capitalized software development costs are amortized over their estimated economic life, principally three to five years. Amortization expense included in cost of license fees for the years ended June 30 were $1,161 in 1996, $690 in 1995 and $596 in 1994. Included in research and development expenses were previously capitalized software in the amounts of $131 and $120 in fiscal 1996 and 1994, respectively, which the Company determined would provide no future benefit.

    The Company periodically reviews its capitalized software development costs to determine their net realizability based upon anticipated net future cash flows of the applicable products.

                          DATALOGIX INTERNATIONAL INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
FIXED ASSETS:

    Fixed assets are stated at cost less accumulated depreciation or amortization. Depreciation of computer and office equipment is calculated using the straight-line method over the estimated useful lives of the assets. Amortization of leasehold improvements is calculated using the straight-line method over the shorter of the life of the improvement or the related lease. Depreciation and amortization expenses were $1,406, $749, and $532 in fiscal 1996, 1995 and 1994, respectively.

SHORT-TERM INVESTMENTS:

    Short-term investments consist of bank deposits with maturities greater than three months.

INCOME TAXES:

    The Company accounts for income taxes using the asset and liability approach. See Note 10 for further information.

STATEMENT OF CASH FLOWS:

    For purposes of reporting cash flows, the Company considers all interest-bearing securities having original maturities of three months or less to be cash equivalents.

CONCENTRATIONS OF CREDIT RISKS:

    The Company operates in one segment and its customers are concentrated primarily in the consumer packaged goods (food, beverage, health and beauty aids) and the industrial products (chemical, pharmaceutical and petroleum) industries. The Company generally requires a cash deposit upon contract signing. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

    In fiscal 1996, approximately 10% and 16% of total revenues were derived from Oracle and another customer, respectively. The GEMMS license fees and services comprised the principal component of the revenues from these customers. No customer accounted for revenues in excess of 10% in fiscal 1995 or 1994.

    The Company invests its excess cash principally in money market instruments, short-term corporate obligations and certificates of deposit. Generally, the investments mature within 90 days.

FOREIGN CURRENCY TRANSLATION:

    Assets and liabilities denominated in foreign currencies are translated at exchange rates on the balance sheet date, and revenues and expenses are translated at average rates during the period. Translation adjustments are shown separately as a component of shareholders' equity. The majority of international revenues are denominated in U.S. dollars and pound sterling.

                          DATALOGIX INTERNATIONAL INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
EARNINGS (LOSS) PER SHARE:

    Earnings (loss) per share is determined by dividing net income (loss) by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Common stock equivalents include stock options, warrants and redeemable convertible preferred stock prior to its conversion into common stock in June 1995, upon the closing of the initial public offering of the Company's common stock.

RECENTLY ISSUED ACCOUNTING STANDARDS:

    In October 1995, the Financial Accounting Standards Board issued SFAS 123, " Accounting for Stock Based Compensation," which is effective in fiscal 1997 for the Company. Under SFAS 123, companies can elect, but are not required, to recognize compensation expense for all stock-based awards, using a fair value methodology. The Company expects to implement in fiscal 1997 the disclosure only provision, as permitted by SFAS 123.

RECLASSIFICATIONS:

    Certain reclassifications have been made to prior period amounts to conform with the current year presentation.

NOTE 3--ORACLE (A RELATED PARTY) AGREEMENTS:

    In September 1994, the Company entered into a Joint Marketing Agreement and an International Distribution Agreement with Oracle Corporation (the "Oracle Agreements") to market and distribute the GEMMS product (under the name "Oracle GEMMS") on a worldwide basis. Datalogix pays royalties of 30% to Oracle for certain GEMMS sales in the United States. The Company reports the royalties paid to Oracle as a cost of license fees. In exchange for its international distribution rights, Oracle pays the Company a royalty equal to 40% or more of the license fees and maintenance fees received by Oracle for certain sales outside the United States. Oracle also pays the Company license fees for certain sales in the United States where Oracle sells directly to the customer. The Company includes these royalties and license fees in revenues. There is no offsetting entry to cost of license fees that is attributable to the royalty and license fee revenues earned by the Company. The Oracle Agreements are for a four-year term and renew annually unless terminated by either party.

    Royalties and license fees paid by Oracle to Datalogix were approximately $4,342 and $411 and royalties paid by Datalogix to Oracle were approximately $3,923 and $2,670 for fiscal 1996 and 1995, respectively. Services revenue paid by Oracle to Datalogix were approximately $740 and $130 in fiscal 1996 and 1995, respectively. At June 30, 1996 and 1995, the Company had receivables due from Oracle in the amount of $1,576 and $164, respectively, which are included in accounts receivable in the consolidated balance sheet. Also, at June 30, 1996 and 1995, the Company had payables due Oracle in the amount of $1,905 and $2,877, respectively, which are included in accounts payable in the consolidated balance sheet. See Note 7, 11 and 13 for other transactions with Oracle.

                          DATALOGIX INTERNATIONAL INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 4--BALANCE SHEET COMPONENTS:

    Fixed assets consisted of the following at:

                                                                                   JUNE 30,
                                                                             --------------------
                                                                               1996       1995
                                                                             ---------  ---------
Computer equipment.........................................................  $   4,003  $   3,608
Assets under capital lease.................................................     --            270
Office furniture, fixtures and other.......................................      2,169      1,297
                                                                             ---------  ---------
Total......................................................................      6,172      5,175
LESS--Accumulated depreciation and amortization............................      2,816      2,968
                                                                             ---------  ---------
                                                                             $   3,356  $   2,207
                                                                             ---------  ---------
                                                                             ---------  ---------

    Accrued liabilities consisted of the following at:

                                                                                   JUNE 30,
                                                                             --------------------
                                                                               1996       1995
                                                                             ---------  ---------
Commissions................................................................  $   1,076  $   1,136
Payroll and other compensation.............................................      1,957        352
Other......................................................................      2,129      2,028
                                                                             ---------  ---------
                                                                             $   5,162  $   3,516
                                                                             ---------  ---------
                                                                             ---------  ---------

NOTE 5--NOTES PAYABLE AND OTHER OBLIGATIONS:

    In January 1994, the Company secured a commitment for a short term credit facility of $1,500. The facility was amended in December 1994 to include an equipment line of credit of $1,000. These facilities bear interest at a rate of 0.75% to 1.25% above the lender's prime rate and are secured by the Company's assets. The short term credit facility expired in April 1996. The equipment line of credit facility expired in June 1995. No amounts were outstanding under either the short term credit facility or the equipment line credit at June 30, 1996 or 1995.

    The Company has other obligations relating to product claims and warranty costs. In the fourth quarter of fiscal 1996, the Company increased its reserve for such costs and obligations to approximately $4,700 as discussed in Note 12.

    The Company has noncancelable operating leases for furniture, equipment, office space and automobiles. Annual rental expense under operating leases was $1,957, $1,920 and $1,758 in fiscal 1996, 1995, 1994, respectively.

                          DATALOGIX INTERNATIONAL INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 5--NOTES PAYABLE AND OTHER OBLIGATIONS: (CONTINUED)
    At June 30, 1996, scheduled minimum future lease payments due under noncancelable operating leases having initial or remaining terms of one year or more are as follows:

FISCAL YEAR
-------------------------------------------------------------------------------------
1997.................................................................................  $   2,112
1998.................................................................................      2,296
1999.................................................................................      1,187
2000 and thereafter..................................................................        102
                                                                                       ---------
    Total minimum lease payments.....................................................  $   5,697
                                                                                       ---------
                                                                                       ---------

NOTE 6--COMMITMENTS AND CONTINGENCIES:

    The Company has made commitments to its customers for the annual support and maintenance of its products as well as other customer obligations. See Note 5 for the accrued liability for product claims and warranty costs.

    The Company is a party to claims arising during the normal course of business, the outcome of which, in the opinion of management, will not have a material adverse effect on the Company's financial position or results of operations. See Note 12 for discussion of quarterly restatements.

NOTE 7--CAPITAL STOCK:

AUTHORIZATION

    In April 1995, the Board of Directors and shareholders approved a 1-for-2 reverse stock split of the common stock, authorized the issuance of 5,000,000 shares of preferred stock at $.01 par value and approved an increase in the number of authorized common shares from 30,000,000 to 40,000,000 shares. The reverse stock split has been reflected in all prior periods presented. Accordingly, all previously reported common stock share, per share and stock option data have been restated.

COMMON STOCK

    On June 15, 1995, the Company completed an underwritten initial public offering ("IPO") of 3,795,000 shares of its common stock, at an initial price to the public of $17.00 per share. The offering was comprised of 2,495,000 newly issued shares by the Company and 1,300,000 shares offered by selling shareholders. The Company retained net proceeds of $37,954 after deducting underwriting commissions and discounts of $2,969 and other costs of $1,492.

    In connection with the Oracle Agreements in September 1994 (see Note 3), 2,401,280 shares of preferred stock were issued to Oracle for $1.874 per share. The total amount of preferred shares issued to Oracle was converted into common stock upon the closing of the Company's IPO on June 15, 1995. In addition, Oracle was granted a warrant (the "Oracle Warrant") to purchase 890,426 shares of the Company's common stock at $5.62 per share. The Oracle Warrant was also exercised for the Company's common stock upon the closing of the Company's IPO as part of a cashless exercise. As a result of these

                          DATALOGIX INTERNATIONAL INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 7--CAPITAL STOCK: (CONTINUED)
and other market transactions, Oracle owns approximately 14% of the Company's outstanding common stock at June 30, 1996.

NOTE 8--STOCK OPTION PLANS:

    The Company has reserved shares of common stock to be issued in connection with its key employee stock option plan. The employees' options to purchase shares vest over a fifty-month period. The options terminate six years from the date granted.

    All outstanding options under existing employee option plans and all warrants outstanding both prior to and since the April 1995 1-for-2 reverse stock split are now deemed to be exercisable into that number of common shares determined using the stock split multiple.

    In April 1995, the Board of Directors and shareholders established the 1995 Director Option Plan and the 1995 Employee Stock Purchase Plan which provides for the issuance of 100,000 and 250,000 shares of common stock, respectively. As of June 30, 1996, 24,000 options were granted and 76,000 shares remained available for future granting of options under the 1995 Director Option Plan. Under the Employee Stock Purchase Plan, eligible employees may purchase shares of the Company's common stock through payroll deductions not to exceed 10% of compensation per pay period. The purchase price under this plan is an amount equal to 85% of the lower of the fair market value of the stock on enrollment date or on the exercise date. The plan purchased approximately 11,960 shares of the Company's common stock during fiscal 1996. At June 30, 1996, there were 238,040 shares available for future offerings. No options or shares had been granted or issued under these plans at June 30, 1995.

    In November 1992, the Board of Directors and shareholders established the 1992 Stock Option Plan which provides for the issuance of 2,071,439 shares of common stock.

    Transactions under the Company's stock option plans, as retroactively adjusted for stock splits, are summarized below (price approximates market value at date of grant):

                                                                 OPTIONS     PRICE PER SHARE
                                                                ----------  -----------------
Options outstanding at June 30, 1993..........................   1,139,248
Options granted...............................................     418,295  $            0.80
Options exercised.............................................      (1,573) $            0.80
Options canceled..............................................     (77,598) $            0.80
                                                                ----------  -----------------
Options outstanding at June 30, 1994..........................   1,478,372
Options granted...............................................     644,163  $    0.80--$13.00
Options exercised.............................................    (268,848) $            0.80
Options canceled..............................................    (183,777) $     0.80--$6.98
                                                                ----------  -----------------
Options outstanding at June 30, 1995..........................   1,669,910
Options granted...............................................     171,500  $   11.75--$12.25
Options exercised.............................................    (272,141) $     0.80--$3.50
Options canceled..............................................     (95,024) $    0.80--$13.00
                                                                ----------  -----------------
Options outstanding at June 30, 1996..........................   1,474,245
                                                                ----------  -----------------
                                                                ----------  -----------------

                          DATALOGIX INTERNATIONAL INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 8--STOCK OPTION PLANS: (CONTINUED)
    Stock options exercisable at June 30, 1996 were 906,199 with an exercise price per share of $0.80-- $13.00. At June 30, 1996, 212,987 shares remained available for future granting of options under the 1992 Plan. In fiscal 1996 and 1995, the Company recognized as compensation the excess of the deemed value for accounting purposes of the common stock issuable upon exercise of certain options over the exercise price of such options. The compensation expense is amortized ratably over the period from the date of the grant through the vesting date.

NOTE 9--EMPLOYEE RETIREMENT PLAN:

    The Company sponsors a defined contribution 401(k) plan which covers substantially all of its employees. The Company matches an amount equal to 25% of the first 5% contributed by the employee. Employees are fully vested in their own contribution and vest in the Company's contributions over a four-year period. Contribution expenses of $134, $139 and $72 were incurred during fiscal 1996, 1995 and 1994, respectively.

NOTE 10--PROVISION FOR INCOME TAXES:

    The deferred tax provision was determined under the asset and liability approach. Deferred tax assets and liabilities were recognized on differences between the book and tax bases of assets and liabilities using presently enacted tax rates. The provision (benefit) for income taxes is the sum of the amount of income tax paid or payable for the year as determined by applying the provisions of enacted tax laws to the taxable income for that year and the net change during the year in the Company's deferred tax assets and liabilities.

    In the third quarter of fiscal 1995, the Company, based upon its recent operating results and the market acceptance of its GEMMS product, reduced its valuation allowance to $698. The effect of this change in judgment regarding the realizability of certain net operating losses was to offset the 1995 provision for income taxes by $3,497, resulting in a net benefit for income taxes of $2,405 for fiscal 1995. The valuation allowance was increased to $3,412 at June 30, 1996 primarily reflecting an allowance against additional loss carryforwards generated in the current fiscal year. The Company believes it is more likely than not that the deferred income taxes of $2,732 at June 30, 1996 will be realized. However, it is reasonably possible that such valuation allowance could increase significantly in the near term, depending on the Company's ability to generate sufficient taxable income.

    The provision (benefit) for taxes for the fiscal years ended June 30, 1996, 1995 and 1994 are as follows:

                                                                           YEAR ENDED JUNE 30,
                                                                     -------------------------------
                                                                       1996       1995       1994
                                                                     ---------  ---------  ---------
Current provision
U.S. federal.......................................................  $  --      $      15  $  --
State..............................................................         50         66     --
Foreign............................................................        216         30     --
                                                                     ---------  ---------  ---------
Total current provision............................................        266        111     --
Deferred benefit...................................................       (216)    (2,516)    --
Provision (benefit) for income taxes...............................  $      50  $  (2,405) $  --

                          DATALOGIX INTERNATIONAL INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 10--PROVISION FOR INCOME TAXES: (CONTINUED)
    Deferred tax liabilities (assets) are comprised of the following at:

                                                                                  JUNE 30,
                                                                            --------------------
                                                                              1996       1995
                                                                            ---------  ---------
Software development cost amortization....................................  $   1,009  $     799
Depreciation and other....................................................        165        223
                                                                            ---------  ---------
Gross deferred tax liabilities............................................      1,174      1,022
                                                                            ---------  ---------
Loss carryforwards........................................................     (4,892)    (3,548)
Contract refunds and other obligations....................................     (1,633)      (243)
Commissions...............................................................        (26)       (65)
Bad debt expense..........................................................       (709)      (235)
Other.....................................................................        (58)      (145)
                                                                            ---------  ---------
Gross deferred tax assets.................................................     (7,318)    (4,236)
                                                                            ---------  ---------
Deferred tax asset valuation allowance....................................      3,412        698
                                                                            ---------  ---------
                                                                            $  (2,732)
Net deferred tax asset....................................................                16)
                                                                            ---------  ---------
                                                                            ---------  ---------

    The provision (benefit) for income taxes differs from the amount of income tax determined by applying the U.S. applicable income tax rate to (loss) income before taxes is as follows:

                                                                        YEAR ENDED JUNE 30,
                                                                  -------------------------------
                                                                    1996       1995       1994
                                                                  ---------  ---------  ---------
Tax (benefit) provision at statutory rate.......................  $  (2,794) $   1,024  $     447
State income taxes, net of federal tax benefit..................         33         43     --
Valuation allowance adjustment, net.............................      2,714     (3,497)      (447)
Other...........................................................         97         25     --
                                                                  ---------  ---------  ---------
Provision (benefit) for income taxes............................  $      50  $  (2,405) $  --
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

    The Company has significant operating loss carryforwards which expire in 2008, 2009 and 2011. For tax purposes, there is a limitation on the utilization of net operating losses resulting from certain changes in ownership due to prior common and preferred stock transactions. As a result, the amount of net operating loss carryforwards available to offset future taxable income is approximately $14,000 as of June 30, 1996. Accordingly, the Company has recorded a gross deferred tax asset for the amount of net operating loss carryforwards available to offset future taxable income.

                          DATALOGIX INTERNATIONAL INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 11--GEOGRAPHIC INFORMATION:

    Financial information, summarized by geographic area, is as follows:

                                                                                             CANADA AND
                                                                       UNITED                  OTHER
                                                                       STATES     EUROPE    INTERNATIONAL   TOTAL
                                                                     ----------  ---------  ------------  ---------
Year ended June 30, 1996:
  Total revenues...................................................  $   40,042  $   4,867   $    4,274   $  49,183
  Income (loss) from operations....................................  $  (11,532) $      55   $    1,667   $  (9,810)
  Identifiable assets..............................................  $   55,783  $   1,945   $      176   $  57,904
Year ended June 30, 1995:
  Total revenues...................................................  $   38,289  $   2,527   $    2,362   $  43,178
  Income (loss) from operations....................................  $    2,591  $    (723)  $      984   $   2,852
  Identifiable assets..............................................  $   63,998  $   1,035   $       18   $  65,051
Year ended June 30, 1994:
  Total revenues...................................................  $   22,027  $   1,481   $    1,240   $  24,748
  Income (loss) from operations....................................  $    1,222  $    (408)  $      593   $   1,407
  Identifiable assets..............................................  $   16,438  $   1,148   $       10   $  17,596

    Revenues received directly from Oracle approximates $5,082, $541 and $0 for the year ended June 30, 1996, 1995, and 1994 respectively.

NOTE 12--QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

    Summarized quarterly financial data for the year ending June 30, 1996 and 1995 are as follows:

                                                                              PER THE QUARTER ENDED
                                                               ---------------------------------------------------
                                                               SEPTEMBER 30,  DECEMBER 31,   MARCH 31,   JUNE 30,
FISCAL YEAR 1996                                                   1995*         1995*         1996        1996
-------------------------------------------------------------  -------------  ------------  -----------  ---------
Total revenues...............................................    $   9,166     $   14,870    $  11,065   $  14,082
Operating expenses...........................................       10,760         13,698       13,712      20,823
Income (loss) before taxes...................................       (1,109)         1,625       (2,179)     (6,319)
Net income (loss)............................................         (698)         1,023       (1,373)     (6,984)
Earnings (loss) per share....................................         (.06)           .08         (.12)       (.60)

------------------------

* The first and second quarters of fiscal 1996 have been restated from originally reported amounts as disclosed below.

    During August 1996, new management conducted a comprehensive review of major customer accounts for the purpose of determining the adequacy of reserves and allowances related to customer warranty costs, legal costs and accounts receivable. As a result of this review, management increased its sales returns and allowance and bad debt provision by approximately $1,700, its customer warranty costs by approximately $3,400 and made certain other adjustments of approximately $800. Management has no basis on which to allocate these costs to prior periods; as such, these adjustments totaling approximately $5,900 have been accounted for as changes in estimates in the fourth quarter.

                          DATALOGIX INTERNATIONAL INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 12--QUARTERLY FINANCIAL INFORMATION (UNAUDITED): (CONTINUED)
    The first and second quarters of fiscal 1996 were restated due to accounting irregularities which necessitated the elimination of a reseller transaction that was subsequently determined not to be in accordance with Company policies, the reversal of a credit taken against royalties to Oracle and to record as compensation certain expenses related to a former employee. As a result of these restatements, the Company's Board of Directors has retained outside counsel to conduct a review of the facts and circumstances surrounding these matters and in addition the Company's business practices and procedures. The originally reported amounts were as follows:


                                                                     PER THE QUARTER ENDED
                                                                  ---------------------------
                                                                  SEPTEMBER 30,  DECEMBER 31,
FISCAL YEAR 1996 AS PREVIOUSLY REPORTED                               1995           1995
----------------------------------------------------------------  -------------  ------------
Total revenues..................................................    $  10,126     $   13,910
Operating expenses..............................................       10,072         13,410
Income before taxes.............................................          539            953
Net income......................................................          340            600
Earnings per share..............................................  .03........            .05


    The Company is unable to predict whether litigation resulting from the publication of the restatements will be initiated against the Company, its officers or its directors nor is it able to predict the outcome or the range of potential loss, if any, which might result if such litigation is initiated. Accordingly, no provision for any liability or other adjustments which may result has been made in the financial statements at June 30, 1996.

                                                                              PER THE QUARTER ENDED
                                                               ----------------------------------------------------
                                                               SEPTEMBER 30,  DECEMBER 31,    MARCH 31,   JUNE 30,
FISCAL YEAR 1995                                                   1994           1994          1995        1995
-------------------------------------------------------------  -------------  -------------  -----------  ---------
Total revenues...............................................    $   7,115      $   9,988     $  12,004   $  14,071
Operating expenses...........................................        7,095          9,602        11,258      12,371
Income before taxes..........................................           22            398           758       1,747
Net income...................................................           22            398         3,809       1,101

NOTE 13--SUBSEQUENT EVENTS:

    The Company filed an 8-K dated August 27, 1996 and announced that its Board of Directors adopted a shareholder rights plan in which preferred stock purchase rights will be distributed as a dividend at a rate of one right for each share of the Company's common stock. The Company adopted the plan to protect shareholders against unsolicited attempts to acquire control of the Company that would not offer what the Company believes is intended to enable all of the Company's shareholders to realize the long-term value of their investment in the Company. The rights do not preclude a takeover, but put on notice anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover. The rights will be issued to shareholders of record on September 9, 1996 and will expire on August 27, 2006.

    The plan provides for the issuance of one right for each one one-thousandth of a newly issued share of Series A preferred stock of the Company at an exercise price of $30. The rights will be exerciseable and transferable apart from the Company's common stock only if a person or group acquires beneficial

                          DATALOGIX INTERNATIONAL INC.

                       (IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 13--SUBSEQUENT EVENTS: (CONTINUED)
ownership of 20% or more of common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 20% or more of the common stock. If a person or group becomes the beneficial owner of 20% or more of the Company's common stock, then each right not owned by a 20% or more shareholder or certain related parties will entitle its holder to purchase, at the right's then-current exercise price, shares of common stock (or, in certain circumstances as determined by the Board, cash , other property, or other securities) having a value twice the right's exercise price. The Company will generally be entitled to redeem the rights at $.01 per right at any time until a person or group has become the beneficial owner of 20% or more of the Company's common stock.

    If, after any person has become a 20% or more shareholder, the Company is involved in a merger or other business combination with another person in which its common stock is changed or converted, or sells 50% or more of its assets or earning power to another person, each right will entitle its holder to purchase, at the right's then-current exercise price, shares of common stock of such other person having value of twice the right's exercise price.

    The Company also announced that the Board of Directors had adopted amendments to the Company's Bylaw's implementing notice procedures for shareholder proposals and for nominations for the election of directors, increasing the percentage of outstanding shares of stock required to call special meetings of shareholders, and eliminating the ability of shareholders to remove directors without cause.

    On September 24, 1996 the Company executed an Agreement and Plan of Merger with Oracle in which Oracle will acquire all of the Company's outstanding common stock, excluding treasury, for a price of $8.00 per share or an aggregate of approximately $81 million. Each share of the Company's common stock (and associated preferred stock purchase rights) will be converted into the right to receive $8.00 per share payable to the holder thereof, without interest. Consummation of the merger is subject to certain closing conditions, including shareholder consent and regulatory approval. In connection with the execution of the Merger Agreement on September 24, 1996, the Company amended the plan to exclude the Merger from triggering the exerciseability of such rights.

                                    ANNEX A
                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of September 24, 1996, by and among Oracle Corporation, a Delaware corporation ("PARENT"), Delphi Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("PURCHASER"), and Datalogix International Inc., a New York corporation (the "COMPANY").

                                   RECITALS:

    WHEREAS, the Boards of Directors of the Company and Parent have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein; and

    WHEREAS, also in furtherance of such acquisition, the Boards of Directors of the Company and Parent have each approved and adopted this Agreement and the Merger (as hereinafter defined) of Purchaser with the Company in accordance with the New York Business Corporation Law and the Delaware General Corporation Law, as appropriate, and upon the terms and subject to the conditions set forth herein; and

    WHEREAS, the Board of Directors of the Company has resolved to recommend approval, authorization and adoption of this Agreement and the Merger to the holders of shares of the Company's Common Stock, $0.01 par value per share (the "SHARES"), and has determined that the consideration to be paid for each Share in the Merger is fair to the holders of such Shares;

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Purchaser hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

    Section 1.1  THE MERGER.

    (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), the Company and Purchaser shall consummate a merger (the "MERGER") pursuant to which Purchaser shall be merged with and into the Company in accordance with the relevant provisions of the New York Business Corporation Law ("NYBCL") and the Delaware General Corporation Law ("DGCL"), the separate corporate existence of Purchaser (except as may be continued by operation of law) shall cease, and the Company shall continue as the surviving corporation in the Merger (the Company, or if Parent makes the election in Section 1.1(b), Purchaser, is sometimes referred to as the "SURVIVING CORPORATION"; Parent, Purchaser and the Company are referred to as the "CONSTITUENT CORPORATIONS"). Notwithstanding the foregoing, at the election of Parent, Parent may substitute any direct or indirect wholly owned subsidiary of Parent or Purchaser as a Constituent Corporation. To the extent that Parent exercises its election to substitute a direct or indirect wholly owned subsidiary of Parent or Purchaser as a Constituent Corporation, or elects to have the Company merged with and into Purchaser as provided in Section 1.1(b) below, then the parties hereto shall promptly enter into an amendment to this Agreement necessary or desirable to provide for such elections, without any need for approval, authorization or adoption by the Board of Directors or shareholders of the Company.

    (b) Notwithstanding any other provision of this Agreement, Parent may elect, at any time prior to the Effective Time, that the Company shall be merged with and into Purchaser.

    Section 1.2 EFFECTIVE TIME. As soon as practicable after satisfaction or waiver of the conditions set forth in Article VI, or at such other time as the parties shall agree, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "CERTIFICATE OF MERGER") executed in accordance with the relevant provisions of the NYBCL and the DGCL and shall make all other filings or recordings required under the NYBCL and the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Delaware Secretary of State and by the Department of State of the State of New York, or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "EFFECTIVE TIME."

    Section 1.3 CLOSING. The closing of the Merger (the "CLOSING") shall take place (i) at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof, at the offices of Venture Law Group, A Professional Corporation, 2800 Sand Hill Road, Menlo Park, California 94025, or (ii) at such other time and place as Purchaser and the Company shall agree (the "CLOSING DATE").

    Section 1.4 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of Purchaser at the Effective Time shall be the initial directors and officers, respectively, of the Surviving Corporation.

    Section 1.5 CERTIFICATE OF INCORPORATION. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

    Section 1.6 BYLAWS. The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

    Section 1.7 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the NYBCL and DGCL, including, without limitation, Section 906 of the NYBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

    Section 1.8  SHAREHOLDERS' MEETING; OTHER COMPANY MATTERS.

    (a) The Company, acting through its Board of Directors, shall, in accordance with applicable law:

        (i) duly call, give notice of, convene and hold a special meeting of its shareholders (the "SPECIAL MEETING") as promptly as practicable following the date hereof for the purpose of considering and taking action upon the approval of the Merger and the authorization and adoption of this Agreement;

        (ii) after consultation with Parent and its legal counsel, exercise its best efforts to prepare and file with the Securities and Exchange Commission (the "SEC") within 10 days after the date hereof (but in no event later than 14 days after the date hereof), a preliminary proxy or information statement relating to the Merger and this Agreement and use commercially reasonable efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent and its counsel, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "PROXY STATEMENT") to be mailed to its shareholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its counsel and (y) to obtain the necessary approvals of the Merger and authorization and adoption of this Agreement by its shareholders;

        (iii) prepare and revise the Proxy Statement so that, at the date mailed to Company shareholders and at the time of the meeting of Company shareholders to be held in connection with the Merger, the Proxy Statement will (x) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order that the statements made therein, in light of the circumstances under which they are made, not misleading (except that the Company shall not be responsible under this clause (iii) with respect to statements made therein based on information supplied by Parent or Purchaser expressly for inclusion in the Proxy Statement), and (y) comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; and

        (iv) subject to the provisions of Section 5.5, make at the Special Meeting, and include in the Proxy Statement, the recommendation of the Board that shareholders of the Company vote in favor of the approval of the Merger and the authorization and adoption of this Agreement.

    (b) Parent shall furnish to the Company, and revise, written information concerning itself and Purchaser expressly for inclusion in the Proxy Statement, including without limitation information required pursuant to Rule 13e-3 under the Securities Exchange Act of 1934, as amended ( the "EXCHANGE ACT"). Such Parent-furnished information will not, at both the date mailed to Company shareholders and at the time of the meeting of Company shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated in Parent-furnished information or necessary in order to make the statements made in Parent-furnished information, in light of the circumstances under which they are made, not misleading.

    (c) Parent shall vote, or cause to be voted, all of the Shares then owned by it, Purchaser, and any of its other subsidiaries in favor of the approval of the Merger and the authorization and adoption of this Agreement.

    (d) The Company has been advised by each of its executive officers and each of its Directors that each such person (to the extent such persons own Shares and will be entitled to vote thereon) intends to vote in favor of the Merger.

    (e) The Company hereby waives the provisions of Sections 3 and 5 of the Purchase Agreement dated September 6, 1994 between the Company and Parent.

    (f) Within five days following the date hereof Parent shall provide to the Company a draft of the information relating to Parent and Purchaser required to be included in the Proxy Statement and shall update and modify such information prior to the tenth day after the date hereof to be complete and accurate in all material respects.

                                   ARTICLE II
                            CONVERSION OF SECURITIES

    Section 2.1 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or any shares of capital stock of Purchaser:

    (a) PURCHASER CAPITAL STOCK. Each issued and outstanding share of capital stock of Purchaser shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

    (b) CANCELLATION OF TREASURY STOCK AND PURCHASER OWNED STOCK. All Shares (and the associated Preferred Share Purchase Rights (collectively, the "RIGHTS") issued pursuant to a Rights Agreement dated as of August 27, 1996 between the Company and The First National Bank of Boston, as Rights Agent (the "RIGHTS AGREEMENT")) that are owned by the Company or any subsidiary of the Company and any Shares (and associated Rights) owned by Purchaser or any subsidiary of Purchaser shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

    (c) EXCHANGE OF SHARES. Each issued and outstanding Share (and associated Right)(other than Shares (and associated Rights) to be canceled in accordance with Section 2.1(b) and any dissenting Shares (and associated Rights) which are held by shareholders exercising appraisal rights pursuant to the NYBCL ("DISSENTING SHAREHOLDERS")) shall be converted into the right to receive $8.00 per Share (and associated Right), payable to the holder thereof, without interest (the "MERGER CONSIDERATION"), upon surrender of the certificate formerly representing such Share in the manner provided in Section 2.2. All such Shares (and associated Rights), when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares (and associated Rights) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest, or, in the case of Dissenting Shareholders, the right, if any, to receive payment from the Surviving Corporation of the fair value of such Shares as determined in accordance with the NYBCL.

    Section 2.2  EXCHANGE OF CERTIFICATES.

    (a) PAYING AGENT. Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent for the holders of the Shares in connection with the Merger (the "PAYING AGENT") to receive the funds to which holders of the Shares shall become entitled pursuant to Section 2.1(c). Parent shall, from time to time, make available to the Paying Agent funds in amounts and at times necessary for the payment of the Merger Consideration in the amounts and at the times provided herein. All interest earned on such funds shall be paid to Parent.

    (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "CERTIFICATES"), whose Shares were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2. The right of any shareholder to receive the Merger Consideration shall be subject to and reduced by any applicable withholding obligation.

    (c) TRANSFER BOOKS; NO FURTHER OWNERSHIP RIGHTS IN THE SHARES. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

    (d) TERMINATION OF FUND; NO LIABILITY. At any time following twelve months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    Section 2.3 DISSENTING SHARES. Notwithstanding any other provision of this Agreement to the contrary, Shares held by a holder who has not voted such Shares in favor of the authorization, approval and adoption of this Agreement and the Merger or consented thereto in writing and with respect to which dissenters' rights shall have been demanded and perfected in accordance with Sections 623 and 910 of the NYBCL (the "DISSENTING SHARES") and as of the Effective Time not withdrawn shall not be converted into the right to receive cash at or after the Effective Time, but such Shares shall become the right to receive such consideration as may be determined to be due to holders of Dissenting Shares pursuant to the laws of the State of New York unless and until the holder of such Dissenting Shares withdraws his or her demand for such appraisal or becomes ineligible for such appraisal. If a holder of Dissenting Shares shall withdraw his or her demand for such appraisal or shall become ineligible for such appraisal (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall automatically be converted into and represent the right to receive the Merger Consideration, without interest, as provided in Section 2.1(c). The Company shall give Parent (i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

    Section 2.4  COMPANY STOCK PLANS.

    (a) Each outstanding option to purchase Shares issued to employees, non-employee directors and consultants of the Company pursuant to the Company's Amended and Restated 1992 Incentive Stock Plan and the 1986 Key Employees Stock Option Plan of Datalogix Formula Systems, Inc. (collectively, the "OPTION PLANS") whether vested or unvested (each an "EMPLOYEE STOCK OPTION"), shall remain outstanding after the Effective Time and shall be assumed by Parent. The parties intend that Parent's assumption of the Employee Stock Options shall be treated as "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code (as defined in Section
3.11 below) and this subsection (a) shall be interpreted and applied consistent with such intent. Each Employee Stock Option assumed by Parent shall be exercisable upon the same terms and conditions as under the applicable Option Plan and option agreement issued thereunder, except that (i) such option shall be exercisable for that number of shares of common stock of Parent equal to the product of (x) the number of Shares for which such option was exercisable and
(y) the Merger Consideration divided by the average closing price of Parent's Common Stock on the NASDAQ National Market for the five consecutive trading days prior to the Effective Time (the "CONVERSION NUMBER"), and (ii) the exercise price of such option shall be equal to the exercise price of such option as of the date hereof divided by the Conversion Number.

    (b) Each outstanding option to purchase Shares issued to a non-employee director pursuant to the Company's 1995 Director Option Plan (a "DIRECTOR STOCK OPTION"), whether vested or unvested, shall remain outstanding after the Effective Time and shall be assumed by Parent. Each Director Stock Option assumed by Parent shall be exercisable upon the same terms and conditions as under the Company's 1995 Director Option Plan and the applicable option agreement issued thereunder, except that the consideration payable upon exercise in respect of each Share covered by such option shall be the Merger Consideration.

    (c) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Employee Stock Options and Director Stock Options appropriate notices setting forth such holders' rights pursuant to the Option Plans and the 1995 Director Option Plan and the agreements evidencing the grants of such Employee Stock Options and Director Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.4 after giving effect to the Merger).

    (d) Parent shall register under the Securities Act of 1933, as amended (the "SECURITIES ACT"), all shares of Parent Common Stock subject to options that were formerly Employee Stock Options as of the Effective Time.

    (e) The Company shall take all actions reasonably necessary to cause the last day of the "OFFERING PERIOD" (as such term is used in the Company's 1995 Employee Stock Purchase Plan (the "1995 ESPP") to be the date immediately prior to the Closing Date (the "FINAL PURCHASE DATE"), and apply on the Final Purchase Date the funds within each participant's withholdings account on the Final Purchase Date to the purchase on the Final Purchase Date of whole Shares in accordance with the terms of the 1995 ESPP.

    (f) Prior to the Effective Time, the Company shall take all actions required to cause the exercise price on all options to purchase Shares that are then outstanding and that have an exercise price in excess of $8.00 per Share to be changed to become $8.00 per Share.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Purchaser as follows:

    Section 3.1  ORGANIZATION.

    (a) Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and, except as set forth in Section 3.1 of the Company Disclosure Schedule (as defined below), is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not have a Material Adverse Effect (as defined below in this Section 3.1) on the Company and its subsidiaries, taken as a whole. A true and complete list of all the Company's subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock owned by the Company or another subsidiary, is set forth in Section 3.1 of the Company Disclosure Schedule delivered to Parent and Purchaser on or before the date hereof (the "COMPANY DISCLOSURE SCHEDULE"). The Company is not subject to
Section 2115 of the California General Corporation Law.

    (b) When used in connection with the Company and its subsidiaries, the term "MATERIAL ADVERSE EFFECT" means any individual material adverse effect, or adverse effects in the aggregate (whether or not related and whether or not any individual effect is material) which are material, on the business, operations, properties (including intangible properties), condition (financial or otherwise), prospects, assets or liabilities of the Company and its subsidiaries taken as a whole. The term Material Adverse Effect shall include without limitation: (i) any individual adverse effect, or adverse effects in the aggregate (whether or not related and whether or not any individual effect is material), which result in liability to the Company or its subsidiaries, or could reasonably be expected to result in liability to the Company or its subsidiaries, of in excess of $1,500,000, in the case of any individual effect, or $2,500,000, in the case of all such adverse effects in the aggregate, except that with respect to Section 6.3 (a) (for purposes of determining whether any representations and warranties are true and correct as if made on and as of the

Effective Time) and Sections 6.3 (d), 6.3 (e) and 7.1 (d), such amounts will be $3,000,000, in the case of any individual effect, or $5,000,000, in the case of all adverse effects in the aggregate; and (ii) any judgment, injunction, order or decree binding upon the Company or any of its subsidiaries obligating the Company or any such subsidiary to take or refrain from taking any action, omit or refrain from omitting to take any action required to be taken, perform or refrain from performing any activity or conduct or refrain from conducting any business, in each case which results from actions, suits or proceedings of the types described in Section 6.3 (d) (i) or (ii). For the purposes of determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur there shall be included as adverse effects, without limitation, any payments made, and the value of any other consideration provided, or which could reasonably be expected to be made or provided (i) to pay, discharge or satisfy any actions, suits, proceedings or claims; (ii) to obtain consents from any third party to the transactions contemplated hereby; and (iii) to pay, discharge or satisfy any obligation to indemnify or hold harmless any Indemnified Person (as defined in Section 6.3 (d) below). Notwithstanding the foregoing, (a) all dollar amounts set forth in this Section 3.1 (b) are net of (i) amounts of insurance proceeds received by the Company or its subsidiaries or specifically acknowledged by the insurer in writing as being payable by the insurer, and (ii) specifically applicable reserves set forth and provided for in the draft consolidated financial statements set forth in Section 5.3 of the Company Disclosure Schedule, and (b) no individual adverse effect shall be included in the calculation of Material Adverse Effect if the sole impact of such individual adverse effect is a payment obligation which could not reasonably be expected to result in a liability to the Company or its subsidiaries of more than $50,000.

    Section 3.2  CAPITALIZATION.

    (a) CAPITALIZATION. The authorized capital stock of the Company consists of 40,000,000 Shares, par value $.01 per Share and 5,000,000 shares of Preferred Stock, par value $0.01 per share. As of September 19, 1996, (i) 11,711,776 Shares were issued and outstanding, all of which were validly issued and are fully paid and nonassessable, (ii) 96,116 Shares were held in the treasury of the Company or by subsidiaries of the Company, (iii) 1,015,038 Shares were reserved for issuance upon exercise of outstanding options under the Option Plans and the Company's Director Option Plan, and (iv) 250,000 Shares were reserved for issuance under the 1995 ESPP, up to 23,000 of which may be issued in the Offering Period that ends on the day prior to the Closing Date. Section
3.2 of the Company Disclosure Schedule sets forth a true and correct list as of September 20, 1996 of all holders of options to purchase Shares, the number of such options outstanding as of such date and the exercise price per option. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Subsequent to September 19, 1996, no Shares have been issued by the Company except upon the exercise of outstanding options described in this Section 3.2 (a). Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, each of the outstanding options described in this Section 3.2 allows the optionee to purchase Shares which have been authorized to be issued by the Company's Board of Directors and shareholders under the Option Plans or the 1995 Director Stock Option Plan. Except as set forth in Section 3.2 of the Company Disclosure Schedule, there are no other options, warrants or other rights, convertible debt, agreements, arrangements or commitments of any character obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of or other equity interests in the Company or any of its subsidiaries. The Company is not obligated to redeem, repurchase or otherwise reacquire any of its capital stock or other securities. For purposes of this Agreement, "FULLY DILUTED BASIS" shall mean the sum of (x) all Shares issued and outstanding at any one time plus (y) all Shares issuable upon the exercise of any outstanding options, warrants or convertible or exchangeable securities.

    (b) Except as set forth in Section 3.2 of the Company Disclosure Schedule, all of the outstanding shares of the capital stock of each subsidiary of the Company are beneficially owned by the Company, directly or indirectly, and all such shares have been duly authorized, validly issued and are fully paid and nonassessable and are owned by either the Company or one of its subsidiaries free and clear of all liens, security interests, charges, claims or encumbrances of any nature whatsoever. There are no existing options, calls or commitments of any character relating to the issued or unissued capital stock or other securities of any subsidiary. Except as set forth in Section 3.2 of the Company Disclosure Schedule, the Company does not directly or indirectly own or have a right to acquire an equity interest in any other corporation, partnership, joint venture or other business association or entity.

    Section 3.3 AUTHORIZATION; VALIDITY OF AGREEMENT; COMPANY ACTION. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to obtaining shareholder approval as described in the last sentence of this Section
3.3. The Board of Directors of the Company, at a meeting duly called and held on September 22, 1996 at which all of the Directors were present, duly and unanimously approved, authorized and adopted this Agreement and its execution, delivery and performance and the transactions contemplated hereby, recommended that the shareholders of the Company authorize and adopt this Agreement and the transactions contemplated hereby, including the Merger, and determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the shareholders of the Company; PROVIDED, HOWEVER, such recommendation may be withdrawn, modified or amended to the extent permitted by Section 5.5 of this Agreement. No other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby (except as described in the last sentence of this Section 3.3). This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding Shares are the only votes of the holders of any class or series of the Company's capital stock necessary to approve, adopt and authorize this Agreement and the transactions contemplated hereby.

    Section 3.4 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for the filings or the consents, authorizations or approvals under the agreements set forth on
Section 3.4 of the Company Disclosure Schedule and the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), state securities or blue sky laws, and the filing and recordation of a certificate of merger under the NYBCL or the DGCL, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or the bylaws of the Company or of any of its subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitration tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic or foreign (a "GOVERNMENTAL ENTITY"), on the part of the Company or any subsidiary, (iii) require the consent of any person under, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, the lack of which consent, or which violation, breach or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole (the "SPECIFIED AGREEMENTS"), or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its subsidiaries or any of their properties or assets.

    Section 3.5  SEC REPORTS AND FINANCIAL STATEMENTS.

    (a) The Company has timely filed with the SEC, and has delivered to Purchaser, true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since June 1, 1995 under the Securities Act or the Exchange Act (collectively, the "SEC DOCUMENTS"). Except as set forth in Section 3.5 of the Company Disclosure Schedule, the SEC Documents
(i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, including without limitation the applicable accounting requirements thereunder and the published rules and regulations of the SEC with respect thereto, (ii) when filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (iii) taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any statements or reports with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act.

    (b) Except as set forth in Section 3.5 of the Company Disclosure Schedule, the consolidated financial statements of the Company included in the SEC Documents have been prepared from, and accord with, the books and records of the Company and its subsidiaries, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated subsidiaries as of the respective dates and for the respective periods thereof, except that the unaudited interim quarterly financial statements were or are subject to normal and recurring year-end adjustments which were or are not expected to be material in amount. Except as set forth in Section 3.5 of the Company Disclosure Schedule, the Company is not aware of any facts or circumstances which would require the Company to amend or restate any of the SEC Documents, including without limitation the financial information included therein.

    (c) The Company's reserves for product claims and warranty costs used in preparing the draft consolidated financial statements set forth in Section 5.3 of the Company Disclosure Schedule are adequate to cover the Company's and its subsidiaries' existing product claims and warranty costs, including without limitation the product claims and warranty costs arising out of the matters described in Section 3.7 of the Company Disclosure Schedule and the warranties provided by the Company and its subsidiaries described in Section 3.24 (d) of the Company Disclosure Schedule.

    Section 3.6 ABSENCE OF CERTAIN CHANGES. Since June 30, 1995, except as contemplated in this Agreement and set forth on Section 3.6 of the Company Disclosure Schedule, there has not been:

    (a) any Material Adverse Effect on the Company and its subsidiaries, taken as a whole;

    (b) any strike, picketing, work slowdown or other labor disturbance;

    (c) any material damage, destruction or loss (whether or not covered by insurance) with respect to any of the material assets of the Company or any of its subsidiaries;

    (d) any redemption or other acquisition of capital stock by the Company or any of its subsidiaries or any declaration or payment of any dividend or other distribution in cash, stock or property with respect to capital stock;

    (e) any stock split, reverse stock, combination, reclassification or other similar action with respect to capital stock;

    (f) any entry into any material commitment or transaction (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business as contemplated by this Agreement;

    (g) any transfer of, or rights granted under, any licenses, agreements, patents, trademarks, trade names or copyrights other than nonexclusive end user licenses granted in the ordinary course of business and consistent with past practice;

    (h) any mortgage, pledge, security interest or imposition of lien or other encumbrance on any material asset of the Company or any of its subsidiaries; or

    (i) any change by the Company in accounting principles or methods except insofar as may have been required by a change in generally accepted accounting principles and disclosed in the SEC Documents and except as set forth in Section
3.5 of the Company Disclosure Schedule.

    Except as set forth in Section 3.6 of the Company Disclosure Schedule, since June 30, 1995 the Company and its subsidiaries have conducted their business only in the ordinary course and in a manner consistent with past practice and have not made any material change in the conduct of the business or operations of the Company and its subsidiaries taken as a whole. Except as set forth in
Section 3.6 of the Company Disclosure Schedule, no person has or will have the right to receive any severance, bonus, other payment, increase or change in benefits or vesting of stock options, shares or other benefits as a result of any of the transactions contemplated by this Agreement.

    Section 3.7 NO UNDISCLOSED LIABILITIES. Except as set forth in Section 3.7 of the Company Disclosure Schedule, and except as reflected or reserved against in the consolidated financial statements contained in the SEC Documents, the Company and its subsidiaries have no liabilities of any nature (whether accrued, absolute, contingent or otherwise), except those liabilities incurred in the ordinary course of business which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

    Section 3.8  LITIGATION.  Except as disclosed in the SEC Documents or in
Section 3.8 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending before any Governmental Entity or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries. Except as disclosed in the SEC Documents or in Section 3.8 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree.

    Section 3.9 NO DEFAULT; COMPLIANCE WITH APPLICABLE LAWS. Except as disclosed in Section 3.9 of the Company Disclosure Schedule, the business of the Company and each of its subsidiaries is not being conducted in default or violation of any term, condition or provision of (i) its respective certificate of incorporation or bylaws, (ii) any Specified Agreement or (iii) any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of its subsidiaries, excluding from the foregoing clauses (ii) and (iii), defaults or violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole. Except as disclosed in Section 3.9 of the Company Disclosure Schedule, as of the date of this Agreement, no investigation or review by any Governmental Entity or other entity with respect to the Company or any of its subsidiaries is pending or, to the best knowledge of the Company, threatened, nor has any Governmental Entity or other entity indicated an intention to conduct the same. Each of the Company and its subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("PERMITS") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the absence of Permits and for defaults under Permits which absence or defaults, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

    Section 3.10  INTELLECTUAL PROPERTY.

    (a) Except as set forth in Section 3.10 (a) of the Company's Disclosure Schedule, each of the Company and its subsidiaries owns or has the exclusive right to use, make, sell, license, or sublicense and bring actions for infringement of all Company Products (as defined below) and Intellectual Property Rights (as defined below) developed by or for the Company or any of the Company's subsidiaries or that are used or currently proposed to be used in the business of the Company or any of the Company's subsidiaries as currently conducted or proposed to be conducted. All Company Products and Company Intellectual Property Rights are owned by the Company and its subsidiaries free and clear of any rights or claims of any former employees, consultants, officers and directors of the Company or any subsidiary and former employers of all current and former employees, consultants, officers and directors of the Company or any subsidiary. The source codes for the Company Products constitute trade secrets of the Company that are presently valid and protectable. Except as set forth in Section 3.10 (a) of the Company's Disclosure Schedule, all taxes and fees, including, without limitation, patent and trademark registration and prosecution fees and all professional fees in connection therewith pertaining to the Company Intellectual Property Rights, due and payable on or before the date hereof, have been paid by the Company.

    (b) Each of the Company's and its subsidiaries' current products and products under development are listed on the Company Disclosure Schedule (collectively, "COMPANY PRODUCTS"). Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, no person has a license to use or the right to acquire a license to use any future version of any Company Product or any Company Product that is under development, and no agreement to which the Company or any subsidiary is a party will restrict the Surviving Corporation or Parent from charging customers for any such new version. No person has any rights under any source code escrow agreement relating to the Company Products or Company Intellectual Property Rights. Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, no person other than the Company and its subsidiaries has had access to or the right of access to source code for the Company's Products or will have the right to such access as a result of any of the transactions contemplated by this Agreement.

    (c) No person has a right to receive a royalty or similar payment in respect of any Company Product or any Company Intellectual Property Rights whether or not pursuant to any contractual arrangements entered into by the Company or any subsidiary. Except for End-User Licenses and except as set forth in Section 3.10(c) of the Company Disclosure Schedule, each of the Company and its subsidiaries has no licenses granted, sold or otherwise transferred by or to it nor other agreements to which it is a party, relating in whole or in part to any Company Product or Company Intellectual Property Rights.

    (d) The execution, delivery and performance of this Agreement and the consummation of the other transactions contemplated hereby (including without limitation the continued conduct by Parent or Surviving Corporation after the Effective Time of the Company's and its subsidiaries' businesses as presently conducted and the incorporation of any Company Product or Company Intellectual Property Right in any product of Parent or the Surviving Corporation) will not breach, violate or conflict with any instrument or agreement and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any such Company Product or Company Intellectual Property Right or in any way impair the right of Parent or the Surviving Corporation to use, sell, license or dispose of, either as part or all of a Company Product or as part or all of a product of Parent or the Surviving Corporation, or to bring any action for the infringement of, any such Company Product or Company Intellectual Property Right or portion thereof.

    (e) Neither the development, manufacture, marketing, license, sale or use of any Company Product violates or will violate any license or agreement to which the Company or any of its subsidiaries is a party or infringes any Intellectual Property Right of any other party; there is no pending or, to the knowledge of the Company, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Intellectual Property Right necessary or required for, or used in, the conduct of the business of the Company or any subsidiary as presently conducted nor, to the knowledge of the Company, is there any basis for any such claim, nor has the Company or any subsidiary received any notice asserting that any such Intellectual Property Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the knowledge of the Company, is there any basis for any such assertion. To the Company's knowledge, there is no infringement on the part of any third party of the Company's Intellectual Property Rights.

    (f) Each of the Company and its subsidiaries has taken reasonable and practicable steps (including, without limitation, entering into confidentiality and non-disclosure agreements with all officers and employees of and consultants to the Company and its subsidiaries with access to or knowledge of the Company's Intellectual Property Rights, except as set forth in Section 3.10 (f) of the Company Disclosure Schedule) to maintain the secrecy and confidentiality of, and its proprietary rights in, all Intellectual Property Rights necessary or required for, or used in, the conduct of the Company's and its subsidiaries businesses. All employees, consultants, officers, directors and shareholders of the Company or any subsidiary that have participated in the development of or have had access to any material portion of the Company Intellectual Property Rights are parties to a written agreement ("PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT"), under which each such person or entity (i) is obligated to disclose and transfer to the Company or any subsidiary, without the receipt by such person of any additional value therefor (other than normal salary or fees for consulting services), all inventions, developments and discoveries which, during the period of employment with or performance of services for the Company or any subsidiary, he makes or conceives of either solely or jointly with others, and (ii) is obligated to maintain the confidentiality of proprietary information of the Company and its subsidiaries. To the Company's knowledge, none of the Company's or any subsidiary's employees, consultants, officers or directors is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any Governmental Entity, that would conflict with their obligation to use their best efforts to promote the interests of the Company and its subsidiaries in the Company's and its subsidiaries' businesses or that would conflict with the Company's and its subsidiaries' businesses. It is currently not necessary nor will it be necessary for the Company or any subsidiary to utilize in the Company's or any of its subsidiaries' businesses nor will the Company or any subsidiary utilize in the Company's or any of its subsidiaries' businesses any inventions of any of such persons or entities (or people it currently intends to hire) made or owned prior to their employment by or affiliation with the Company or any subsidiary, nor is it or will it be necessary to utilize any other assets or rights of any such persons or entities (or people it currently intends to hire) made or owned prior to their employment with or engagement by the Company or any subsidiary, in violation of any Intellectual Property Rights of any such person or entity or any other limitations or restrictions to which any such person or entity is a party or to which any of such assets or rights may be subject. To the best of the Company's knowledge, none of the Company's or any subsidiary's employees, consultants, officers, directors or shareholders that has had knowledge of or access to information relating to the Company's or any of its subsidiaries' businesses has taken, removed or made use of any proprietary documentation, manuals, products, materials, or any other tangible item from his previous employer relating to the business as conducted of such previous employer which has resulted in the Company's or any subsidiary's access to or use of such proprietary items in the Company's or any of its subsidiaries' businesses, and the Company and its subsidiaries will not gain access to or make use of any such proprietary items in the Company's or any of its subsidiaries' businesses.

    (g) Section 3.10 of the Company Disclosure Schedule also sets forth a complete list of all licenses, sublicenses and other agreements as to which the Company or any subsidiary is a party and pursuant to which the Company or any subsidiary or any other person is authorized to use, license, sublicense, sell or distribute any Intellectual Property Right (excluding End-User Licenses). Neither the Company nor any subsidiary is in violation of any license, sublicense or agreement described on such list except such violations as do not materially impair the Company's or any subsidiary's rights under such license, sublicense or agreement. Section 3.10 of the Company Disclosure Schedule separately identifies each exclusive arrangement between the Company or any subsidiary and any third party to use, license, sublicense, sell or distribute any Company Intellectual Property Right or any Company Product.

    (h) Section 3.10 of the Company Disclosure Schedule contains a complete and accurate list of all applications, filings and other formal actions made or taken pursuant to federal, state, local and foreign laws by the Company or any subsidiary to perfect or protect its interest in the Company Intellectual Property Rights, including, without limitation, all patents, patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations and copyright applications and registrations. As used herein, the term "INTELLECTUAL PROPERTY RIGHTS" means all intellectual property rights, including, without limitation, domestic and foreign patents, patent applications, patent rights, trademarks, trademark registrations, trademark applications, trade names, service marks, service mark applications and registrations, copyrights, copyright applications and registrations, licenses, know-how, trade secrets, trade rights, proprietary processes and formulae, inventions, development tools, designs, plans, specifications, technical information and other proprietary rights, whether or not registered, and all documentation and media relating to the above, and the term "COMPANY INTELLECTUAL PROPERTY RIGHTS" shall mean Intellectual Property Rights owned by or granted exclusively or nonexclusively to the Company or any subsidiary.

    Section 3.11  TAXES.

    (a) For purposes of this Section 3.11 and other provisions of this Agreement relating to Taxes, the following definitions shall apply:

        (i) The term "TAXES" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in (A) or (B) as a result of any obligations to indemnify another person.

        (ii) The term "RETURNS" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

        (iii) The term "CODE" shall mean the Internal Revenue Code of 1986, as amended.

    (b) Except as set forth in Section 3.11 of the Company Disclosure Schedule, and except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, (i) all Returns required to be filed by or on behalf of the Company and each of its subsidiaries have been duly filed on a timely basis and such Returns are true, complete and correct, (ii) all Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of the Company and each of its subsidiaries under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis or have been accrued on the Financial Statements, and no other Taxes are payable by the Company or any of its subsidiaries with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement,
(iii) the Company and each of its subsidiaries has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party, (iv) there are no liens on any of the assets of the Company or any of its subsidiaries with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that the Company or such subsidiary is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established, (v) the amount of the Company's and its subsidiaries' liability for unpaid Taxes (whether actual or contingent) for all periods through the date of the Financial Statements does not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Financial Statements, and the Financial Statements properly accrue in accordance with GAAP all liabilities for Taxes payable after the date of the Financial Statements attributable to transactions and events occurring prior to such date, and (vi) no liability for Taxes of the Company or any of its subsidiaries has been incurred (or prior to Closing will be incurred) since such date other than in the ordinary course of business.

    (c) Except as set forth in Section 3.11(c) of the the Company Disclosure Schedule, the Company has made available to Purchaser true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of the Company or any of its subsidiaries relating to Taxes, and (ii) all federal and state income or franchise tax returns and state sales and use tax Returns for or including the Company or any of its subsidiaries for the periods ending on and after June 30, 1993, June 30, 1994 and June 30, 1995, excluding from the foregoing such returns with respect to Taxes the nonpayment of which, individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Effect. Neither the Company nor any of its subsidiaries does business in or derives income from any state other than states for which Returns have been duly filed and made available to Purchaser.

    (d) Except as disclosed in Section 3.11 of the Company Disclosure Schedule,
(i) the Returns of or including the Company and its subsidiaries have never been audited by a government or taxing authority, nor is any such audit in process, threatened or, to the Company's knowledge, pending (either in writing or verbally, formally or informally), (ii) no deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of the Company or any of its subsidiaries, and neither the Company nor any such subsidiary has received notice (either in writing or verbally, formally or informally) nor expects to receive notice that it has not filed a Return or paid Taxes required to be filed or paid, (iii) neither the Company nor any of its subsidiaries is a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against the Company, any of its subsidiaries, or any of their assets, and (iv) no waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Company of its subsidiaries, excluding from the foregoing any such audit, threat of audit, deficiency, proposed deficiency, action, proceeding for assessment or collection, waiver or extension with respect to which the amount in controversy is less than $50,000.

    (e) Neither the Company nor any subsidiary has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to the Company or such subsidiary pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

    Section 3.12 CERTIFICATE OF INCORPORATION AND BYLAWS. The Company has heretofore furnished to Purchaser a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to the date hereof, of the Company and made available to Purchaser such documents with respect to all subsidiaries. Such certificate of incorporation, bylaws and equivalent organizational documents are in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent organizational documents.

    Section 3.13  TITLE TO PROPERTY.

    (a) Except as disclosed in Section 3.13 to the Company Disclosure Schedule, the Company and its subsidiaries have good and marketable title, or valid leasehold rights in the case of leased property, to all real property and all personal property purported to be owned or leased by them, free and clear of all material liens, security interests, claims, encumbrances and charges, excluding
(i) immaterial liens for fees, taxes, levies, imposts, duties or governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings which suspend the collection thereof, (ii) immaterial liens for mechanics, materialmen, laborers, employees, suppliers or other liens arising by operation of law for sums which are not yet delinquent or are being contested in good faith by appropriate proceedings, (iii) purchase money liens on office, computer and related equipment and supplies incurred in the ordinary course of business, and (iv) liens or defects in title or leasehold rights that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole

    (b) Except as set forth in Section 3.13 (b) of the Company Disclosure Schedule, consummation of the Merger will not result in any breach of or constitute a default (or an event with which notice or lapse of time or both would constitute a default) under, or give to others any rights of termination or cancellation of, or require the consent of others under, any lease in which the Company or any of its subsidiaries is a lessee, except for breaches or defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole

    Section 3.14  EMPLOYEE BENEFIT PLANS.  The Company has disclosed in Section
3.14 of the Company Disclosure Schedule a list of all material employee welfare benefit plans (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), employee pension benefit plans (as defined in Section 3(2) of ERISA) and all other bonus, stock option, stock purchase, benefit, profit sharing, savings, retirement, disability, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, programs or arrangements for the benefit of, or relating to, any employee of, or independent contractor or consultant to, the Company or any of its subsidiaries (together, the "EMPLOYEE PLANS"). The Company has made available to Parent true and complete copies of all Employee Plans, as in effect, together with all amendments thereto which will become effective at a later date, as well as the latest Internal Revenue Service determination letters obtained with respect to any Employee Plan qualified under Section 401(a) or 501(a) of the Code. Also with respect to each Employee Plan, true and complete copies of the
(i) three most recent annual actuarial valuation report, if any, (ii) three last filed Form 5500 together with Schedule A or B thereto or both, (iii) summary plan description (as defined in ERISA), if any, and all modifications thereto communicated to employees, and (iv) three most recent annual and periodic accounting of related plan assets, if any, have been, or will be, made available to Purchaser and are, or will be, correct in all material respects. All of the foregoing are legal, valid, binding, in full force and effect and there are no defaults thereunder, and no rights of the Company or any of the Company's subsidiaries will be impaired by the execution delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. Neither the Company nor any of its subsidiaries nor any of their respective directors, officers, employees or agents, nor, to the best knowledge of the Company and its subsidiaries, any "party in interest" or "disqualified person", as such terms are defined in Section 3 of ERISA and Section 4975 of the Code has, with respect to any Employee Plan, engaged in or been a party to any "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its subsidiaries or any Employee Plan. All Employee Plans are in compliance in all material respects with the currently applicable requirements prescribed by all statutes, orders, or governmental rules or regulations currently in effect with respect to such Employee Plans, including, but not limited to, ERISA and the Code and, to the best knowledge of the Company, there are no pending or threatened claims, lawsuits or arbitrations (other than routine claims for benefits) which have been asserted or instituted against the Company, any of its subsidiaries, any Employee Plan or the assets of any trust for any Employee Plan. Each Employee Plan which is a group health plan (within the meaning of Section 5000(b)(i) of the Code) complies with and has been maintained and operated in accordance with each of the requirements of Section 162(k) of the Code as in effect for years beginning prior to 1989, Section 4980B of the Code for years beginning after December 31, 1988 and Part 6 of Subtitle B of Title I of ERISA. Each Employee Plan intended to qualify under Section 401(a) of the Code does so qualify, and the trusts created thereunder are exempt from tax under the provisions of
Section 501(a) of the Code. Each Employee Plan that has been terminated by the Company or any of its subsidiaries which was intended to qualify under Section 401(a) of the Code has received a final determination of such qualification from the Internal Revenue Service. All contributions or payments required to be made or accrued before the Effective Time under the terms of any Employee Plan will have been made or accrued by the Company or by its subsidiaries, as applicable, by the Effective Time. No Employee Plan subject to Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in ERISA), whether or not waived. Neither the Company nor any of its subsidiaries has incurred or reasonably expects to incur any liability to the Pension Benefit Guaranty Corporation with respect to any Employee Plan. Neither the Company nor any of its subsidiaries has incurred or reasonably expects to incur any withdrawal liability with respect to any "multiemployer plan" (as defined in Section 3(37) of ERISA). There have been no changes in the operation or interpretation of any of the Employee Plans since the most recent annual report or actual report which would have any material effect on the cost of operating or maintaining such Employee Plans.

    Section 3.15  LABOR MATTERS.

    (a) Section 3.15(a) to the Company Disclosure Schedule sets forth a list of all Employees of the Company and its subsidiaries and their respective position, salaries and other compensation owed, payable or to be paid to them.

    (b) Except as set forth in Section 3.15(b) to the Company Disclosure Schedule (i) neither the Company nor any of its subsidiaries is a party to any outstanding employment agreements or contracts with directors, officers, employees or consultants that are not terminable at will, or that provide for the payment of any bonus or commission; (ii) neither the Company nor any of its subsidiaries is a party to any agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly employees (other than as required by law); (iii) neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor does the Company or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees.

    (c) Except as set forth in Section 3.15(c) to the Company Disclosure
Schedule: (i) the Company and all of its subsidiaries are in compliance in all material respects with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment; (ii) there is no unfair labor practice charge or complaint pending before the National Labor Relations Board ("NLRB"); (iii) there is no labor strike, material slowdown or material work stoppage or lockout actually pending or, to the Company's knowledge, threatened against or affecting the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries has experienced any strike, material slowdown or material work stoppage or lockout since June 30, 1995; (iv) there is no representation claim or petition pending before the NLRB and no question concerning representation exists relating to the employees of the Company or any of its subsidiaries; (v) there are no charges with respect to or relating to the Company or any of its subsidiaries pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices;
(vi) neither the Company nor any of its subsidiaries has formal notice from any Federal, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Company or any of its subsidiaries and no such investigation is in progress.

    Section 3.16 PROXY STATEMENT. The Proxy Statement will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder except that no representation or warranty is being made by the Company with respect to any information supplied to the Company by Parent or Purchaser specifically for inclusion in the Proxy Statement. The Proxy Statement will not, at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or first sent to shareholders, at the time of the Company Shareholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    Section 3.17 BROKERS. No broker, finder or investment banker (other than Robertson, Stephens & Company) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to Purchaser true and complete information concerning the financial arrangements between the Company and Robertson, Stephens & Company pursuant to which such firm would be entitled to any payment as a result of the transactions contemplated hereunder.

    Section 3.18  ENVIRONMENTAL LAWS.

    (a) The operations of the Company and its subsidiaries comply in all material respects with all applicable federal, state and local environmental laws, statutes and regulations.

    (b) The operations of the Company and its subsidiaries are not the subject of any judicial or administrative proceeding alleging the violation of any federal, state or local environmental law, statute or regulation.

    (c) The operations of the Company and its subsidiaries are not the subject of any federal or state investigation pursuant to which the Company or any subsidiary has been ordered to respond to a release of any hazardous or toxic waste or substance into the environment in violation of law.

    (d) Each of the Company and its subsidiaries has not filed any notice under federal or state law indicating past or present treatment, storage or disposal requiring a Part B permit or designation of "interim status" as defined under 40 C.F.R. Parts 260-270 or any state equivalent of a hazardous or toxic waste or substance as defined therein or reporting a spill or release of a hazardous or toxic waste or substance into the environment except in accordance with applicable law.

    (e) Each of the Company and its subsidiaries has not released, as defined in the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Section 9601 ET SEQ.), any hazardous substance as defined therein into the environment, except where such release could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole;

    (f) None of the operations of the Company or any subsidiary involve the generation, transportation, treatment or disposal as defined under 40 C.F.R. Parts 260-270 or any state equivalent of hazardous waste as defined therein requiring a Part B permit or designation of "interim status".

    (g) No underground storage tanks are on the premises of the Company or any subsidiary.

    (h) No lien in favor of any governmental authority for (i) any liability under federal or state environmental laws or regulations, or (ii) damages arising from or costs incurred by such governmental authority in response to a release of a hazardous or toxic waste or substance into the environment has been filed or attached to the premises currently owned or leased by the Company or any subsidiary.

    (i) All material permits necessary for the continued conduct of the business of the Company and its subsidiaries for the transportation, transfer, recycling, storage, use, treatment, manufacture, investigation or removal of any hazardous or toxic waste or substance have been obtained by the Company or any subsidiary. All such permits are valid and in full force and effect. Each of the Company and the its subsidiaries has complied in all material respects with all covenants and conditions of any permits and no circumstances exist which could cause any permit to be revoked, modified or rendered non-renewable upon the payment of the permit fee or, to the best of the Company's knowledge, which could impose upon the Company, any of the Company's subsidiaries or the Surviving Corporation the obligation to obtain any additional permits for such activities, absent a change in operations.

    (j) Neither the Company nor any subsidiary has exposed any persons in a material manner to, nor received notice of any claim of injury due to exposure of any person to, hazardous or toxic wastes or substances manufactured, stored, used, distributed, disposed of, released or controlled by the Company or any subsidiary.

    (k) No hazardous or toxic wastes or substances are present on any property which has been owned, leased or occupied by the Company or any subsidiary, for the conduct of its business which could reasonably be expected to result in a Material Adverse Effect on the Company and its subsidiaries taken as a whole.

    (l) No claim, complaint, or administrative proceeding has been brought and is currently pending against the Company or any subsidiary relating to any liability of the Company or any subsidiary existing or threatened with respect to the release of hazardous or toxic wastes or substances or as to the investigation or remediation of hazardous or toxic wastes or substances.

    As used herein "FEDERAL, STATE AND LOCAL ENVIRONMENTAL LAWS, STATUTES OR REGULATIONS" means any and all applicable laws, rules, regulations, orders, treaties, statutes and codes promulgated by any local, state, federal or international governmental authority or agency which has jurisdiction over the environment and any portion of the current operations of the Company and its subsidiaries, and which prohibits, regulates or controls any hazardous material or the transportation, storage, transfer, recycling, use, treatment, manufacture, investigation, removal, remediation, release, sale or distribution of hazardous materials including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 ET SEQ.), the Hazardous Material Transportation Act (49 U.S.C. Section 1801 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 ET SEQ.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 ET SEQ.), the Clean Air Act (42 U.S.C. Section 7401 ET SEQ.), the Toxic Substances Control Act, as amended (15 U.S.C. Section 2601 ET SEQ.), as these laws have been amended or supplemented to date and any analogous state or local statutes and the regulations promulgated to date pursuant thereto.

    As used herein, "HAZARDOUS OR TOXIC WASTE OR SUBSTANCE" means those substances which are regulated by or form the basis of liability under any federal, state and local environmental laws, statutes or regulations because they are radioactive, toxic or hazardous, including, without limitation: (a) asbestos, (b) oil and petroleum products, (c) explosives, (d) radioactive substances, pollutants or wastes, (e) urea formaldehyde-containing building materials, (f) polychlorinated biphenyls, (g) radon gas, and (h) ultra-hazardous or toxic substances, pollutants or wastes.

    Section 3.19 DISCLOSURE. The Company has provided or made available to Parent copies of all documents and information requested by Parent pursuant to Parent's diligence request lists dated (or provided pursuant to cover letters dated) September 12, 13 and 20, 1996, to the extent the items on such lists are applicable to the Company or any of its subsidiaries. Except as described in
Section 3.19 of the Company Disclosure Schedule, the Company has made available to Parent true and correct copies of the Company's Certificate of Incorporation, bylaws and all minutes of meetings or actions by written consent of the Board of Directors (including without limitation all committees thereof) and shareholders of the Company and its subsidiaries, which minutes and actions by written consent reflect all actions taken by the Board of Directors (including without limitation all committees thereof) and shareholders of the Company and its subsidiaries. To the extent Section 3.19 of the Company Disclosure Schedules lists minutes not made available to Parent, Section 3.19 of the Company Disclosure Schedule sets forth all actions taken at such meetings and all material matters discussed at such meetings.

    Section 3.20 INSURANCE. Section 3.20 to the Company Disclosure Schedule sets forth a true and complete list of all insurance policies in force at the date hereof, with respect to the assets, properties or operations of each of the Company and its subsidiaries, together with a summary description of the premiums currently paid thereon, the hazards insured against and the dollar amount of coverage (indicating deductibles, if any). True and complete copies of all such insurance policies will be made available to Purchaser by the Company. Such policies will not be terminated as a result of the Merger and will be effective as policies of the Surviving Corporation, subject to payment of applicable premiums. Such policies also are in full force and effect with reputable insurers in such amounts and insure against such losses and risks (including product liability) as are adequate to protect the properties and businesses of each of the Company and its subsidiaries. All such insurance is of like character and amount as is carried by like businesses similarly situated.

    Section 3.21 RIGHTS AGREEMENT. The Company has provided Parent with a complete and correct copy of the Rights Agreement. The amendment to the Rights Agreement attached hereto as Section 3.21 of the Company Disclosure Schedule has been duly authorized by the Board of Directors of the Company and has been duly executed by the Company, and, accordingly, the execution of this Agreement, the announcement or making of the Offer, the acquisition of Shares pursuant to the Merger and the other transactions contemplated by this Agreement will not cause the Rights to become exercisable or result in either Parent or Purchaser or any of their affiliates to become an "Acquiring Person" (as defined in the Rights Agreement) or the occurrence of a "Distribution Date", a "Section 11(a)(ii) Event", or a "Section 13 Event" (as such terms are defined in the Rights Agreement).

    Section 3.22 STATE TAKEOVER STATUTES. The Board of Directors of the Company has approved the Merger and this Agreement (and the transactions contemplated hereby), and such approval is sufficient to render inapplicable to the Merger, this Agreement and the transactions contemplated hereby Section 912 of the NYBCL. No other "business combination," "fair price," "moratorium," "control share acquisition," or other anti-takeover statute or similar statute or regulations, applies or purports to apply to the Offer, the Merger, this Agreement or any of the transactions contemplated hereby.

    Section 3.23  CONTRACTS AND COMMITMENTS.

    (a) Except as disclosed in Section 3.23 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party or subject to:

        (i) any plan, contract or arrangement which requires aggregate payments by the Company or any of its subsidiaries in excess of $50,000, written or oral, providing for bonuses, pensions, deferred compensation, severance pay or benefits, retirement payments, profit-sharing, or the like;

        (ii) any joint marketing, joint development or joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits with other persons;

        (iii) any existing OEM agreement, distribution agreement, volume purchase agreement, or other similar agreement in which the annual amount involved in 1995 exceeded or is expected to exceed in 1996 $50,000 in aggregate amount or pursuant to which the Company or any of its subsidiaries has granted or received most favored customer provisions or exclusive marketing rights related to any product, group of products or territory;

        (v) any lease for real or personal property in which the amount of payments which the Company or any of its subsidiaries is required to make on an annual basis exceeds $25,000;

        (vi) any agreement, contract, mortgage, indenture, lease, instrument, license, franchise, permit, concession, arrangement, commitment or authorization which may be, by its terms, terminated or breached by reason of the execution of this Agreement, the Merger, or the consummation of the transactions contemplated hereby or thereby;

        (vii) except for trade indebtedness incurred in the ordinary course of business, any instrument evidencing or related in any way to indebtedness in excess of $50,000 incurred in the acquisition of companies or other entities or indebtedness in excess of $50,000 for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, indemnification or otherwise;

        (viii) any license agreement, either as licensor or licensee (excluding nonexclusive object code software licenses granted to end-users in the ordinary course of business that permit use of software products by a limited number of users without a right to modify, distribute or sublicense the same ("END-USER LICENSES"));

        (ix) any contract containing covenants purporting to limit the Company's freedom or that of any of its subsidiaries to compete in any line of business or in any geographic area or with any third party;

        (x) any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $50,000; or

        (xi) any other agreement, contract or commitment which is material to the Company and its subsidiaries taken as a whole.

    (b) Except as disclosed in Section 3.23 (b) of the Company Disclosure Schedule, each agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license and commitment listed in Section 3.23 of the Company Disclosure Schedule is valid and binding on the Company or its subsidiaries, as applicable and assuming due and valid authorization, execution and delivery by all counter parties, and is in full force and effect, and neither the Company nor any of its subsidiaries, nor to the knowledge of the Company, any other party thereto, has breached any material provision of, or is in material default under the terms of, any such agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license or commitment.

    (c) There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material current business practice of the Company or its subsidiaries, any acquisition of material property by the Company or its subsidiaries or the conduct of business by the Company or its subsidiaries as currently conducted or as proposed to be conducted by the Company or its subsidiaries.

    (d) Each agreement or arrangement under which the Company or any of its subsidiaries will incur legal, accounting or financial advisor expenses as a result of the transactions contemplated by this Agreement, and the maximum liability of the Company or any such subsidiary under each such agreement or arrangement, is described in Section 3.23 of the Company Disclosure Schedule.

    Section 3.24  SUPPORT AGREEMENTS.

    (a) As part of Section 3.24 of the Company Disclosure Schedule, the Company has provided to Parent a list, which is complete in all materials respects, of all customers that are parties to agreements or other arrangements pursuant to which the Company is obligated to provide support services with respect to the Company Products (such agreements, as supplemented below, are referred to collectively as the "LICENSE AGREEMENTS"). Except as set forth in Section 3.24 of the Company Disclosure Schedule, none of the License Agreements contains terms that, individually or in the aggregate with the other License Agreements, could reasonably be expected to cause a Material Adverse Effect. The versions of the Company Products currently supported by the Company or any of its subsidiaries are set forth in Section 3.24 of the Company Disclosure Schedule.

    (b) Except as set forth in Section 3.24(b) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has granted any third party the right to furnish support or maintenance services with respect to any Company Products to any other third party.

    (c) Except as set forth in Section 3.24(c) of the Company Disclosure Schedule, no agreement for support or maintenance of the Company Products by the Company obligates the Company or any of its subsidiaries, and no agreement would obligate Parent after the Closing Date, to provide any change in functionality or other alteration in the performance of the Company Products or to provide new products or technology. Except as set forth in Section 3.24(c) of the Company Disclosure Schedule, no agreement pursuant to which the Company or any of its subsidiaries has licensed the use of the Company Products to any third party obligates the Company or any of its subsidiaries to provide any change in functionality or other alteration in the performance of the Company Products or to provide new products or technology.

    (d) Except as set forth in Section 3.24 of the Company Disclosure Schedule, each of the Company and its subsidiaries has not provided any warranties, express or implied, with respect to the Company Products. Each of the Company and its subsidiaries is in compliance in all material respects with all warranties described in Section 3.24 of the Company Disclosure Schedule.

    Section 3.25 INTERESTS OF OFFICERS AND DIRECTORS. To the best of the Company's knowledge, no officer or director of the Company has had, either directly or indirectly, a material interest in: (i) any person or entity which purchases from or sells, licenses or furnishes to the Company or any of its subsidiaries any goods, property, technology or intellectual or other property rights or services; (ii) any contract or agreement to which the Company or any of its subsidiaries is a party or by which it may be bound or affected; or (iii) any property, real or personal, tangible or intangible, used in or pertaining to its business or that of its subsidiaries, including any interest in the Company Intellectual Property Rights.

    Section 3.26  RESTRICTIONS ON BUSINESS ACTIVITIES.  Except as set forth in
Section 3.26 of the Company Disclosure Schedule, there is no material agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its subsidiaries, any acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries.

    Section 3.27 QUESTIONABLE PAYMENTS. Neither the Company nor any of its subsidiaries nor to its knowledge any director, officer, agent or other employee of the Company or any of its subsidiaries has: (i) made any payments or provided services or other favors in the United States of America or in any foreign country in order to obtain preferential treatment or consideration by any Governmental Entity with respect to any aspect of the business of the Company or any of its subsidiaries; or (ii) made any political contributions which would not be lawful under the laws of the United States or the foreign country in which such payments were made. Neither the Company nor any of its Subsidiaries nor to its knowledge any director, officer, agent or other employee of the Company or any of its subsidiaries has been the subject of any inquiry or investigation by any Governmental Entity in connection with payments or benefits or other favors to or for the benefit of any governmental or armed services official, agent, representative or employee with respect to any aspect of the business of the Company or its subsidiaries or with respect to any political contribution.

    Section 3.28 OPINION OF FINANCIAL ADVISOR. Robertson, Stephens & Company (the "FINANCIAL ADVISOR") has rendered to the Board of Directors of the Company a written opinion dated as of September 23, 1996, a copy of which has been provided to Purchaser, to the effect that the consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view. Such opinion was delivered orally to the Company's Board of Directors not later than the time that consummation of the transactions contemplated hereby was authorized, approved and adopted by the Company's Board of Directors, and was delivered in writing to the Company's Board of Directors prior to the execution of this Agreement.

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

    Parent and Purchaser represent and warrant to the Company as follows:

    Section 4.1 ORGANIZATION. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority and any necessary governmental approvals to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, except for such failure which, when taken together with all other such failures, could not reasonably be expected to have a Material Adverse Effect (as defined below) on Parent and Purchaser. When used in connection with Purchaser and Parent, the term "MATERIAL ADVERSE EFFECT" means any material adverse effect on the business, operations, properties (including tangible properties), condition (financial or otherwise), assets or liabilities of Parent and Purchaser taken as a whole.

    Section 4.2 AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION. Each of Parent and Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Purchaser of this Agreement, and the consummation of the Merger and of the transactions contemplated hereby, have been duly authorized by the Boards of Directors of Parent and Purchaser and by Parent as the sole shareholder of Purchaser and no other corporate or shareholder action on the part of Parent and Purchaser is necessary to authorize the execution and delivery by Parent and Purchaser of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Purchaser, as the case may be, and, assuming due and valid authorization, execution and delivery hereof by the Company, and is a valid and binding obligation of each of Parent and Purchaser, as the case may be, enforceable against each of them in accordance with its respective terms.

    Section 4.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for the filings set forth on Section 4.3 of the Purchaser Disclosure Schedule delivered to the Company on or before the date hereof (the "PURCHASER DISCLOSURE SCHEDULE") and the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act, foreign laws governing competition or antitrust matters, state securities or blue sky laws, and the NYBCL or the DGCL, neither the execution, delivery or performance of this Agreement by Parent or Purchaser nor the consummation by Parent or Purchaser of the transactions contemplated hereby nor compliance by Parent or Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or the bylaws of Parent or Purchaser, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity on the part of Parent or Purchaser, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement to which Parent or Purchaser is a party, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Purchaser, any of its subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches, rights of termination, amendment, cancellation or acceleration or defaults which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and Purchaser, taken as a whole, and which will not materially impair the ability of Parent or Purchaser to consummate the transactions contemplated hereby.

    Section 4.4 FINANCING ARRANGEMENTS. At the Effective Time, Parent will have and will make available to Purchaser all funds necessary to satisfy all of Purchaser's and Parent's obligations under this Agreement and in connection with the transactions contemplated hereby, including without limitation, the obligations to purchase all outstanding Shares pursuant to the Merger.

    Section 4.5 NO PRIOR ACTIVITIES. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing), Purchaser has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity. Purchaser is a wholly owned subsidiary of Parent.

    Section 4.6 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Purchaser.

    Section 4.7 OFFER DOCUMENTS. None of the information supplied in writing by Parent or Purchaser (the "PURCHASER INFORMATION") for inclusion in the Proxy Statement, or in any amendments thereof or supplements thereto, will on the date the Proxy Statement is first mailed to shareholders contain any statement which, at such time and in light of the circumstances under which it will be made, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading. Parent and Purchaser will timely file with the SEC a Schedule 13e-3 relating to the transactions contemplated hereby, and such Schedule 13e-3 will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent and Purchaser do not make any representation or warranty with respect to any information that is supplied by the Company or its accountants, counsel or other authorized representatives for use in the Proxy Statement or the Schedule 13e-3.

    Section 4.8. LITIGATION. There are no claims, actions, suits, proceedings or investigations pending or, to the best knowledge of Parent or Purchaser, threatened against Parent or any of its subsidiaries, or any properties or rights of Parent or any of its subsidiaries, before any court, administrative, governmental or regulatory authority or body, domestic or foreign, which would prevent or delay the performance of this Agreement.

                                   ARTICLE V
                                   COVENANTS

    Section 5.1 INTERIM OPERATIONS OF THE COMPANY. The Company covenants and agrees that, except (i) as expressly contemplated by this Agreement, (ii) as set forth in Section 5.1 of the Company Disclosure Schedule or (iii) as agreed in writing by Purchaser, after the execution and delivery of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time:

    (a) the business of the Company and its subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its subsidiaries shall use its reasonable commercial efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners;

    (b) the Company shall not, directly or indirectly, amend its or any of its subsidiaries' certificate of incorporation or bylaws or similar organizational documents;

    (c) the Company shall not, and it shall not permit its subsidiaries to:
(i)(A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Company's capital stock or that of its subsidiaries, or (B) redeem, purchase or otherwise acquire directly or indirectly any of the Company's capital stock (or options, warrants, calls, commitments or rights of any kind to acquire any shares of capital stock) or that of its subsidiaries; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries, other than Shares issued upon the exercise of Options outstanding on the date hereof in accordance with the Option Plans as in effect on the date hereof; or (iii) split, combine or reclassify the outstanding capital stock of the Company or of its subsidiaries;

    (d) the Company shall not, and it shall not permit its subsidiaries to, acquire or agree to acquire, or dispose of or agree to dispose of, any material assets, either by purchase, merger, consolidation, sale of shares in any of its subsidiaries or otherwise;

    (e) the Company shall not, and it shall not permit its subsidiaries to, transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of the Company Intellectual Property or any material assets, other than pursuant to grants of nonexclusive End-User Licenses in the ordinary course of business consistent with past practice;

    (f) neither the Company nor its subsidiaries shall: (i) grant any increase in the compensation payable or to become payable by the Company or any of its subsidiaries to any of its officers, directors or key employees, other than regularly scheduled pay increases of not more than 10% per annum; or (ii)(A) adopt any new, or (B) except as contemplated by Section 2.4, amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, agreement or arrangement; or (iii) enter into or modify or amend any employment or severance agreement with or, except in accordance with the existing policies of the Company set forth in Section 5.1 of the Company Disclosure Schedule or as required by applicable law, grant any severance or termination pay to any officer, director or employee of the Company or any of its subsidiaries; or (iv) enter into any collective bargaining agreement;

    (g) neither the Company nor any of its subsidiaries shall materially modify, amend or, without Parent's prior written consent, which consent shall not be withheld unreasonably, terminate any of its material contracts or waive, release or assign any material rights or claims;

    (h) neither the Company nor any of its subsidiaries shall: (i) incur or assume any indebtedness in amounts not consistent with past practice; (ii) materially modify any indebtedness or other liability; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, other than immaterial amounts in the ordinary course of business consistent with past practice and other than for any subsidiary; (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company or customary advances to employees in accordance with past practice); or (v) enter into any material commitment or transaction;

    (i) neither the Company nor any of its subsidiaries shall change any of the accounting methods, practices or policies used by it unless required by GAAP;

    (j) the Company shall not, and it shall not permit its subsidiaries to, make or agree to make any new capital expenditures in excess of $100,000 in the aggregate;

    (k) the Company shall not, and it shall not permit its subsidiaries to, make any material tax election (unless required by law) or settle or compromise any material income tax liability;

    (l) the Company shall not, and it shall not permit its subsidiaries to (i) waive the benefits of, or agree to modify in any material manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party, or (ii) pay, discharge or satisfy any actions, suits, proceedings or claims, other than the payment, discharge or satisfaction, in each case in complete satisfaction, and with a complete release, of such matter with respect to all parties to such matter, of actions, suits, proceedings or claims that do not result in or create, individually or in the aggregate, a Material Adverse Effect;

PROVIDED, HOWEVER, that if the Company determines to make any such payment, discharge or satisfaction, prior to committing to make any such payment, discharge or satisfaction the Company shall give Parent advance written notice of such determination specifying the amount to be paid and any other terms and conditions thereof, and if Parent, within 15 days of such notice, shall instruct the Company not to make or commit to make such payment, discharge or satisfaction, then the Company shall not make or commit to make such payment, discharge or satisfaction; PROVIDED, FURTHER, HOWEVER, that, if Parent provides any such instructions, and the proposed resolution of such matter does not or would not by itself result in a Material Adverse Effect, and is in complete satisfaction, and includes a full release, of such matter, with respect to all parties to such matter, without any payment or other obligation of Parent or Purchaser, for purposes of Section 6.3(d), such matter shall not be considered a threatened, or instituted and continuing, action, suit or proceeding, and for purposes of Sections 6.3(a) and (e) any adverse effect against the Company in any such matter shall not be considered or aggregated in determining whether a Material Adverse Effect has occurred; PROVIDED, FURTHER, HOWEVER, that, any such proposed payment, discharge or satisfaction shall be considered or aggregated in determining whether a Material Adverse Effect has occurred;

    (m) the Company shall not, and it shall not permit its subsidiaries to, commence a lawsuit other than (i) for the routine collection of bills or (ii) in such cases where the Company in good faith determines that the failure to commence suit would result in a material impairment of a valuable aspect of the Company's business, provided that the Company consults with Parent prior to filing such suit;

    (n) the Company shall not, and it shall not permit its subsidiaries to, make any payment or incur any liability or obligation for the purpose of obtaining any consent from any third party to the transactions contemplated hereby, other than any payment, obligation or liability that does not create, individually or in the aggregate, a Material Adverse Effect; and

    (o) neither the Company nor any of its subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

    Section 5.2 ACCESS; CONFIDENTIALITY. The Company shall (and shall cause each of its subsidiaries to) (a) afford to the officers, employees, accountants, counsel, and other representatives of Parent, reasonable access to and the right to inspect and observe, during normal business hours during the period prior to the Effective Time, all its personnel, accountants, representatives, properties, books, contracts, insurance policies, commitments and records, offices, plants and other facilities, (b) make available promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel (including, without limitation, insurance policies) as Parent may reasonably request. Parent will treat any such information in accordance with the provisions of a letter agreement dated September 13, 1996 between the Company and Parent (the "CONFIDENTIALITY AGREEMENT"). No investigation conducted by Parent shall impact any representation or warranty given by the Company to Parent hereunder.

    Section 5.3 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable commercial efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement. The Company also agrees to timely file all SEC Documents, including without limitation its Annual Report on Form 10-K for the fiscal year ended June 30, 1996, which Form 10-K shall include consolidated financial statements that (a) are prepared from, and accord with, the books and records of the Company and its subsidiaries, have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated subsidiaries as of the respective dates and for the respective periods thereof, and (b) are consistent in all material respects with the draft consolidated financial statements (and related notes thereto) set forth in Section 5.3 of the Company Disclosure Schedule. The Company also will pay all premiums or other payments required to be made with respect to the insurance policies set forth in
Section 3.20 of the Company Disclosure Schedule, and shall renew any such policy if any such policy will otherwise terminate prior to the Effective Time.

    Section 5.4  CONSENTS AND APPROVALS; HSR ACT.

    (a) Each of the Company, Parent and Purchaser will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to eachother in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with this Agreement and the transactions contemplated hereby. Each of the Company, Parent and Purchaser will, and will cause its subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Purchaser, the Company or any of their subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filings or any such transaction. Neither party shall participate in any meeting with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other party notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate. Notwithstanding the foregoing, it is expressly understood and agreed that Parent, Purchaser and the Company shall have no obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond January 31, 1997.

    (b) Notwithstanding anything to the contrary in this Agreement, including without limitation Section 5.4(a), as a result of filings made with Governmental Entities pursuant to this Agreement, neither Parent nor any of its subsidiaries, nor the Company, shall be required to divest any of their respective businesses, product lines or assets, or agree to any other limitation with respect to its business.

    (c) In connection with any action, suit or proceeding of the types described in Section 6.3(d), Parent, Purchaser and the Company agree to consult with each other in formulating strategies, including without limitation the retention of counsel in situations involving multiple defendants, and in taking any other action material to the outcome of any such action, suit or proceeding.

    Section 5.5  NO SOLICITATION.

    (a) The Company and its officers, directors, employees, representatives and agents shall immediately and as of the date hereof cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as hereinafter defined). The Company shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; PROVIDED, HOWEVER, that, if at any time prior to the Effective Time, the Board of Directors of the Company determines in good faith, based on the written opinion of its legal counsel as to legal matters, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Company may, in response to an unsolicited Takeover Proposal, and subject to compliance with Section 5.5(c), (x) furnish information with respect to the Company to any person pursuant to a confidentiality agreement and (y) participate in negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or executive officer of the Company or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.5(a) by the Company. For purposes of this Agreement, "TAKEOVER PROPOSAL" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company or any of its subsidiaries or of over 20% of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

    (b) Except as set forth in this Section 5.5, neither the Board of Directors of the Company nor any committee thereof shall (x) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of this Agreement or the Merger, (y) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (z) cause the Company to enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Effective Time the Board of Directors of the Company determines in good faith, based on the written opinion of its legal counsel as to legal matters, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Board of Directors of the Company may withdraw or modify its approval or recommendation of this Agreement and the Merger, approve or recommend a Superior Proposal (as defined below) or cause the Company to enter into an agreement with respect to a Superior Proposal, but in each case only at a time that is after the second business day following Parent's receipt of written notice (a "NOTICE OF SUPERIOR PROPOSAL") advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any bona fide Takeover Proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Merger.

    (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 5.5, the Company shall immediately advise Parent orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to or which could lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry and the identity of the person making such request, Takeover Proposal or inquiry.

    Section 5.6 PUBLICITY. Each party's initial press release with respect to the execution of this Agreement has been previously approved by the other parties. Following such initial press releases, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other transactions between the parties contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange or trading market.

    Section 5.7 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent and Purchaser, and Parent and Purchaser shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this
Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. The Company also shall give prompt notice to Parent, and Parent or Purchaser shall give prompt notice to the Company, of:

        (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

        (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

        (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting it or any of its subsidiaries or which relate to the consummation of the transactions contemplated by this Agreement; and

        (iv) any occurrence of any event having, or which could reasonably be expected to have, a Material Adverse Effect on the Company and its subsidiaries taken as a whole.

    Section 5.8 RIGHTS AGREEMENT. Except as otherwise provided in Section 3.23, the Company shall not redeem the Rights or amend or terminate the Rights Agreement prior to the earlier to occur of the Effective Time or the termination of this Agreement, unless required to do so by a court of competent jurisdiction.

    Section 5.9 FAIR PRICE STRUCTURE. If any "business combination," "fair price," "control share acquisition" or "moratorium" statute or other similar statute or regulation or any state "blue sky" or securities law statute shall become applicable to the transactions contemplated hereby, the Company and the Board of Directors of the Company shall, to the extent consistent with applicable law and their fiduciary duties, grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby thereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of such statute or regulations on the transactions contemplated hereby.

    Section 5.10 INDEMNIFICATION. Notwithstanding Section 8.7 hereof, Parent agrees that all rights to indemnification existing in favor of directors, officers or employees of the Company as provided in the Company's Certificate of Incorporation, By-Laws or the indemnification agreements listed in Section 5.10 of the Company Disclosure Schedule, with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time. Effective upon the Effective Time, to the fullest extent permitted by law Parent hereby guarantees the Company's and the Surviving Corporation's performance of the Company's and the Surviving Corporation's obligations described in the prior sentence for a period of six years after the Effective Time. If Parent, the Surviving Corporation or any of either of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation assume the obligations set forth in this Section 5.10.

    Section 5.11 BENEFIT PLANS AND OTHER EMPLOYEE ARRANGEMENTS. For a period of at least one year after the Effective Time, Parent shall either (i) maintain or cause the Company (or its successors or assigns) to maintain the Company's Employee Plans at benefit levels not materially less favorable than those in effect on the date of this Agreement or (ii) provide or cause the Company (or its successors or assigns) to provide benefits to employees of the Company and its subsidiaries that are not materially less favorable to such employees than those provided under Parent benefit plans (as they may be amended from time to time) to similarly situated employees of Parent. With respect to any Parent benefit plan which is an "employee benefit plan" as defined in Section 3(3) of ERISA, solely for purposes of determining eligibility to participate, vesting, and entitlement to benefits but not for purposes of accrual of pension benefits, service with the Company or any Company subsidiary shall be treated as service with Parent, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits (or is not otherwise recognized for such purposes or permitted under the Parent Benefit Plans). Nothing in this paragraph provides any employee with a right to continuing employment or with any right to participate in any Parent benefit plan under which participation by an employee is within the discretion of Parent, such as any Parent benefit plan which provides for the grant of options to purchase capital stock.

    Section 5.12 WARRANT. The Company agrees to use its best efforts to cause the warrant referenced in Section 3.2(a) of the Company Disclosure Schedule to be exercised or terminated prior to the Effective Time. Parent agrees to provide reasonable assistance to the Company in connection with the Company's obligations under this Section 5.12.

                                   ARTICLE VI

                                   CONDITIONS

    Section 6.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent or Purchaser, as the case may be, to the extent permitted by applicable law:

    (a) SHAREHOLDER APPROVAL. This Agreement shall have been approved and adopted by the requisite vote of the shareholders of the Company, if required by applicable law or the Certificate of Incorporation of the Company, in order to consummate the Merger;

    (b) STATUTES. No statute, rule, order, decree or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger;

    (c) INJUNCTIONS. There shall be no order or injunction of a court or other governmental authority of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger; and

    (d) HSR ACT. Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated.

    Section 6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the fulfillment of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Purchaser contained in this Agreement shall be true and correct on the date hereof and shall also be true and correct on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, unless the failure of such representations and warranties to be true and correct could not reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect on Parent; and

    (b) AGREEMENTS, CONDITIONS AND COVENANTS. Parent and Purchaser shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by them on or before the Effective Time.

    Section 6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND PURCHASER. The obligations of Parent and Purchaser to effect the Merger are also subject to the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall be true and correct on the date hereof and shall also be true and correct on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, unless the failure of such representations and warranties to be true and correct as of such dates could not reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect (as applied to such dates) on the Company and its subsidiaries, taken as a whole;

    (b) AGREEMENTS, CONDITIONS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Effective Time;

    (c) DISSENTING SHARES. The aggregate number of Shares held by Dissenting Shareholders shall not be equal to or exceed ten percent of the outstanding Shares immediately prior to the Effective Time;

    (d) NO LITIGATION. After the date hereof there shall not be threatened, or instituted and continuing, any action, suit or proceeding against the Company, Parent, Purchaser or any Indemnified Person (as defined below), by any Governmental Entity or any other person or persons, (i) directly or indirectly relating to the Merger or any other transactions contemplated by this Agreement;
(ii) who is or was a shareholder or shareholders of the Company, whether on behalf of such shareholder or shareholders, or in a derivative action on behalf of the Company; or (iii) which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole; "INDEMNIFIED PERSON" shall mean any director, officer, employee, consultant or other person that the Company is obligated to indemnify or hold harmless, whether under any law, rule, regulation, the Company's certificate of incorporation or bylaws, any agreement or otherwise;

    (e) NO ADVERSE CHANGE. No event or events shall have occurred which have caused or could reasonably be expected to cause a Material Adverse Effect on the Company and its subsidiaries, taken as a whole; and

    (f) OPINION. Parent shall have received an opinion dated as of the Closing Date from Willkie Farr & Gallagher, counsel to the Company, substantially in the form attached hereto as EXHIBIT 6.3(f); PROVIDED, HOWEVER, that if such counsel is unable to provide the opinion set forth in paragraph 6(ii) of such opinion then, in lieu of the delivery of such opinion in paragraph 6(ii), the written consent of the third parties to the agreements referred to in paragraph 6(ii) of such opinion to the assignment of such agreements to the Surviving Corporation and the continuation of such agreements after the Merger without modification, in such form as is reasonably acceptable to Parent, shall have been obtained.

                                  ARTICLE VII
                           TERMINATION AND AMENDMENT

    Section 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of this Agreement by the shareholders of the Company:

    (a) by mutual written consent of the Boards of Directors of Parent and the Company;

    (b) by either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

    (c) by either Parent or the Company, if the Merger shall not have been consummated by January 31, 1997; PROVIDED, HOWEVER, that such date shall be February 28, 1997 if the sole condition in Article VI that has not been met or waived is Section 6.3 (d); PROVIDED, FURTHER, HOWEVER, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any party whose failure (or the failure of the affiliates of which) to perform any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

    (d) by Parent or Purchaser, in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which cannot be or has not been cured within 15 days after the giving of written notice to the Company and which, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect on the Company and its subsidiaries, taken as a whole;

    (e) by Parent or Purchaser, if the Company's Board of Directors shall have withdrawn, modified or amended in any respect its recommendation of the Merger Agreement or the Merger or shall have approved or recommended a Takeover Proposal, or shall have entered into an agreement with a third party with respect to any Takeover Proposal, or the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

    (f) by the Company, in connection with entering into an agreement for a Takeover Proposal in accordance with Section 5.5, provided it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Expenses and the Termination Fee; or

    (g) by the Company, if Purchaser or Parent shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which failure to perform is incapable of being cured or has not been cured within 15 days after the giving of written notice to Parent or Purchaser, as applicable.

    Section 7.2 EFFECT OF TERMINATION. In the event of a termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Purchaser or the Company or their respective officers or directors, except with respect to Sections 1.8(e), 3.17, 4.6, 5.2, 8.1, this Section 7.2 and Article VIII; PROVIDED, HOWEVER,that nothing herein ( including without limitation the provisions of Section 8.1) shall relieve any party for liability for any breach hereof.

                                  ARTICLE VIII
                                 MISCELLANEOUS

    Section 8.1  FEES AND EXPENSES.

    (a) Except as provided below in this Section 8.1, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

    (b) The Company shall pay, or cause to be paid, in same day funds to Parent the sum of (x) the lesser of the amount of Parent's Expenses (as hereinafter defined) or $1,000,000, and (y) $3,000,000 (the "TERMINATION FEE") upon demand if (i) Parent or Purchaser terminates this Agreement under Section 7.1(e); (ii) the Company terminates this Agreement pursuant to Section 7.1(f); or (iii) prior to any termination of this Agreement (other than pursuant to Section 7.1 (a), (b) or (g) or by the Company pursuant to Section 7.1 (c)), the Company breaches the provisions of Section 5.5 of this Agreement or a Takeover Proposal shall have been made and within 12 months of such termination a transaction constituting a Takeover Proposal is consummated or the Company enters into an agreement with respect to, approves or recommends or takes any action to facilitate such Takeover Proposal. "EXPENSES" shall mean documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or Purchaser in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including all fees and expenses of counsel, commercial banks, investment banking firms, accountants, experts and consultants to Parent.

    Section 8.2 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, at any time prior to the Closing Date with respect to any of the terms contained herein; PROVIDED, HOWEVER, that after the approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce the amount or change the form of the Merger Consideration.

    Section 8.3 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time, except for remedies that may be available for fraud.

    Section 8.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt, and shall be given to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Parent or Purchaser, to:

    Oracle Corporation
    500 Oracle Parkway
    Redwood City, CA 94065
    Telephone No.: (415) 506-5100
    Telecopy No.: (415) 506-7114
    Attention: Thomas Theodores,
    Vice President, Legal and Assistant Secretary

    with copies to:
    Venture Law Group
    A Professional Corporation
    2800 Sand Hill Road
    Menlo Park, CA 94025
    Attention: Donald M. Keller, Jr., Esq.
    Telephone No.: (415) 854-4488
    Telecopy No.: (415) 854-1121

    (b) if to the Company, to:

    Datalogix International, Inc.
    100 Summit Lake Drive
    Valhalla, NY 10595
    Attention: Raymond Sozzi
    Telephone No.: (914) 773-8615
    Telecopy No.: (914) 747-4553

    with copies to:
    Willkie Farr & Gallagher
    One Citicorp Center
    153 53rd Street
    New York, NY 10022-4677
    Attention: Christopher E. Manno, Esq.
    Telephone No.: (212) 821-8288
    Telecopy No.: (212) 821-8111

    Section 8.5 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference hall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words

"without limitation". As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act. As used in this Agreement, a "subsidiary" of any entity shall mean all corporations or other entities in which such entity owns a majority of the issued and outstanding capital stock or equity or similar interests.

    Section 8.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

    Section 8.7 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; RIGHTS OF OWNERSHIP. This Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) other than the provisions of Sections 5.10 and 5.11 hereof, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give to any person, firm or corporation other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

    Section 8.8 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    Section 8.9 GOVERNING LAW. This Agreement and the legal relations between the parties hereto will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof; PROVIDED, HOWEVER, that the law governing the fiduciary duties of each party hereto and their respective boards of directors and the law governing any other matters of internal corporate governance of any of Parent, Purchaser or the Company shall be the law of their respective jurisdictions of incorporation.

    Section 8.10 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                       ORACLE CORPORATION

                                       By:        /s/ David J. Roux
                                                  ---------------------------------------------

                                       Name:      David J. Roux
                                                  ---------------------------------------------

                                       Title:     Executive Vice President, Corporate
                                                  Development
                                                  ---------------------------------------------

                                       DELPHI ACQUISITION CORPORATION

                                       By:        /s/ David J. Roux
                                                  ---------------------------------------------

                                       Name:      David J. Roux
                                                  ---------------------------------------------

                                       Title:     President and Chief Financial Officer
                                                  ---------------------------------------------

                                       DATALOGIX INTERNATIONAL, INC.

                                       By:        /s/ Raymond V. Sozzi

                                       Name:      Raymond V. Sozzi
                                                  ---------------------------------------------

                                       Title:     President and Chief Operating Officer
                                                  ---------------------------------------------

                                AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER

    AMENDMENT NO. 1 dated as of October 8, 1996 (this "AMENDMENT") to the Agreement and Plan of Merger dated as of September 24, 1996 (the "ORIGINAL AGREEMENT") by and among Oracle Corporation, a Delaware corporation ("PARENT"), Delphi Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("PURCHASER"), and Datalogix International Inc., a New York corporation (the "COMPANY"). Terms used but not otherwise defined herein are use herein as defined in the Original Agreement.

                                   RECITALS:

    WHEREAS, Parent, Purchaser and the Company entered into the Original Agreement to provide for the merger of Purchaser with and into the Company such that upon conservation of the Merger, the Company would be a wholly owned subsidiary of Parent, and the holders of the Shares of the Company would receive cash in exchange for their Shares; and

    WHEREAS, the parties hereto wish to amend the Original Agreement in certain respects in accordance with Section 8.2 of the Agreement;

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Company, Parent and Purchaser hereby agree as follows:

    1. The second parenthetical contained in Section 1.8(a)(2) of the Original Agreement which currently reads as follows:

    "(but in no event later than 14 days after the date hereof)"

is amended in its entirety to read as follows:

    "(but in no event later than 16 days after the date hereof)"

    2. Section 1.8(f) of the Original Agreement is amended in its entirety to read as follows:

        "(f) Within five days following the date hereof Parent shall provide to the Company a draft of the information relating to Parent and Purchaser required to be included in the Proxy Statement and shall update and modify such information prior to the twelfth day after the date hereof to be complete and accurate in all material respects."

    3. Section 2.1(b) of the Original Agreement is amended in its entirely to read as follows:

        "(b) CANCELLATION OF TREASURY STOCK AND PARENT OWNED STOCK. All Shares (and the associated Preferred Share Purchase Rights (collectively, the "RIGHTS") issued pursuant to a Rights Agreement dated as of August 27, 1996 between the Company and The First National Bank of Boston, as Rights Agent (the "RIGHTS AGREEMENT") that are owned by the Company or any subsidiary of the Company and any Shares (and associated Rights) owned by Parent or any subsidiary of Parent shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor."

    2. Section 2.4(a) of the Original Agreement is amended by adding at the end thereof the following language:

    "No fractional share of common stock of Parent shall be issued upon exercise of any Employee Stock Option, and any and all fractional shares shall therefore be cancelled."

    3. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

    4. This Amendment and the legal relations between the parties hereto will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

    IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          ORACLE CORPORATION

                                          By: /s/ THOMAS THEODORES

                                             -----------------------------------

                                              Name: Thomas Theodores
                                             Title: Vice President, Legal

                                          DELPHI ACQUISITION CORPORATION
                                          By: /s/ THOMAS THEODORES

                                             -----------------------------------

                                              Name: Thomas Theodores
                                             Title: Vice President and Secretary

                                          DATALOGIX INTERNATIONAL INC.
                                          By: /s/ RAYMOND V. SOZZI

                                             -----------------------------------

                                              Name: Raymond V. Sozzi
                                             Title: President and Acting Chief
                                              Executive Officer

                                                                         ANNEX B

                   [ROBERTSON, STEPHENS & COMPANY LETTERHEAD]

                                                              September 23, 1996

PRIVILEGED AND CONFIDENTIAL

Board of Directors
Datalogix International Inc.
100 Summit Lake Drive
Valhalla, NY 10595

Members of the Board:

    You have asked our opinion with respect to the fairness to Datalogix International Inc. ("Datalogix") and its shareholders, from a financial point of view and as of the date hereof, of the Consideration (as defined below) to be paid in the proposed merger of Datalogix and a wholly-owned subsidiary of Oracle Corporation ("Oracle"), pursuant to the Agreement and Plan of Merger, dated as of September 23, 1996 (the "Agreement"). Under the terms of the Agreement, a wholly-owned subsidiary of Oracle will merge with and into Datalogix (the "Merger"), and upon consummation of the Merger, Datalogix will become a wholly-owned subsidiary of Oracle. In the Merger, Oracle will pay $8.00 in cash per share to acquire (the "Consideration") all outstanding Datalogix common stock. Oracle will assume Datalogix's stock options within the meaning of
Section 424 of the Internal Revenue Code of 1986, as amended. The Merger will be a taxable transaction and will be accounted for as a "purchase." The terms and conditions of the Merger are set out more fully in the Agreement.

    For purposes of this opinion we have: (i) reviewed certain financial information of Datalogix furnished to us by Datalogix, including certain internal financial analyses and forecasts prepared by the management of Datalogix; (ii) reviewed certain publicly available information; (iii) held discussions with the management of Datalogix concerning the business, results of operations, past and current business operations, financial condition and future prospects of Datalogix, independently and combined; (iv) reviewed the Agreement;
(v) reviewed the stock price and trading history of Datalogix; (vi) reviewed the valuations of publicly traded companies which we deemed comparable to Datalogix;
(vii) compared the financial terms of the Merger with other transactions which we deemed relevant; (viii) prepared a discounted cash flow analysis of Datalogix; and (ix) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

    In connection with our opinion, we have not, however, independently verified any of the foregoing information and have relied on all such information being complete and accurate in all material respects. Furthermore, we did not obtain any independent appraisal of the properties or assets and liabilities of Datalogix. With respect to the financial and operating forecasts (and the assumptions and bases therefor) of Datalogix which we have reviewed, we have assumed that such forecasts have been reasonably prepared in good faith on the basis of reasonable assumptions, reflect the best available estimates and judgments of Datalogix management and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the management of Datalogix. In addition, we have relied upon estimates and judgment of Datalogix's management as to the future financial performance of Datalogix. While we believe that our review, as described within, is an adequate basis for the opinion that we express, this opinion is necessarily based upon market, economic and other conditions that exist, and can be evaluated, as of the date of this letter, and on the information that is available to us as of the date hereof.

    Robertson, Stephens & Company has provided certain investment banking services to Datalogix from time to time, including acting as the lead underwriter for the initial public offering of Datalogix. In addition, Robertson, Stephens & Company maintains a market in shares of the common stock of

Datalogix. Furthermore, Robertson, Stephens & Company has acted as financial advisor to Datalogix in connection with the Merger for which a portion of our fees is due and payable upon delivery of this opinion and the remaining portion of our fees is due and payable contingent upon the closing of the Merger.

    Based upon and subject to the foregoing considerations, it is our opinion, as investment bankers, that, as of the date hereof, the Consideration to be paid is fair to Datalogix and its shareholders from a financial point of view.


    This opinion is for the Board of Directors and may be referred to and/or included in the Registration Statement and/or Proxy Statement which may be prepared, filed, and/or distributed in connection with the Merger. This opinion is not to be used, quoted or referred to otherwise without Robertson, Stephens & Company consent.


                                          Very truly yours,
                                          ROBERTSON, STEPHENS & COMPANY LLC
                                          By:   Robertson, Stephens & Company
                                                        Group, LLC

                                          --------------------------------------

                                                    Authorized Signatory

                                                                         ANNEX C

                 623. PROCEDURE TO ENFORCE SHAREHOLDER'S RIGHT
                         TO RECEIVE PAYMENT FOR SHARES

    (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

    (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

    (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

    (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

    (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

    (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

    (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

    (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

        (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

        (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

        (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

        (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

        (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

        (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

        (7) Each party to such proceeding shall bear its own costs and expenses, including, the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following:
    (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or
    (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

        (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

    (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

    (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

        (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

        (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

        (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

    (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

    (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

    (m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).

SEC. 910. RIGHT OF SHAREHOLDER TO RECEIVE PAYMENT FOR SHARES UPON MERGER OR
          CONSOLIDATION, OR SALE, LEASE, EXCHANGE OR OTHER DISPOSITION OF ASSETS, OR SHARE EXCHANGE

    (a) A shareholder of a domestic corporation shall, subject to and by complying with Section 623 (Procedure to enforce shareholder's right to receive payment for shares), have the right to receive payment of the fair value of his shares and the other rights and benefits provided by such section, in the following cases:

        (1) Any shareholder entitled to vote who does not assent to the taking of an action specified in subparagraphs (A), (B) and (C).

           (A) Any plan of merger or consolidation to which the corporation is a party; except that the right to receive payment of the fair value of his shares shall not be available:

               (i) To a shareholder of the parent corporation in a merger authorized by section 905 (merger of parent and subsidiary corporations), or paragraph (c) of section 907 (merger or consolidation of domestic and foreign corporations); and

               (ii) To a shareholder of the surviving corporation in a merger authorized by this article, other than a merger specified in subparagraph (i), unless such merger effects one or more of the changes specified in subparagraph (b)(6) of section 806 (Provisions as to certain proceedings) in the rights of the shares held by such shareholder.

           (B) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation which requires shareholder approval under Section 909 (Sale, lease, exchange or other disposition of assets) other than a transaction wholly for cash where the shareholders' approval thereof is conditioned upon the dissolution of the corporation and the distribution of substantially all its net assets to the shareholders in accordance with their respective interests within one year after the date of such transaction.

           (C) Any share exchange authorized by section 913 in which the corporation is participating as a subject corporation; except that the right to receive payment of the fair value of his shares shall not be available to a shareholder whose shares have not been acquired in the exchange.

        (2) Any shareholder of the subsidiary corporation in a merger authorized by section 905 or paragraph (c) of section 907, or in a share exchange authorized by paragraph (g) of section 913, who files with the corporation a written notice of election to dissent as provided in paragraph (c) of section 623. (Last amended by Ch. 390, L. '91. eff. 7-15-91.)

  PROXY

                          DATALOGIX INTERNATIONAL INC.

                        SPECIAL MEETING OF SHAREHOLDERS
                             DECEMBER       , 1996

       The undersigned hereby constitutes and appoints           , and each
   of them, the attorneys and proxies of the undersigned, with full power of substituiton, to vote on behalf of the undersigned all of the Common Shares of Datalogix International Inc, (the "Company") which the undersigned is entitled to vote at the Special Meeting of Shareholders of
   the Company, to be held at             , on           , December   , 1996,
   at (10:00 a.m.), local time, and all adjournments thereof, upon the matters set forth on the reverse side and upon all matters incident to the conduct of the Special Meeting. This proxy revokes all prior proxies given by the undersigned. Receipt of the Notice of Special Meeting and Proxy Statement is hereby acknowledged.

            (Continued and to be signed and dated on the other side)

                                                             I PLAN TO ATTEND
                                  THE MEETING
                                                                     / /
   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL.
       1. To approve and adopt the Agreement and Plan of Merger, dated as of September 24, 1996, as amended as of October 8, 1996 by and among Datalogix International Inc., a New York corporation (the "Company"), Oracle Corporation, a Delaware corporation ("Oracle"), and Delphi Acquisition Corporation ("Acquisition Sub"), a Delaware corporation and a wholly owned subsidiary of Oracle, and the merger of Acquisition Sub with and into the Company as contemplated thereby.

   FOR      AGAINST    ABSTAIN
   / /        / /        / /

       THIS PROXY WILL BE VOTED FOR THE ABOVE PROPOSAL UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED. PLEASE NOTE THAT ALL ABSTAIN VOTES WILL BE COUNTED IN DETERMINING THE EXISTENCE OF A QUORUM AT THE SPECIAL MEETING, BUT WILL NOT BE VOTED FOR THE PROPOSAL.
       2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                         Dated:          , 1996

                                         ------------------------------------
                                              (Signature of Shareholder)

                                         Please sign as name appears hereon.
                                         When signing as attorney, executor,
                                         administrator, trustee or guardian,
                                         please give full title as such.
                                         Joint tenants should both sign.

  "PLEASE MARK INSIDE BLUE BOXES SO THAT DATA PROCESSING EQUIPMENT WILL RECORD
                                  YOUR VOTES"